Registration No. 333-[            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BAYFIRST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Florida	6022	59-3665079
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

700 Central Avenue

St. Petersburg, Florida 33701

(727) 440-6848

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony N. Leo

Chief Executive Officer

BayFirst Financial Corp.

700 Central Avenue

St. Petersburg, Florida 33701

(727) 440-6848

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

A. George Igler, Esq. and

Richard Pearlman, Esq.

Igler and Pearlman, P.A.

2457 Care Drive, Suite 203

Tallahassee, Florida 32308

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share*	Proposed Maximum Aggregate Offering Price*	Amount of Registration Fee
Common Stock	3,859,911.735	$27.00	$104,217,616.85	$11,370.14
Warrants to Purchase Common Stock	43,044	$9.00	$387,396	$42.26
Common Stock Underlying Warrants	43,044	$18.00	$774,792	$84.53
Total				$11,496.93

*

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. The registrant calculates the proposed maximum aggregate offering price in accordance with Rule 457(c), based on the last trading price on the OTC Markets Group Quotation System (OTCQB market tier) on May 4, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 11, 2021

[Logo]

BayFirst Financial Corp.

3,859,911.735 Shares of Common Stock

43,044 Warrants to Purchase Common Stock

43,044 Shares of Common Stock Underlying Warrants

This prospectus relates to the registration of the resale of up to 3,859,911.735 shares of our common stock by our stockholders identified in this prospectus (the “Registered Stockholders”), as well as 43,044 warrants to purchase common stock and 43,044 shares of common stock underlying such warrants. The Registered Stockholders may, or may not, elect to sell their shares of common stock or warrants covered by this prospectus. Any such sales will be as and to the extent determined by the Registered Shareholders. Such sales, if any, will be made through brokerage transactions on the OTCQX Best Market (the “OTCQX”), the Nasdaq Capital Market (“Nasdaq”), or through other means. For more information, see the section titled “Plan of Distribution.” If the Registered Stockholders choose to sell their shares of common stock, we will not receive any proceeds from the sale of shares of common stock by the Registered Stockholders.

Our common stock is quoted and traded on the OTCQX under the symbol “FHBI.” We intend to apply to list our common stock on Nasdaq under the symbol “[        ].” We expect to file our application, for it to be approved, and our Nasdaq listing to begin, once we have maintained on the OTCQX an average daily trading volume of 2,000 shares for 30 consecutive trading days. Our warrants are not traded on any exchange or markets and we do not intend to seek a listing for them.

We are an “emerging growth company” as defined under the federal securities laws and, as such, we have elected to comply with reduced reporting requirements for this prospectus and may elect to do so in future filings. See “Implications of Being an Emerging Growth Company.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities regulator have approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            , 2021

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-1 that we filed with the SEC using a continuous offering process. Under this process, the Registered Stockholders may, from time to time, sell the common stock covered by this prospectus in the manner described in the section titled “Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus, including the section titled “Plan of Distribution.” You may obtain this information without charge by following the instructions under the section titled “Additional Information” appearing elsewhere in this prospectus. You should read this prospectus and any prospectus supplement before deciding to invest in our common stock.

The information contained in this prospectus, or any free writing prospectus prepared by us or on our behalf or to which we refer you, is accurate only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our assets, business, cash flows, financial condition, liquidity, prospects or results of operations may have changed since that date.

You should not interpret the contents of this prospectus, or any free writing prospectus prepared by us or on our behalf or to which we refer you, to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

We have not authorized anyone to provide any information to you other than that contained in this prospectus or in any free writing prospectus prepared by us or on our behalf to which we refer you. We take no responsibility for, nor provide any assurance as to the reliability of, any other information that others may give you. Information contained on, or accessible through, our website is not part of this prospectus.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions. We are not making an offer of these securities in any jurisdiction where such offer is not permitted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that” and similar expressions constitute “forward-looking statements.” Forward-looking statements involve risk and uncertainty and a variety of factors that could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed or implied in these forward-looking statements. We do not have a policy of updating or revising forward-looking statements except as required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on our operations and the operations of our subsidiary, First Home Bank, include, but are not limited to, changes in:

•	market interest rates and general economic conditions,

•	legislative/regulatory changes,

•	monetary and fiscal policies of the U.S. Government,

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•	the quality and composition of the loan or investment portfolios,

•	demand for loan and deposit products,

•	competition,

•	demand for financial services in our primary trade area,

•	litigation, tax and other regulatory matters,

•	accounting principles and guidelines, and

•	other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing and services.

INDUSTRY AND MARKET DATA

Industry and market data used in this prospectus has been obtained from independent industry sources and publications available to the public, sometimes with a subscription fee, as well as from research reports prepared for other purposes. We did not commission the preparation of any of the sources or publications referred to in this prospectus. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified the data obtained from these sources. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus. Trademarks used in this prospectus are the property of their respective owners, although for presentational convenience we may not use the ® or the ™ symbols to identify such trademarks.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

The Jumpstart Our Business Startups Act (the “JOBS Act”), was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly-public companies that qualify as “emerging growth companies.” We are an “emerging growth company” within the meaning of the JOBS Act. As an emerging growth company, we intend to take advantage of certain exemptions from various public reporting requirements, including the requirement that our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), certain requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports and proxy statements, and the requirement that we hold a non-binding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an emerging growth company.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to avail ourselves of this exemption from new or revised accounting standards. Accordingly, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We will remain an emerging growth company until the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of the listing of our common stock on Nasdaq.

For certain risks related to our status as an emerging growth company, see the ,sections titled “Risk Factors,” “Risks Related to Our Securities,” and “We are an emerging growth company, and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.”

ii

NO RECOMMENDATION

This prospectus should not be considered as our recommendation or advice concerning an investment in BayFirst. No recommendation is being made by BayFirst as to whether you should purchase shares of our common stock.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider in making your investment decision. You should carefully read the following summary together with the entire prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes, before deciding to invest in our Common Stock. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Information.”

Throughout this prospectus the terms the “Company,” “we,” “our,” and “us” have been used. Unless otherwise indicated or unless the context requires otherwise, such references are meant to denote BayFirst and our subsidiary, First Home Bank, on a consolidated basis.

BayFirst Financial Corp.

BayFirst was incorporated on June 23, 2000, and commenced operations as a registered bank holding company on September 1, 2000.

On April 22, 2021, we changed our name from First Home Bancorp, Inc. to BayFirst Financial Corp.

Our corporate offices are located at the First Home Executive Center, 700 Central Avenue, St. Petersburg, Florida 33701. Our primary source of income is from our wholly-owned subsidiary, First Home Bank (the “Bank”).

Stock Split

Effective May 10, 2021, BayFirst effected a three-for-two stock split. All share amounts and per share financial data contained in this prospectus have been adjusted for the split.

First Home Bank

The Bank commenced business operations on February 12, 1999, and operates as a Florida state-chartered commercial bank and a member of the Federal Reserve System (“Federal Reserve”). The Bank’s main office is located at the First Home Executive Center. The Bank’s telephone number is (727) 440-6848, and the Bank’s website address is www.firsthomebank.com.

We have structured the Bank into three Divisions: the Community Banking Division, CreditBench, and the Residential Mortgage Division. Together, we expect this structure to result in a high-performing institution, producing balance sheet and revenue growth, funded primarily by a local, growing deposit base.

The Community Banking Division has six full-service banking centers in the Tampa Bay area: four in Pinellas County, one in Hillsborough County, and one in Sarasota County. Additionally, we have purchased properties in Sarasota and Belleair Bluffs and have contracted to purchase sites in Lutz and Bradenton where we intend to open additional full-service banking centers. The Community Banking Division was established to generate core deposits and loans from businesses, professionals, and consumers located within our primary service area. This effort has resulted in the Bank increasing its checking and saving account balances by $323 million from December 31, 2018 through December 31, 2020.

We have branded our SBA Lending Division as CreditBench. CreditBench has a nationwide government guaranteed lending platform and operates as a preferred lender under the Small Business Administration’s (“SBA”) 7(a) Loan Program. In addition to SBA guaranteed loan programs, the Bank’s CreditBench lends under the United States Department of Agriculture’s (“USDA”) Business and Industry Loan Program (“B&I”). CreditBench has also been an active lender in the Paycheck Protection Program (“PPP”) and the Bank has used the Federal Reserve’s PPP Lending Facility (“PPPLF”) to fund a material portion of the PPP loans.

CreditBench’s lending efforts are targeted to a broad range of SBA and USDA eligible industries and geographies, with a focus on building holistic banking relationships with borrowers.

As of the SBA’s fiscal year end of September 30, 2020, the Bank is ranked tenth in the number of units funded under the SBA’s 7(a) Loan Program. Over the past four years, the Bank has consistently placed among the top 10 SBA lenders in units and dollars funded. To reach these broad markets, the Bank utilizes a combination of proprietary customer acquisition channels, business development officers, and a national network of financial technology and other referral sources to drive prospective loan applicants to the Bank. Since the third quarter of 2018, the Bank has been gradually transitioning from a reliance on gain on sale of the government guaranteed portions of loans to holding a greater percentage of the government guaranteed loans which is expected to provide a more reliable and higher quality earnings stream through more predictable interest spread income. Notwithstanding, on May 3, 2021, we entered into a contract to sell 3,481 PPP loans for consideration equal to the total unpaid principal of $314.18 million and the related servicing rights. We expect to close this sale during May 2021.

The Residential Mortgage Division operates from our six full-service banking centers and 29 loan production offices in 18 states. The Residential Mortgage Division provides revenue diversification, without requiring significant capital. The Residential Mortgage Division formally began operations at the beginning of 2017 and has since grown significantly, achieving loan production of $1.92 billion in the year ended December 31, 2020.

2020 Highlights

•	Total assets were $1.54 billion at December 31, 2020, an increase of $1.01 billion or 190.77% since December 31, 2019.

•

Total net loans (including those held for sale) were $1.42 billion at December 31, 2020, an increase of $1.04 billion or 272.76% since December 31, 2019, primarily due to the addition of PPP loans during 2020 which totaled $825.80 million, net, at December 31, 2020.

•	Deposits totaled $558.78 million at December 31, 2020, an increase of $110.19 million or 24.56% since December 31, 2019.

•	Checking, money market, and savings accounts totaled $489.66 million at December 31, 2020, an increase of $182.11 million or 59.21% since December 31, 2019.

•	Net income for 2020 was $12.70 million, or $3.45 per basic common share or $3.01 per diluted share. Net income for 2019 was $4.48 million, or $1.27 per basic and diluted common share.

•

In 2020, CreditBench originated $101.08 million in SBA or other government guaranteed loans, exclusive of PPP loans. This has resulted in the Bank being nationally ranked tenth in the number of SBA loans made through the SBA’s fiscal year ended September 30, 2020.

•	CreditBench originated $876.96 million in PPP loans in 2020.

•	The Residential Mortgage Division originated $1.92 billion in loans in 2020.

Risk Factor Summary

Prospective investors should consider all of the information discussed under “Risk Factors” beginning on page 7 before making a decision to purchase shares of our common stock. Those Risk Factors relate to:

•	Our ability to grow the size and geographic scope of our loan generation, loan sale, and deposit gathering business, and the infrastructure needed to support it;

•	Possible loan defaults, devaluation of collateral, adverse economic events, and competition;

•	Interest rates and available sources of liquidity;

•	Our ability to raise capital and the effects of doing so on our stockholders;

•	The potential that we are subject to fraud, incorrect judgments, or other bad acts of third parties;

•	Laws, regulations, rules, and standards to which we are subject and the government agencies with which we interact;

•	Retention and development of our key executives and other employees;

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Dividend and other restrictions placed on us by our outstanding preferred stock, restrictions that may be imposed by future issuances of preferred stock, and our pledging of the stock in the Bank to secure a loan;

•	Rapidly developing technology;

•	Estimates used in certain valuations, including our allowance for loan losses (“ALLL”); and

•	Features of our stock, such as liquidity, dilution, the lack of preemptive rights, and the concentration of ownership among our insiders.

Our Corporate Information

Our principal executive offices are located at First Home Executive Center, 700 Central Avenue, St. Petersburg, Florida 33701 and our telephone number is (727) 440-6848. The Bank’s website address is www.firsthomebank.com. The information contained on or accessible from our website does not constitute a part of this prospectus and is not incorporated by reference herein.

THE OFFERING

Offering Price	We will not have any control or influence over the prices at which the Registered Stockholders may sell their shares. The Registered Stockholders may, or may not, elect to sell their shares of common stock covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on the OTCQX, Nasdaq, or through other means. For more information, see the section titled “Plan of Distribution.”

No Proceeds	To the extent any Registered Stockholder chooses to sell shares of our common stock covered by this prospectus, we will not receive any proceeds from any such sales of our common stock. See the section titled “Principal and Registered Stockholders” on page 65.

Dividend Policy	Since 2016, BayFirst has paid quarterly cash dividends to its common shareholders. Future dividends will be paid to common shareholders at the discretion of our Board of Directors (the “Board”). In determining whether to pay dividends on our common stock, our Board will consider, among other factors, debt service requirements of the Bank and BayFirst, our obligation to pay dividends on our preferred stock, and our earnings, financial condition, and regulatory capital requirements or restrictions. Our ability to pay dividends may also be dependent upon the Bank’s ability to pay dividends to BayFirst.

No Board of Directors Recommendation	Our Board of Directors is making no recommendation regarding participation in this offering.

Nasdaq listing	We intend to apply to list our common stock on the Nasdaq Capital Market under the trading symbol “[ ].” We expect to file our application, for it to be approved, and our Nasdaq listing to begin, once we have maintained on the OTCQX an average daily trading volume of 2,000 shares for 30 consecutive trading days. Until that time, our common stock will continue to trade on the OTCQX.

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SUMMARY FINANCIAL DATA

The following tables summarize our financial data. The financial data has been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the following summary consolidated financial data and other data below in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The summary financial data is not all-inclusive and does not purport to contain all of the financial information that you may desire, or should consider, in determining whether to make an investment in BayFirst. BayFirst’s historical results are not necessarily indicative of results to be expected in future periods (Dollars in thousands, except per share amounts).

	At or For the Years Ending December 31,
	2020		2019
Balance Sheet Data:
Total assets	$1,544,691		$531,240
Loans held for sale	208,704		76,645
Total loans, net	1,207,160		303,192
Total deposits	558,785		448,594
Total stockholders’ equity	71,069		51,332
Common stockholders’ equity	55,914		43,437
Loan to deposit ratio	253.4%		85.2%

Income Statement Data:
Net interest income	33,452		17,434
Provision for loan losses	16,900		8,869
Non-interest income	97,695		53,124
Non-interest expense	98,469		55,392
Income taxes	3,075		1,813
Net income Preferred stock dividends	12,703 (863)		4,484 (463)
Net income available to common stockholders	11,840		4,021

Common Share Data(*):
Basic earnings per common share	3.45		1.27
Diluted earnings per common share	3.01		1.27
Dividends per common share Book value per common share	0.27 16.04		0.27 12.80
Tangible book value per common share	16.02		12.77
Common shares outstanding	3,485,018		3,393,788
Weighted average common shares outstanding, basic	3,430,716		3,171,061
Weighted average common shares outstanding, diluted	4,001,323		3,172,186

Performance Ratios:
Return on average assets	1.06%		0.99%
Return on average common equity	25.50%		10.55%
Net interest margin	2.88%		4.08%
Efficiency ratio Dividend payout ratio	75.08 7.20	% %	78.51 21.05	% %

	At or For the Years Ending December 31,
	2020	2019

Asset Quality Ratios:
ALLL to total loans	1.47%	2.75%
ALLL to nonperforming loans	220.76%	127.52%
ALLL to nonperforming loans (excluding government guaranteed balances)	636.07%	242.10%
Nonperforming loans to total loans	0.67%	2.16%
Nonperforming loans to total loans (excluding government guaranteed balances)	0.23%	1.14%
Nonperforming assets to total assets	0.62%	1.59%
Nonperforming assets to total assets (excluding government guaranteed balances)	0.22%	0.84%
Net charge-offs to average loans	0.64%	1.27%

Capital Ratios:
Total equity to total assets	4.60%	9.66%
Total equity to total assets (excluding PPP loans)	10.07%	9.66%
Total risk-based capital ratio (Bank)	17.02%	17.84%
Tier 1 risk-based capital ratio (Bank)	15.72%	16.26%
Tier 1 leverage capital ratio (Bank)	11.75%	10.49%
Common equity Tier 1 capital ratio (Bank)	15.72%	16.26%
Total equity to total assets (Bank)	5.08%	11.31%
Total equity to total assets (Bank, excluding PPP loans)	9.79%	11.31%

Other Data:
Number of full-time equivalent employees	596	423
Number of full-service banking centers Number of loan production offices	6 29	5 21

(*)	Adjusted for the three-for-two stock split, effective on May 10, 2021.

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RISK FACTORS

Investing in our securities involves significant risks, including the risks described below. You should carefully consider the following information about these risks, together with the other information contained in this prospectus before investing in this offering. The risks that we have highlighted here are not the only ones that we face. Additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. In addition, there are risks beyond our control. If any of these risks actually occur, our business, financial condition or results of operations could be negatively affected, and you could lose part or all of your investment.

Risk Factors Related to Our Business

We may be unable to continue to produce the volume of loans necessary to support our SBA and other government guaranteed lending business.

Our business strategy places a significant emphasis on SBA and other government guaranteed lending. In order to successfully implement this strategy, we must originate and fund a substantial dollar amount of loans. To do so, we must identify qualified and interested borrowers and have sufficient capital and liquidity to support and fund such loans. If we are not successful in implementing this strategy, our income and results of operations will be adversely affected.

The Bank’s PPP loans carry litigation risk, possible undesirable interest rate impact, and possible credit risk.

Through our online banking platform, we received a significant amount of PPP loan applications. For reasons such as our inability to determine an applicant’s eligibility, our suspicion of fraud, or other negative application characteristics, we declined to make certain PPP loans. Some of those applicants may pursue claims against the Bank based on fair lending, unfair and deceptive trade practices, or other grounds. In addition, due to the recency of the PPP, we do not know how the SBA will manage borrowers’ forgiveness requests or our claims on SBA guarantees of PPP loans. If the SBA declines forgiveness requests or dishonors its guarantees of our PPP loans for any reason, we may suffer loan losses. In addition, litigation can be costly, regardless of outcome. Any financial liability, litigation costs or reputational damage caused by PPP related litigation could have a material adverse impact on our business, financial condition and results of operations.

In addition, PPP loans are fixed, low interest rate loans that are guaranteed by the SBA and subject to numerous other regulatory requirements, and a borrower may apply to have all or a portion of the loan forgiven. If PPP borrowers fail to apply or qualify for loan forgiveness, the Bank faces a heightened risk of holding these loans at unfavorable interest rates for an extended period of time. While the PPP loans are guaranteed by the SBA, various regulatory requirements will apply to the Bank’s ability to seek recourse under the guarantees, and related procedures are currently subject to uncertainty.

The Bank also has credit risk on PPP loans if a loan is not forgiven and the SBA determines that the Bank did not originate, close, or service a loan in accordance with legal standards. In the event the SBA dishonors its guarantee for one of those reasons, the Bank may be forced to hold the loan and may incur a loss if the borrower does not perform as agreed.

We depend on the sale of both the guaranteed and unguaranteed portions of our government guaranteed loans, but also face risks relating to the retained portions of unguaranteed loans.

Our strategy historically has been, and may continue to be, to sell both the guaranteed balances of SBA and other government guaranteed loans, as well as a percentage of the unguaranteed portions of such loans, within legally allowable limits. A material portion of our net income and profitability depended, and may continue to depend, on gains on sales of the guaranteed portions of the government guaranteed loans that we originate. We also from time to time pursue the sales of unguaranteed portions of such loans, which provide us with additional liquidity and capital capacity to permit us to make additional loans when needed. Our ability to sell both the guaranteed and unguaranteed portions of these loans is dependent upon our ability to identify purchasers with the demand and capacity to buy them, the attractiveness of the loans, our underwriting quality, and other factors. Our business strategy pertaining to SBA and other government guaranteed loans changed in late 2018, when we started to transition to holding an increased amount of the guaranteed portions of these loans going forward. Our ability to continue to make new loans and hold them in our loan portfolio will be limited by our current capital and liquidity positions, and due to our change in business model, our income and results of operations may be adversely affected in the immediate near term. To the extent we retain the unguaranteed portion of these loans in our portfolio, we may be required to make significant provisions to our ALLL for the unguaranteed potions of loans we keep in our portfolio.

Our loan origination processes present heightened opportunities for borrower or referral fraud.

The loans we originate through our technology partners and referral sources are obtained primarily through an online application process. We do not generally meet with the borrowers in person. Our referral sources also are involved in assisting the borrowers’ with completing their loan applications. Therefore, it is difficult for us to definitively ascertain or confirm a borrower’s identity, structure, creditworthiness, or veracity in completing the loan application process. If a borrower or a referral source intentionally, or unintentionally, provides us with incorrect information that we rely on in underwriting a loan, we will be subject to increased credit risk for that loan. Such increased risk could result in increased loan losses or heightened provisions to our ALLL, either of which would adversely affect our credit quality and net income. We may also become subject to heightened regulatory scrutiny for making loans to such borrowers and may be required to dedicate time and other resources to addressing regulatory concerns.

Our loan referral sources operate independently from us and may take actions for which we may be held responsible.

Our referral sources for SBA and other government guaranteed loans operate independently from us and have the initial interactions with many loan applicants and borrowers. As part of those interactions, our referral sources may take actions which violate laws, regulations, or our policies. These may include, among other things, charging impermissible fees, failing to provide or properly complete required documentation or disclosures, making false or misleading statements, or encouraging an applicant to make misrepresentations in its application. In certain instances, the Bank may be held responsible by an applicant or a government agency for such actions. If that were to happen, the Bank may be required to pay restitution or fines, be subject to regulatory enforcement actions, or lose certain statuses with the SBA or other government agencies.

We heavily rely on technology partners and other referral sources in our SBA loan origination process.

As part of our SBA lending strategy, we use the services of technology partners and other referral sources. These arrangements allow us to originate loans throughout the U.S. via the internet. We do not have an exclusivity arrangement with any referral source. Therefore, we cannot be assured that we will be able to originate and close or maintain any specific level of SBA loans through such sources in the future. In addition, our technology partners are subject to online commerce risks generally, including hacking and use of the site by persons using fraudulent credentials. Should we not continue to generate a substantial volume of loan business through our use of referral sources, or if they experience operational interruptions, or direct loans to other lenders, our SBA lending will be materially reduced, which would reduce our net income and our asset growth.

Our operations are growing at a rapid pace and our training programs and operational protocols may lag behind our growth.

Our branch network and mortgage and SBA lending operations are expanding at a rapid pace. As a result, we may not be able to provide comprehensive or timely training to new staff or employees who are promoted. We may also not develop appropriate operational protocols as quickly as we expand our products and services. If we fail to do so, our employees may not have a set of standards and expectations pursuant to which they perform their assigned duties. If we are not able to fully and promptly provide training to our employees, or develop appropriate protocols, our employees may be susceptible to making mistakes, failing to recognize fraud or other weaknesses in our operations, or failing to recognize or mitigate other risks.

The COVID-19 pandemic may adversely impact our business and financial results, and the ultimate impact will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic and actions taken by governmental authorities in response to the pandemic.

The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains, lowered equity market valuations, created significant volatility and disruption in financial markets, and significantly increased unemployment levels. In addition, the pandemic has resulted in temporary closures of many businesses and the institution of social distancing and sheltering-in-place requirements in many states and communities. As a result, the demand for our products and services may be significantly impacted, which could adversely affect the implementation of our growth strategy. Furthermore, the pandemic could cause the recognition of credit losses or other impairments in our loan portfolios and increases in our allowance for credit losses, particularly if businesses remain closed, the impact on the global economy worsens, or more clients draw on their lines of credit or seek additional loans to help finance their businesses. Similarly, because of changing economic and market conditions affecting issuers, we may be required to recognize further impairments on the securities we hold as well as reductions in other comprehensive income. Our business operations may also be disrupted if significant portions of our workforce are unable to work effectively, because of illness, quarantines, government actions, or other restrictions in connection with the pandemic. The extent to which the COVID-19 pandemic impacts our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios, will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic and actions taken by governmental authorities and other third parties in response to the pandemic.

The effects of future widespread public health emergencies may negatively affect our local economies or disrupt our operations, which would have an adverse effect on our business or results of operations.

Widespread health emergencies, such as the recent global COVID-19 pandemic, can disrupt our operations through their impact on our employees, clients and their businesses, and the communities in which we operate. Disruptions to our clients could result in increased risk of delinquencies, defaults, foreclosures and losses on our loans, negatively impact regional economic conditions, result in a decline in local loan demand, loan originations and deposit availability and negatively impact the implementation of our growth strategy. Any one or more of these developments could have a material adverse effect on our business, financial condition and results of operations.

A shutdown of the Federal government would likely result in us being temporarily unable to make SBA and other government guaranteed loans.

If the Federal government experiences a shutdown, as it did in the fourth quarter of 2018 and first quarter of 2019, it is likely that the SBA, and other agencies which guaranty the types of loans we make, will be unable to process those loans. As a result, our ability to make those loans would be delayed. During such a delay, it is possible that prospective borrowers could obtain financing from other sources or elect not to borrow. Any delay in closing these types of loans, or losing the opportunity to make them, could result in decreased fee and interest income and adversely affect our financial performance.

The continued development of our mortgage lending business will depend on our ability to attract and retain effective loan origination officers and other sources of mortgage loan referrals.

The mortgage lending business is highly dependent on being able to successfully originate a consistent volume of loans. The primary ways we do this is through the personal sales efforts of our mortgage lending officers and our development of loan referral sources, such as real estate brokers. If we are unable to attract and retain a productive team of such officers or develop an effective network of referral sources, we will likely be unable to generate a volume of mortgage loans to produce sufficient revenue for this line of business to be profitable. If we cannot operate this line of business in a profitable manner, we will likely incur significant losses due to expenses associated with attempting to establish the line of business.

Changes in interest rates can impact the value of our mortgage servicing right and can result in revenue volatility, which can reduce earnings.

The Bank began selling residential mortgage loans originated in the Tampa Bay market with servicing retained in April 2021 and thus, has begun to build a portfolio of mortgage servicing rights, which are the right to service a mortgage loan for a fee, by collecting principal, interest, and escrow payments. The Bank initially carries such rights using a fair value measurement of the present value of the estimated future net servicing income, which includes assumptions about the likelihood of prepayment by borrowers. Changes in interest rates can affect prepayment assumptions and thus fair value. When interest rates fall, prepayments tend to increase as borrowers refinance, and the fair value of mortgage servicing rights can decrease, which in turn reduces our earnings.

Changes in the laws or regulations governing our SBA and other government guaranteed lending activities and our mortgage lending business may adversely affect our ability to operate them profitably.

Our SBA and other government lending programs and our mortgage lending activities are subject to laws and regulations administered by government agencies such as the SBA, the United States Department of Housing and Urban Development, and the United States Department of Agriculture. If any of these laws or regulations, or the policies and practices of these agencies change, such changes may impact our ability to offer such products in a profitable manner, or at all. If we are unable to profitably offer these products, our net income will likely decrease and our financial condition and performance will likely deteriorate.

We may not be able to retain or grow our core deposit base, which could adversely impact our funding costs.

We rely on client deposits as our primary source of funding for our lending activities. Our future growth will largely depend on our ability to retain and grow our core deposit base. Our retention and acquisition of customer deposits are subject to potentially dramatic fluctuations in availability or price due to certain factors outside of our control, such as increasing competitive pressures for deposits, changes in interest rates and returns on other investment classes, client perceptions of our financial health and general reputation, or a loss of confidence by clients in us or the banking sector generally. Such factors could result in significant outflows of deposits within short periods of time or significant changes in pricing necessary to maintain current client deposits or attract additional deposits. Additionally, any such loss of funds could result in lower loan originations, which could have a material adverse effect on our business, financial condition and results of operations.

We have expanded into new markets with which we have less familiarity with than our historic markets.

We currently operate 29 residential mortgage loan production offices in a number of states. We intend to continue to expand the geographic scope of our loan origination efforts when we identify attractive opportunities. Our senior management and Board of Directors have less familiarity with these markets than they do with our Florida markets. We are dependent on the expertise and actions of the bankers we have hired in those markets for us to be successful there. We are also subject to risks associated with home values and the economic conditions in those markets. If our bankers are not effective at implementing our business strategy, leave the Bank, or are otherwise not successful, or if economic conditions and home values deteriorate, we will likely incur losses as a result of expansion into their markets.

We are dependent on our management team and any of their departure or subsequent employment with a competitor could adversely affect our operations.

Our growth and development are particularly dependent upon the personal efforts and abilities of our executive officers and other qualified personnel. The loss or unavailability of such officers or employees could have a material adverse effect on our operations and prospects. Such adverse effect may be magnified if any such officer or employee were to become employed with a competitor of ours.

We have pledged the outstanding shares of the Bank to secure a loan and if we cannot repay the loan or continue to refinance the loan, the lender may foreclose on the loan and take ownership of the Bank.

We have pledged 100% of the outstanding shares of the Bank’s capital stock to secure a term loan with another financial institution with a balance of $3.75 million as of December 31, 2020. If we do not have cash available at BayFirst or we are unable to fund dividends from the Bank to BayFirst, we will not be able to make principal or interest payments due on the loan. If we cannot repay or refinance the loan on or prior to maturity, the lender may foreclose on the pledged stock and take ownership of the Bank. In which case, we will not have any source of revenue and it would be unlikely that we would continue to operate. The loan will mature on March 12, 2028.

We engage in transactions with our directors and their related interests, which creates the potential for conflicts of interest.

We lease the office and branch space at our headquarters from a corporation of which our director George Apostolou is an officer and director. In addition, directors Mark S. Berset and Derek S. Berset are owners of an insurance agency from which the Bank purchases insurance. From time to time the Bank makes loans to, and accepts deposits from, officers and directors and their affiliates. Further, from time to time, in the ordinary course of business, the Company has entered into transactions with certain members of its Board of Directors for various professional services.

Such insider transactions present reputational and corporate governance risks to BayFirst and the Bank. Insider transactions often draw the scrutiny of regulators and shareholders. If they were to identify terms of the transactions, or aspects of the process through which we entered into them, that they deemed to be inappropriately unfavorable to BayFirst or the Bank, such regulators or shareholders might take enforcement or legal action against us. Similarly, insider transactions may present an opportunity for taking advantage of BayFirst or the Bank. If any such events were to occur, BayFirst and the Bank may incur expenses or become engaged in time consuming enforcement or legal processes that could negatively affect our performance.

We may not be able to collect on the guarantees of our SBA or other government guaranteed loans if borrowers default.

In order to collect on their guarantees, we must strictly comply with the standards set by the SBA or other government agencies. If our government guaranteed loans or our servicing and administration of them do not comply with such standards, we may not be able to collect on their guarantees in the event of default. In such case, our asset quality, earnings, and growth prospects will be adversely affected.

Our Internet-based systems and online commerce activities are subject to security threats that could adversely affect our business.

Third party, or internal, systems and networks may fail to operate properly or become disabled due to deliberate attacks or unintentional events. Our operations are vulnerable to disruptions from human error, natural disasters, power loss, computer viruses, spam attacks, denial of service attacks, unauthorized access, and other unforeseen events. Undiscovered data corruption could render our customer information inaccurate. These events may obstruct our ability to provide services, underwrite loans, and process transactions. Any such incident could put customer confidential information at risk, which may result in significant liability to us, subject us to additional regulatory scrutiny, damage our reputation, result in a loss of customers, cause us to incur significant expense to remediate any damage and inhibit current and potential customers from using our online banking services, any or all of which could have a material adverse effect on our results of operations and financial condition.

The valuation of our SBA and USDA related servicing rights is based on estimates and subject to fluctuation based on market conditions and other factors that are beyond our control.

The fair value of our SBA and USDA servicing rights is estimated by a third party based upon projections of expected future cash flows generated by the loans we service, historical prepayment rates, future prepayment estimates, portfolio characteristics, interest rates based on interest rate yield curves, volatility, market demand for servicing rights, and other factors. While this evaluation process uses historical and other objective information, the valuation of our servicing rights is ultimately an estimate based on our experience, judgment, and expectations regarding our servicing portfolio and the broader market. This is an inherently uncertain process and the value of our servicing rights may be adversely impacted by factors that are beyond our control, which may in turn cause us to record valuation allowances which could have a material adverse effect on our business, results of operations, and financial condition.

Changes in business and economic conditions, in particular those of the Florida markets in which we operate, could lead to lower asset quality and decreased earnings.

Unlike larger national or regional banks that are more geographically diversified, our business and earnings are closely tied to general business and economic conditions in our market area. The local economy is heavily influenced by tourism, real estate, and other service-based industries. Factors that could affect the local economy include declines in tourism, higher energy costs, reduced consumer or corporate spending, natural disasters or adverse weather and a significant decline in real estate values. A sustained economic downturn could adversely affect the quality of our assets, credit losses, and the demand for our products and services, which could lead to lower revenue and lower earnings.

Our reported credit quality may be less favorable than reported because of certain loan payments being temporarily made by the SBA and loan deferrals.

The majority of our loan portfolio consists of SBA loans, most of which received from the SBA principal and interest payments under Section 1112 of the CARES Act during 2020 and will receive from the SBA at least three months of payments in 2021. In addition, we have granted many borrowers payment deferrals and may continue to do so. Because of these actions, our asset quality trends may appear more favorable than they otherwise would without such payments or deferrals. If our borrowers are unable to make their loan payments after the expiration of the SBA’s payment support or our deferrals, we may experience loan defaults or other deterioration in our credit quality. This may result in higher provisions to our loan loss reserve or loan defaults. Such events could lead to lower earnings or losses.

Most expansion activities require approval of our regulators, which we may not be able to obtain, or that may impose conditions that we find to be unacceptable.

Branch openings, and other expansion activities, generally require the approval of our regulators. We may not be able to obtain such approvals if our regulators do not believe we are financially or managerially strong enough to integrate or manage such activities. In addition, our regulators consider our capital, liquidity, profitability, regulatory compliance, including with the Community Reinvestment Act and the Bank Secrecy Act, and levels of goodwill and intangibles when considering acquisition and expansion proposals. Our regulators may also impose conditions in approvals that we find to be unacceptable, prohibitive, or otherwise undesirable. In any of those instances, we may be unable or unwilling to consummate a transaction or undertake an expansionary activity.

We are subject to numerous laws designed to protect consumers, including the Community Reinvestment Act and fair lending laws, and failure to comply with these laws could lead to material penalties and have negative effects on our business.

The Community Reinvestment Act, the Equal Credit Opportunity Act, the Fair Housing Act, and other fair lending laws and regulations impose obligations and nondiscriminatory lending requirements on financial institutions. The banking regulators and the U.S. Department of Justice are responsible for enforcing these laws and regulations. A successful regulatory challenge to an institution’s performance under the Community Reinvestment Act or fair lending laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on branch expansion, merger and acquisition activity, and restrictions on entering new business lines. Private parties may also have the ability to challenge our performance under fair lending laws in private class action litigation. Such actions could have a material adverse effect on our business, financial condition, results of operations, and future prospects.

We may be required to make increases in our ALLL and to charge off additional loans and leases in the future, which could adversely affect our results of operations.

The determination of the appropriate level of the ALLL involves a high degree of subjectivity and judgment and requires us to make significant estimates of current credit risks, which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors within and outside of our control, may require an increase in the ALLL. In addition, our regulators periodically review our ALLL and may request an increase in the provision for loan losses or the recognition of loan charge-offs, based on judgments different than those of management. Furthermore, the Financial Accounting Standards Board has issued a current expected credit loss rule, which will change our accounting for credit losses by requiring us to record, at the time of origination, credit losses expected throughout the life of loans, held-to-maturity securities, and certain other assets and off-balance sheet credit exposures as opposed to the current practice of recording losses when it is probable that a loss event has occurred. We expect this new standard to be effective on January 1, 2023, when we will recognize a one-time adjustment to the ALLL. We have not yet determined the magnitude of such adjustment or the overall impact on financial results. Also, if charge-offs in future periods exceed the ALLL, we will need additional provisions to increase the ALLL, which would result in a decrease in net income and capital, and could have a material adverse effect on our financial condition and results of operations.

If real estate values in our markets decline, our loan portfolio may become impaired.

A material portion of our loan portfolio consists of mortgages secured by real estate located in Pinellas, Hillsborough, Manatee, and Sarasota Counties, Florida. Real estate values in our market may decline due to changes in national, regional or local economic conditions; fluctuations in interest rates and the availability of loans to potential purchasers; changes in the tax laws and other governmental statutes, regulations and policies; and acts of nature. If real estate values decline in our market, the value of the real estate collateral securing our loans will likely be reduced. Any reduction in the value of the collateral securing our loans could increase the level of our nonperforming assets and reduce the amount of money we could realize on the sale of any collateral and thereby adversely affect our financial performance.

Hurricanes or other adverse weather events, as well as climate change, could negatively affect our local economies or disrupt our operations, which would have an adverse effect on our business and results of operations.

Our market areas in Florida are susceptible to hurricanes, tropical storms, and related flooding and wind damage. Such weather events can disrupt operations, result in damage to properties and negatively affect the local economies in the markets where we operate. Such weather events could result in a decline in loan originations, a decline in the value, or destruction of properties securing our loans and an increase in delinquencies, foreclosures, or loan losses. Our business and results of operations may be adversely affected by these and other negative effects of future hurricanes, tropical storms, related flooding and wind damage and other similar weather events. Climate change may be increasing the nature, severity, and frequency of adverse weather conditions, making the impact from these types of natural disasters on us or customers worse.

Further, concerns over the long-term impacts of climate change have led and will continue to lead to governmental efforts around the world to mitigate those impacts. Investors, consumers, and businesses also may change their behavior on their own as a result of these concerns. The State of Florida could be disproportionately impacted by long-term climate changes. We and our customers may face cost increases, asset value reductions changes in demand for products and services resulting from new laws, regulations, and changing consumer and investor preferences regarding responses to climate change.

Our loan portfolio includes a material amount of commercial real estate and commercial and industrial loans.

The credit risk associated with commercial real estate loans and commercial and industrial (“C&I”) loans is a result of several factors, including the concentration of principal in a limited number of loans and to borrowers in similar lines of business, the size of loan balances, the effects of general economic conditions on demand for C&I products and services and income-producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Repayment of commercial real estate and C&I loans in some cases is dependent upon the successful operation of the related business or the development or sale of the related real estate. If the actual or potential cash flow from a business or property is reduced, the borrower’s ability to repay the loan may be impaired. As a result, repayment of these loans may, to a greater extent than other types of loans, be subject to adverse conditions in the real estate market or economy. In addition, if the Bank forecloses on the collateral securing C&I loans, the potential market for selling such collateral may be limited to persons already engaged in a similar business. That may result in the Bank recovering an amount for such collateral less than the amount of the loan or taking an extended time to liquidate such collateral.

Our use of appraisals in deciding whether to make a loan secured by real property or how to value the loan in the future may not accurately describe the net value of the collateral that we can realize.

In considering whether to make a loan secured by real property, we generally require an appraisal of the property. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made, and, as real estate values may fluctuate over relatively short periods of time, especially in times of heightened economic uncertainty, this estimate might not accurately describe the net value of the real property collateral after the loan has been closed. If the appraisal does not reflect the amount that may be obtained upon any sale or foreclosure of the property, we may not realize an amount equal to the indebtedness secured by the property. In addition, we rely on appraisals and other valuation techniques to establish the value of our foreclosed upon real estate and to determine certain loan impairments. If any of these valuations are inaccurate, our consolidated financial statements may not reflect the correct value of our foreclosed upon real estate, and our ALLL may not accurately reflect loan impairments. Inaccurate valuations of the properties securing the loans in our portfolio may negatively impact the continuing value of those loans and could materially adversely affect our business, results of operations and financial condition.

We operate in a highly competitive industry and market area.

We face substantial competition in all areas of our operations from a variety of different competitors, many of which are larger and may have more financial resources than we do. Such competitors primarily include Internet banks and national, regional and community banks within the various markets we serve. We also face competition from many other types of financial institutions, including, without limitation, savings and loan institutions, credit unions, mortgage companies, other finance companies, brokerage firms, insurance companies, factoring companies and other financial intermediaries. The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes, as well as continued consolidation. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Our success depends on our ability to compete successfully in our market area, and there is no guarantee that we will be able to do so.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. Actions by the Federal Home Loan Bank of Atlanta or the Board of Governors of the Federal Reserve System may reduce our borrowing capacity. Additionally, we may not be able to attract deposits at competitive rates. Our inability to raise funds through traditional deposits, brokered deposits, borrowings, the sale of securities or loans, and other sources could negatively affect our liquidity or result in increased funding costs. Liquidity may also be adversely impacted by bank supervisory and regulatory authorities mandating changes in the composition of our balance sheet to asset classes that are less liquid.

Changes in interest rates affect our profitability and assets.

Our profitability depends to a large extent on the Bank’s net interest income, which is the difference between income on interest-earning assets, such as loans and investment securities, and expenses on interest-bearing liabilities, such as deposits and borrowings. We are unable to predict changes in market interest rates, which are affected by many factors beyond our control including inflation, economic recession, unemployment, money supply, domestic and international events, and changes in the United States and other financial markets.

At December 31, 2020, our one-year interest rate sensitivity position was asset sensitive, such that a gradual increase in interest rates during the next twelve months would have a positive impact on our net interest income. Our results of operations are affected by changes in interest rates and our ability to manage this risk. The difference between interest rates charged on interest-earning assets and interest rates paid on interest-bearing liabilities may be affected by changes in market interest rates, changes in relationships between interest rate indices, and changes in the relationships between long-term and short-term market interest rates. Our net interest income may be reduced if: (i) more interest-earning assets than interest-bearing liabilities reprice or mature during a time when interest rates are declining; or (ii) more interest-bearing liabilities than interest-earning assets reprice or mature during a time when interest rates are rising. In addition, the mix of assets and liabilities could change as varying levels of market interest rates might present our customer base with more attractive options.

We face additional risks due to our increased mortgage banking activities that could negatively impact our net income and profitability.

We sell a substantial portion of the mortgage loans that we originate. The sale of these loans generates noninterest income and can be a source of liquidity for the Bank. Disruption in the secondary market for residential mortgage loans could result in our inability to sell mortgage loans, which could negatively impact our liquidity position and earnings. In addition, declines in real estate values or increase in interest rates could reduce the potential for robust mortgage originations, which also could negatively impact our earnings. As we do sell mortgage loans, we also face the risk that such loans may have been made in breach of our representations and warranties to the buyers, and we could be forced to repurchase such loans or pay other damages.

We may face risks with respect to future expansion.

We may consider and enter into new lines of business or offer new products or services. We may acquire all or parts of other institutions and we may engage in additional de novo branch expansion. Expansion involves a number of risks, including the costs associated with identifying and evaluating potential acquisitions and merger partners, inaccurate estimates and judgments regarding credit, operations, management and market risks of the target institution, our ability to finance expansion and possible dilution to our existing shareholders, the diversion of our management’s attention to the negotiation of a transaction, the integration of the operations and personnel of combining businesses, and the possibility of unknown or contingent liabilities.

We may need additional capital in the future, but such capital may not be available when needed or at all.

We may need to obtain additional debt or equity financing in the near future to fund future growth and meet our capital needs. We cannot guarantee that such financing will be available to us on acceptable terms or at all. If our financial performance is unsatisfactory or if negative economic events or disruptions in the capital markets occur, it may not be possible for us to find sources of sufficient capital for our business operations. If we are unable to obtain future financing, we may not have the resources available to fund our planned growth.

We are subject to government regulation and monetary policy that could constrain our growth and profitability.

We are subject to extensive federal government supervision and regulations that impose substantial limitations with respect to lending activities, purchases of investment securities, the payment of dividends, and many other aspects of our business. Many of these regulations are intended to protect depositors, the public, and the FDIC, but not our shareholders. The banking industry is heavily regulated. We are subject to examinations, supervision and comprehensive regulation by various federal and state agencies. Our compliance with these regulations is costly and restricts certain of our activities. Banking regulations are primarily intended to protect the federal deposit insurance fund and depositors, not shareholders. The burden imposed by federal and state regulations puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies, and leasing companies. Federal economic and monetary policy may also affect our ability to attract deposits, make loans, and achieve our planned operating results.

Legislation and regulatory proposals enacted in response to market and economic conditions may materially adversely affect our business and results of operations.

Changes in the laws, regulations, and regulatory practices affecting the banking industry may increase our costs of doing business or otherwise adversely affect us and create competitive advantages for our competitors. For example, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) in particular represented a significant overhaul of many aspects of the regulation of the financial services industry, some of which have yet to be implemented. In addition, because regulation of financial institutions changes regularly and is the subject of constant legislative debate, we cannot forecast how federal or state regulation of financial institutions may change in the future and impact our operations. Recent and forthcoming changes to banking regulations may impact the profitability of our business activities, require changes to some of our business practices, or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. It may also require us to hold higher levels of regulatory capital and/or liquidity and it may cause us to adjust our business strategy and limit our future business opportunities. We cannot predict the effects of future legislation and new or revised regulations on us, our competitors, or on the financial markets and economy, although they may significantly increase costs and impede the efficiency of our internal business processes.

Technological changes, including online and mobile banking, have the potential of disrupting our business model, and we may have fewer resources than many competitors to invest in technological improvements.

The financial services industry continues to undergo rapid technological changes with frequent introductions of new technology-driven products and services, including mobile and online banking services. Changes in customer behaviors have increased the need to offer these options to our customers. In addition to serving clients better, the effective use of technology may increase efficiency and may enable financial institutions to reduce costs. Our future success will depend, in part, upon our ability to invest in and use technology to provide products and services that provide convenience to customers and to create additional efficiencies in our operations. We may need to make significant additional capital investments in technology in the future, and we may not be able to effectively implement new technology-driven products and services in a timely manner in response to changes in customer behaviors, thus adversely impacting our operations. Many of our competitors have substantially greater resources to invest in technological improvements and banking regulators may permit emerging technology companies to engage in activities previously reserved to traditional commercial banks. Such competition could adversely affect our performance and results of operations.

Changes in accounting standards may affect our reported performance.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time, there are changes in the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be difficult to predict and can materially impact how we record and report our financial condition and statements of operations. Future changes in financial accounting and reporting standards could require us to apply a new or revised standard retroactively, which could result in a material adverse effect on our financial condition or could even require us to restate prior period financial statements.

We face risks related to our operational, technological, and organizational infrastructure.

Our ability to grow and compete is dependent on our ability to build or acquire the necessary operational and technological infrastructure and to manage the cost of that infrastructure while we expand. Similar to other financial institutions, our operational risk can manifest itself in many ways, such as errors related to failed or inadequate processes, faulty or disabled computer systems, fraud by employees or outside persons, and exposure to external events. We are dependent on our operational infrastructure to help manage these risks. In addition, we are heavily dependent on the strength and capability of our technology systems, which we use both to interface with our customers and to manage our internal financial and other systems. Our ability to develop and deliver new products that meet the needs of our existing customers and attract new ones depends on the functionality of our technology systems.

Risks Related to Our Securities

A vibrant public trading market for our common stock has not and may not develop, which will hinder your ability to sell the common stock and may lower the market price of the stock.

Our common stock is quoted and traded on the OTCQX under the symbol “FHBI.” However, such quotation has resulted in minimal trading, which may make it difficult for you to sell your shares and is likely to depress the prices at which you would be able to sell your shares. You may, therefore, be required to bear the risks of this investment for an indefinite period of time. We intend to apply to have our stock listed on Nasdaq. However, we do not expect a substantially liquid market for our common stock to develop for an uncertain period of time, if at all. Accordingly, potential investors should consider the potential illiquid and long-term nature of an investment in our common stock.

Our application to list our common stock on Nasdaq may not be approved and our stock may continue to be traded only on the OTCQX.

Our application to list our common stock on Nasdaq will only be approved once we have maintained on the OTCQX an average daily trading volume of 2,000 shares for 30 consecutive trading days. We may fail to attain that level of trading volume, fail to meet another listing requirement, or our application may not be approved for another reason. In any such event, our common stock will continue to be traded only on the OTCQX. The OTCQX has less liquidity and is not as efficient as Nasdaq. Therefore, if we fail to list our common stock on Nasdaq, it may be difficult to sell your shares or obtain the best price for them.

Investors may face dilution resulting from the issuance of common stock in the future.

We may issue common stock without shareholder approval, up to the number of authorized shares set forth in our Articles of Incorporation. Our Board may determine, from time to time, a need to obtain additional capital through the issuance of additional shares of common stock or other securities. There can be no assurance that such shares will be issued at prices or on terms better for BayFirst than or equal to the price or terms in this offering. The issuance of any additional shares of common stock by us in the future may result in a reduction of the book value or market price, if any, of the then-outstanding common stock. Issuance of additional shares of common stock will reduce the proportionate ownership and voting power of our existing shareholders.

The price of our common stock could be volatile.

The market price of our common stock may be volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include, among other things: variations in our quarterly results of operations; recommendations by securities analysts; performance of other companies that investors deem comparable to us; economic factors unrelated to our performance; general market conditions; and changes in government regulations. In addition, if the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition, or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

An investment in our common stock is not an insured deposit.

An investment in our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC. Investment in our common stock is inherently risky for the reasons described herein, and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you could lose some or all of your investment.

Owning our stock will not give you the right to participate in any future offerings of our capital stock and your ownership could be diluted.

As a shareholder, you are not automatically entitled to purchase additional shares of common stock in future issuances of our common stock; therefore, you may not be able to maintain your current percentage of ownership in BayFirst. If we decide to issue additional shares of common stock or conduct an additional offering of stock, your ownership in BayFirst could be diluted and your potential share of future profits may be reduced.

Management has broad discretion concerning the use of our capital.

We use our capital to maintain liquidity and to continue to support the growth of the Bank. This growth may include the opening of branch offices, increasing the size and volume of loans, or other such activities that may require additional capital. The additional capital may also be used to service our outstanding debt. Our management may determine that it is in the best interest of the Company or the Bank to apply our capital in a manner that is inconsistent with a shareholder’s wishes. Failure to use such funds effectively might harm your investment.

If equity research analysts do not publish research or reports about our business, or if they do publish such reports but issue unfavorable commentary or downgrade our common stock, the price and trading volume of our common stock could decline.

The trading market for our common stock could be affected by whether and to what extent equity research analysts publish research or reports about us and our business. We cannot predict at this time whether any research analysts will cover us and our common stock or whether they will publish research and reports on us. If one or more equity analysts cover us and publish research reports about our common stock, the price of our stock could decline if one or more securities analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us.

If any of the analysts who elect to cover us downgrade their recommendation with respect to our common stock, our stock price could decline rapidly. If any of these analysts ceases coverage of us, we could lose visibility in the market, which in turn could cause our common stock price or trading volume to decline and our common stock to be less liquid.

Our Board of Directors owns a significant percentage of our shares and will be able to make decisions to which you may be opposed.

As of April 30, 2021, BayFirst’s directors and executive officers as a group own approximately 18.66% of our outstanding common stock. In addition, the directors and executive officers have stock options and warrants to acquire shares of common stock, which, if fully exercised, would result in them owning approximately 20.91% of our outstanding common stock. Our directors and executive officers are expected to exert a significant influence on the election of Board members and on the direction of the Company. This influence could negatively affect the price of our shares or be inconsistent with other shareholders’ desires.

We have outstanding preferred stock and our Board may authorize the issuance of additional series of preferred stock.

We have 1,000,000 shares of authorized preferred stock, no par value. Of those, 10,000 shares have been designated as Series A Preferred Stock, of which 6,395 shares were outstanding as of March 31, 2021, with a $1,000 liquidation preference and a 9% (subject to increase to 11% if we have not redeemed the shares by the tenth anniversary of their issuance) per annum quarterly dividend. We also have 20,000 authorized shares of Series B Convertible Preferred Stock, of which 6,980 shares were outstanding as of March 31, 2021, with a $1,000 liquidation preference and an 8% dividend, which is otherwise on a parity with our Series A Preferred Stock as to priority of dividends and liquidation preference. Additionally, our Articles of Incorporation provide that our Board of Directors may authorize additional series of preferred stock without shareholder approval. Accordingly, the issuance of new shares of preferred stock may adversely affect the rights of the holders of shares of our common stock.

BayFirst has outstanding debt and either BayFirst or the Bank may incur additional debt.

BayFirst has outstanding debt and either BayFirst or the Bank may incur additional debt. At December 31, 2020, BayFirst had $3.75 million of the term loan outstanding and $5.958 million in subordinated debt. BayFirst’s obligation to make payments on its subordinated debt and other loans, will reduce the amount of cash available to BayFirst to pay dividends on its common stock. Either or both of BayFirst or the Bank may issue additional debt. Payments due on such debt will further reduce the amount of money available to BayFirst to pay dividends on its common stock.

We are restricted by law and government policy in our ability to pay dividends to our shareholders.

Holders of shares of our capital stock are only entitled to receive such dividends as our Board may declare out of funds legally available for such payments. Although we have recently declared cash dividends on our common stock, we are not required to do so and may reduce or eliminate our common stock dividend in the future. This could adversely affect the market price of our common stock. Furthermore, the terms of our subordinated debt and the preferred stock will prohibit us from declaring or paying any dividends on any junior series of our capital stock, including our common stock, or from repurchasing, redeeming or acquiring such junior stock, unless we have declared and paid full dividends on our outstanding preferred stock for the most recently completed dividend period. The holders of our outstanding Series A Preferred Stock are entitled to receive quarterly cash dividends at 9% per annum (subject to increase to 11% if we have not redeemed the shares by the tenth anniversary of their issuance) and the holders of our Series B Convertible Preferred Stock are entitled to received quarter cash dividends at 8% per annum. Additionally, our Articles of Incorporation provide that our Board of Directors may authorize and issue additional series of preferred stock without shareholder approval. Any preferred shares issued in the future may further restrict our ability to declare or pay dividends on any junior stock, including the common stock.

We are also subject to state and federal statutory and regulatory limitations on our ability to pay dividends on our capital stock. For example, it is the policy of the Federal Reserve that bank holding companies should generally pay dividends on common stock only out of earnings, and only if prospective earnings retention is consistent with the organization’s expected future needs, asset quality and financial condition. Moreover, the Federal Reserve will closely scrutinize any dividend payout ratios exceeding 30% of after-tax net income. You should not purchase common stock in the offering if you will need or expect an investment that pays dividends.

We are an emerging growth company, and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies. These include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions until we are no longer an emerging growth company, which could be as long as five full fiscal years following the listing of our common stock on Nasdaq. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Certain provisions of Florida and federal law may discourage or prevent a takeover of BayFirst and result in a lower market price for our common stock.

Florida and federal law contain anti-takeover provisions that apply to us. These provisions could discourage potential buyers from seeking to acquire us in the future, even if the proposed transaction would allow shareholders to realize a premium for their shares and even if a majority of our shareholders wish to participate in such a transaction. As a result, these provisions could also adversely affect the market price of our common stock.

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PLAN OF DISTRIBUTION

The Registered Stockholders may sell their shares of common stock covered hereby pursuant to brokerage transactions on the OTCQX, Nasdaq, or other public exchanges or registered alternative trading venues, at prevailing market prices at any time after the shares of common stock are listed for trading. We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of shares of common stock by the Registered Stockholders. As such, we will have no input if and when any Registered Stockholder may, or may not, elect to sell their shares of common stock or the prices at which any such sales may occur, and there can be no assurance that any Registered Stockholders will sell any or all of the shares of common stock covered by this prospectus.

We will not receive any proceeds from the sale of shares of common stock by the Registered Stockholders.

In addition to sales made pursuant to this prospectus, the shares of common stock covered by this prospectus may be sold by the Registered Stockholders in private transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

Under the securities laws of some states, shares of common stock may be sold in such states only through registered or licensed brokers or dealers.

If any of the Registered Stockholders utilize a broker-dealer in the sale of the shares of common stock being offered by this prospectus, such broker-dealer may receive commissions in the form of discounts, concessions, or commissions from such Registered Stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular broker-dealers may be in excess of those customary in the types of transactions involved).

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NO PROCEEDS

Registered Stockholders may, or may not, elect to sell shares of our common stock covered by this prospectus. To the extent any Registered Stockholder chooses to sell shares of our common stock covered by this prospectus, we will not receive any proceeds from any such sales of our common stock. See the section titled “Principal and Registered Stockholders.”

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MARKET PRICE OF COMMON STOCK

As of April 30, 2021, we had approximately 667 record holders of our common stock.

Currently, and until our common stock is listed on Nasdaq, our common stock is quoted and traded on the OTCQX under the symbol “FHBI.” However, such quotation has resulted in a minimal level of trading.

We intend to apply to list our common stock on Nasdaq under the symbol “[            ].” We expect to file our application, for it to be approved, and our Nasdaq listing to begin, once we have maintained on the OTCQX an average daily trading volume of 2,000 shares for 30 consecutive trading days. At that time, the quoting of our stock on the OTCQX will be discontinued.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2020, with respect to shares of common stock that may be issued under our equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	332,708	$16.01	190,045
Equity compensation plans not approved by security holders	—	—	—
Total	332,708	$16.01	190,045

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DIVIDENDS

Since 2016, we have paid quarterly cash dividends on our common stock. The following table reflects dividends paid in 2019, 2020, and 2021 (as adjusted for the three-for-two stock split effective May 10, 2021).

Date Dividend Paid	Dividend Amount per Share
March 15, 2019	$0.067
June 15, 2019	$0.067
September 15, 2019	$0.067
December 15, 2019	$0.067
March 15, 2020	$0.067
June 15, 2020	$0.067
September 30, 2020	$0.067
December 31, 2020	$0.067
March 15, 2021	$0.067
June 15, 2021 (declared, not yet paid)	$0.07

Prior to paying any dividends on our common stock, we must be current in the payment of dividends due on our Series A and Series B Convertible Preferred Stock.

Holders of our outstanding Series A Preferred Stock are entitled to receive quarterly cash dividends at 9% per annum (unless we have not redeemed the shares by the tenth anniversary of their issuance, in which event the rate is subject to be increased to 11%). Holders of our outstanding Series B Convertible Preferred Stock are entitled to receive quarterly cash dividends at 8% per annum.

Additionally, our Articles of Incorporation provide that our Board of Directors may authorize and issue additional series of preferred stock without shareholder approval. Any preferred shares issued in the future may further restrict our ability to declare or pay dividends on any junior stock, including the common stock.

Future dividends may be declared subject to the discretion of the Board. Our Board may consider, among other factors, debt service requirements of our debt both at the Bank and parent company levels, the dividend requirements of our outstanding preferred stock, our projected earnings, financial condition, and regulatory capital requirements, including applicable statutory and regulatory restrictions on the payment of dividends, in determining whether or not to declare a dividend.

BayFirst’s ability to pay dividends may also be dependent upon the Bank’s ability to pay dividends to BayFirst. The Bank is restricted in its ability to pay dividends under Florida law and by the regulations promulgated by the Florida Office of Financial Regulation (“OFR”). In particular, under Section 658.37, Florida Statutes, a Florida state-chartered bank may not pay dividends from its capital, but may only pay dividends from its earnings. The Bank paid to its first dividend of $250,000 to BayFirst in the first quarter of 2021.

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BUSINESS

BayFirst Financial Corp.

BayFirst commenced its bank holding company operations on September 1, 2000, by acquiring all of the shares of the Bank. BayFirst’s primary source of income is from its wholly-owned subsidiary, the Bank. BayFirst’s corporate offices are located at the First Home Executive Center, 700 Central Avenue, St. Petersburg, Florida 33701.

First Home Bank

The Bank commenced operations on February 12, 1999, as a Florida state-chartered commercial bank. The Bank currently operates out of its main office, six branch offices, and 29 residential mortgage loan production offices. The Bank’s main office is located at the First Home Executive Center. We have divided our banking operations into three Divisions: the Community Banking Division, the SBA Lending Division, or CreditBench, and the Residential Mortgage Division.

Community Banking Division

We have structured our community banking services and charges for such services in a manner designed to attract consumers, small and medium sized businesses, and professionals located in Pinellas, Hillsborough, Sarasota, Manatee, and Pasco Counties. We focus on customers that are seeking the flexibility and personalized relationships that a community bank can provide. The Bank offers specialized services such as:

• specialized business and personal checking accounts	• ACH originations • cash management

• remote capture and deposit	• internet banking and on-line bill payment

• wire transfers	• safety deposit boxes

• courier services	• retail investment services

The Bank also offers traditional commercial banking services such as the acceptance of time, demand and savings deposits, including NOW accounts and money market accounts, savings accounts, and fixed-rate certificates of deposits.

A wide range of loans are also offered, including commercial, consumer installment, and real estate loans. Our commercial lending efforts are directed principally toward businesses and professionals who otherwise do business with us, and include commercial real estate mortgages, construction and development loans, working capital loans, and business expansion loans. We offer personal lines of credit, auto, boat, and recreational vehicle loans, residential mortgages, and home equity lines of credit. We have been particularly successful in penetrating the small business community. We participate in interbank credit arrangements to permit us to take part in corporate or other business entity loans for amounts which are in excess of our lending limits.

The Community Banking Division has six banking offices in the Tampa Bay area: four in Pinellas County, one in Hillsborough County, and one in Sarasota County. Additionally, we have purchased properties in Sarasota and Belleair Bluffs and have contracted to purchase sites in Lutz and Bradenton where we intend to open additional full-service banking centers.

The Bank’s staff maintains personalized customer contacts and relationships, which enable us to provide excellent customer service. While we only offer banking services that we believe to be profitable, we offer competitive rates for such services, thereby, we believe, motivating the businesses in our service area to avail themselves of our credit and non-credit services. On limited occasions, we may offer services that may not be as profitable, but only if the account relationship provides earnings or other benefits sufficient to offset the cost of the services provided.

CreditBench

In early 2020, the Bank’s SBA Lending Division rebranded as CreditBench. CreditBench originates SBA loans through two distinct channels. One is its team of SBA lenders, known as the Core SBA Team. The other is through financial technology platforms, collectively known as FlashCap. CreditBench’s Core SBA Team make government guaranteed loans throughout the U.S., with a particular emphasis on business acquisition financing. FlashCap employs an internal sales team and also uses national referral partners and financial technology companies to originate SBA loans. CreditBench also originates a significant volume of loans in the SBA 7(a) Small Loan Program. CreditBench’s loans are typically originated through an on-line application process and made throughout the U.S., with a heightened focus on originating loans in First Home’s primary and secondary market areas. Underwriting, quality control, and technology are centralized and scalable for potential increase in loan volume.

This Division’s lending efforts are targeted to a broad range of industries and geographies, with a focus on building relationships with borrowers. This diversification is intended to mitigate the Bank’s credit risk. Borrowers are also targeted for establishing deposit relationships.

Government guaranteed loans are designed to assist small businesses in obtaining financing. Such loans primarily finance working capital for the borrowers. CreditBench also offers USDA Business and Industry (“B&I”) loans to businesses that are located in qualifying areas. The federal government guarantees 75% to 90% of SBA loan balances and up to 80% of USDA B&I loan balances as an incentive for financial institutions to make loans to small businesses. Eligible uses of SBA and USDA B&I loans are for working capital, equipment financing, debt refinancing, purchase of inventory, new construction, building acquisitions, business acquisitions, and startup expenses. The program maximum limit for SBA loans is $5.0 million, and the program limit for USDA loans is $25.0 million. Both can be priced competitively relative to conventional financing.

In 2020, the SBA initiated the PPP. The Bank made the strategic decision to become an active PPP lender, using local marketing efforts and a nationwide, on-line application platform. The Bank used the Federal Reserve’s PPPLF to fund a significant portion of these loans.

The Bank manages its government guaranteed lending program through a staff experienced in business development, loan documentation and monitoring, and accounting. Emphasis is placed on proper loan documentation to ensure full guarantee repurchase in the event of defaults.

CreditBench’s revenues are primarily derived from three sources: interest income, loan servicing, and premiums from the sale of loans. The Bank may elect to hold the government guaranteed portion of a loan on its balance sheet to increase interest income. Alternatively, the Bank may sell that portion to realize a premium on the sale.

When the Bank sells the guaranteed portion of a government guaranteed loan, the premium is typically in excess of 10% of the principal. In addition, the Bank may also sell the unguaranteed portion of certain government guaranteed loans, depending on a loan’s terms, the offer price, the Bank’s liquidity and capital positions, and the perceived credit risk. Beginning in the third quarter of 2018, the Bank has initiated a gradual transition to retaining a larger portion of its government guaranteed loans in an effort to grow its assets and increase long term and more predictable earnings. By retaining a greater amount of such loans, the Bank is expected to become less dependent on gains on sales and more reliant upon interest income. This should permit the Bank to become better able to withstand the effects of a government shutdown and less subject to secondary market fluctuations. These factors result in the Bank having a more predictable income stream from its government guaranteed lending activities. The Bank’s participation in the PPP resulted in significant processing revenue, allowing the Bank to retain the majority of the guaranteed loan production in 2020, advancing our strategy of relying less on gain-on-sale income and becoming more reliant on spread income.

Residential Mortgage Division

Our Residential Mortgage Division operates from our six banking centers in the Tampa Bay area and our 29 loan production offices in 18 states. It offers fixed and variable rate home mortgages for the purchase and refinance of residential properties. Since the inception of the Residential Mortgage Division in January 2017, the Bank has made significant investments in infrastructure and technology resulting in the efficient and profitable platform currently in place. We expect to continue to expand the geographic scope of the Bank’s residential loan origination efforts when we identify attractive opportunities.

We originate loans primarily for sale into the secondary market. From time to time, we also originate residential mortgage loans for the Bank’s loan portfolio. These are generally high quality, adjustable rate, non-conforming mortgages located in our primary service area where there is a greater opportunity to cross-sell other Bank products and services. The ability to fund such non-conforming loans provides the Bank a competitive advantage compared to non-bank mortgage lenders.

Our residential mortgages are originated, processed, underwritten, and closed to secondary market standards or Bank policy by the staff of the Residential Mortgage Division. The Bank does not currently fund loans originated by outside brokers, but may do so in the future. In connection with the origination of mortgage loans intended for sale, the Bank enters into loan commitments for fixed rate mortgage loans, generally lasting 30 to 45 days and at market rates when initiated. A commitment to fund a mortgage loan (i.e., an interest rate lock) to be sold into the secondary market or for the future delivery of a mortgage loan is accounted for as a free-standing derivative. The fair value of an interest rate lock is recorded at the time the commitment to fund the mortgage loan is executed and is adjusted for the expected exercise of the commitment before the loan is funded. To deliver loans to the secondary market and to moderate the Bank’s interest rate risk prior to sale, the Bank typically enters into non-exchange traded mandatory delivery forward sales contracts and best efforts forward sales contracts, which are also considered derivative instruments. These contracts are entered into for amounts and terms offsetting the interest rate risk of loan commitment derivatives and loans held for sale, and both are carried at their fair value with changes included in earnings. The Bank considers the best efforts forward sales contracts that meet the net settlement requirement to be derivatives, as there are penalties to the Bank if it does not deliver the loan to the investor once the loan closes with the borrower.

The Bank engages a sub-servicer for residential mortgage loans that is currently servicing certain portfolio residential mortgage loans. The sub-servicer relationship also allows the Bank to retain servicing for loans to be sold in bulk, if we chose to do so. In April 2021, the Bank began selling loans with servicing retained in the Tampa Bay area in order to better take advantage of cross-selling opportunities with those loan customers.

Competition

All phases of our operations are highly competitive. Many of our commercial bank and thrift competitors have assets, capital, lending limits, and name recognition that are materially larger than ours. We compete with other financial service providers for loans and deposits. These competitors include:

•	large national and super-regional financial institutions that have well-established branches and significant market share in the communities we serve;

•	non-bank SBA lenders;

•	finance companies, investment banking and brokerage firms, and insurance companies that offer bank-like products;

•	credit unions, which can offer highly competitive rates on loans and deposits because they receive tax advantages not available to commercial banks;

•	other community banks that compete with us for clients desiring a high level of service;

•	technology-based financial institutions, including large national and super-regional banks offering on-line deposit, bill payment and mortgage loan application services; and

•	both local and out-of-state trust companies and trust service offices.

Some of the non-traditional financial institution competitors are not subject to the same degree of regulatory oversight to which the Bank is subject.

Among the advantages that our larger competitors have over the Bank are their ability to finance wide-ranging advertising campaigns and to allocate their investment assets to products with the highest yields and demands. A number of our competitors offer certain services, such as trust departments that we do not offer. By virtue of their greater total capital, these financial service providers have substantially higher loan-to-one borrower limits than us (loans-to-one borrower limits apply to an individual customer’s total extension of credit as a percentage of a bank’s total capital accounts). These competitors may intensify their advertising and marketing activities to counter any efforts by us to attract new business.

To compete with the financial institutions in our primary service area, we capitalize upon the flexibility that our independent status allows, including making decisions locally. This includes solicitation of business, professional, and personal accounts through the personal efforts of our directors and officers. We believe that a locally-based bank is often perceived by the local business community as possessing a clearer understanding of local commerce and the needs of the community. Consequently, our customers expect that we will be able to make prudent lending decisions quicker and more equitably than larger competitors. We focus on the smaller commercial customer because this segment offers the greatest concentration of potential business and historically has tended to demonstrate a higher degree of loyalty in their banking relationships. We are able to respond quickly to changes in the interest rates paid on time and savings deposits and charged on loans, and to charges imposed on depository accounts, so as to remain competitive in the marketplace. If there are customers whose loan demands exceed our loan limits, we have the ability to arrange for such loans on a participation basis with other financial institutions.

Various legislative actions in recent years have led to increased competition among financial institutions. With the enactment of various laws and regulations affecting interstate banking expansion, it is easier for financial institutions located outside of Florida to enter the Florida market, including our target markets. In addition, recent legislative and regulatory changes and technological advances have enabled customers to conduct banking activities without regard to geographic barriers, through internet and telephone-based banking and similar services. There can be no assurance that the United States Congress, the Florida Legislature, or the applicable bank regulatory agencies will not enact legislation or promulgate laws and regulations that may further increase competitive pressures on the Bank.

Employees

As of December 31, 2020, BayFirst and the Bank had 574 full-time employees and 44 part-time employees. We believe that relations with our employees are good. We do not have a collective bargaining agreement with our employees.

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DESCRIPTION OF PROPERTIES

The following table contains information concerning the current and intended locations of our full-service banking centers. We also operate 29 residential mortgage loan production offices in 18 states.

Location	Use	Own or Lease	Year First Operated
700 Central Avenue St. Petersburg, FL 33701	Corporate and Bank Headquarters	Lease	2017

9190 Seminole Boulevard Seminole, FL 33772	Banking Center	Own	1999

5250 Park Boulevard Pinellas Park, FL 33781	Banking Center	Own	2006

2520 Countryside Boulevard Clearwater, FL 33763	Banking Center	Own	2018

2033 Main Street, Suite 101 Sarasota, FL 34237	Banking Center	Lease	2018

3015 West Columbus Drive Tampa, FL 33607	Banking Center	Own	2020

In addition, we have acquired, or have contracted to purchase, the following properties to be used as full-service banking centers.

Location	Ownership Status	Year Acquired
2075 S. Tamiami Trail Sarasota, FL 34239	Own	2019

401 N. Indian Rocks Road Belleair Bluffs, FL 33770	Own	2020

2102 59th Street West Bradenton, FL 34209	Under Contract	N/A

19140 N. Dale Mabry Highway Lutz, FL 33548	Under Contract	N/A

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LEGAL PROCEEDINGS

We are not currently involved in any litigation that we believe may result in a material loss. From time-to-time, we are involved in litigation arising in the ordinary course of our business.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The following discussion and analysis presents our financial condition and results of operations on a consolidated basis. However, because we conduct all of our material business operations through the Bank, the discussion and analysis relates to activities primarily conducted at the subsidiary level. The following discussion should be read in conjunction with our consolidated financial statements.

As a one bank holding company, we generate most of our revenue from interest on loans and gain-on-sale income derived from the sale of loans into the secondary market. Our primary source of funding for our loans is deposits. Our largest expenses are interest on those deposits and salaries plus related employee benefits. We measure our performance through our net interest margin, return on average assets, and return on average common equity, while maintaining appropriate regulatory leverage and risk-based capital ratios.

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Average Balance Sheet and Analysis of Net Interest Income

The following table sets forth, for the periods indicated, information regarding: (i) the total dollar amount of interest and dividend income of BayFirst from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) interest-rate spread; (v) net interest margin; and (vi) ratio of average interest-earning assets to average interest-bearing liabilities (dollars in thousands).

	Year Ended December 31,
	2020			2019
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Loans, excluding PPP loans	$449,180	$24,012	5.35%	$368,615	$24,431	6.63%
PPP Loans	556,232	19,077	3.43%	—	—	—
Other	156,347	641	0.41%	58,200	1,270	2.18%

Total interest-earning assets	1,161,759	43,730	3.76%	426,815	25,701	6.02%

Non-interest-earning assets	36,264			24,694

Total assets	$1,198,023			$451,509

Interest-bearing liabilities:
NOW, MMDA, and savings	350,000	4,321	1.23%	165,449	3,072	1.86%
Time deposits	147,169	3,169	2.15%	160,207	4,247	2.65%
PPPLF advances	546,824	1,968	0.36%	—	—	—
Other borrowings	20,992	820	3.91%	18,919	948	5.01%

Total interest-bearing liabilities	1,064,986	10,278	0.97%	344,574	8,267	2.40%

Demand deposits	69,542			56,684
Non-interest-bearing liabilities	7,403			7,590
Stockholders’ equity	56,092			42,661

Total liabilities and stockholders’ equity	$1,198,023			$451,509

Net interest income		$33,452			$17,434

Interest-rate spread			2.80%			3.62%
Net interest margin			2.88%			4.08%
Ratio of average interest-earning assets to average interest-bearing liabilities	109.09%			123.87%

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Rate/Volume Analysis

The following table sets forth certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in rate (change in rate multiplied by prior volume); (ii) changes in volume (changes in volume multiplied by prior rate); and (iii) changes in rate-volume (change in rate multiplied by change in volume) (dollars in thousands).

	Rate	Volume	Rate/Volume	Total
Year Ended December 31, 2020 vs. 2019:
Interest-earning assets:
Loans, excluding PPP	$(5,169)	$6,025	$(1,275)	$(419)
PPP loans	—	—	19,078	19,078
Other interest-earning assets	(1,032)	2,142	(1,740)	(630)

Total interest-earning assets	(6,201)	8,167	16,063	18,029

Interest-bearing liabilities:
NOW, MMDA, and savings	(1,032)	3,426	(1,147)	1,250
Time deposits	(798)	(346)	65	(1,079)
PPPLF advances	—	—	1,968	1,968
Other borrowings	(209)	104	(23)	(128)

Total interest-bearing liabilities	(2,036)	3,184	863	2,011

Net change in net interest income	$(4,165)	$4,983	$15,200	$16,018

Liquidity and Capital Resources

The Bank generally maintains a liquidity ratio of liquid assets to total assets, excluding PPP loans pledged to the PPPLF, of at least 7.0%. Liquid assets consist of cash-on-hand and demand deposits due from correspondent banks. Our on-balance sheet liquidity ratio at December 31, 2020, was 8.37%.

As of December 31, 2020, the Bank owned only one security, a $41,286 GNMA bond. This bond will mature in August 2039. We have made the strategic decision to primarily manage our liquidity needs with assets other than securities.

Through December 31, 2020, the Bank retained its earnings to support its growth. Therefore, BayFirst’s liquidity has been dependent on funds received from the issuance and sale of debt and equity securities. BayFirst’s liquidity needs are to make interest payments on its debt obligations, dividends on shares of its Series A Preferred Stock, Series B Convertible Preferred Stock, and common stock, and payment of certain operating expenses. As of December 31, 2020, BayFirst held $2.44 million in cash and cash equivalents.

A description of BayFirst’s and the Bank’s debt obligations is set forth below under the heading “Other Borrowings.”

Loan Portfolio Composition

Through the efforts of our management and the loan officers, we have been able to achieve loan growth, by taking advantage of the economic recovery and consolidation in our markets. Senior management and our loan officers have continued to develop new sources of loan referrals, particularly among centers of local influence and real estate professionals, and have also enjoyed repeat business from loyal customers in the markets the Bank serves. The following table sets forth the composition of our loan portfolio, including loans held for sale (“LHFS”), as of the dates indicated (dollars in thousands).

	As of December 31,
	2020		2019
	Amount	% of total loans	Amount	% of total loans
Residential real estate, held for sale	$208,704		$76,416
SBA guaranteed loans, held for sale	—		229
SBA loans held for investment, at fair value	9,264		10,341
Loans held for investment, at amortized cost
Residential real estate	64,724	5.3%	51,074	16.7%
Commercial real estate	114,884	9.3%	75,550	24.8%
Construction and land	15,113	1.2%	21,603	7.1%
Commercial and industrial	193,927	15.8%	155,744	51.0%
Commercial and industrial – PPP	838,847	68.8%	—	0.0%
Consumer and other	2,896	0.2%	1,120	0.4%

Total loans held for investment, at amortized cost	1,230,391	100.0%	305,091	100.0%

Allowance for loan losses	(21,162)		(10,742)
Discount on retained balances of loans sold	(5,417)		(7,288)
Discount on PPP loans purchased	(97)		—
Deferred loan (fees) costs, net	(5,819)		5,791

Loans held for investment, at amortized cost, net	$1,197,896		$292,851

In general, all construction loans are closed as construction-to-permanent loans. Third party take-out financing, where applicable, is typically in the form of permanent first mortgage conforming loans. The increase in residential lending is primarily due to enhancements in the Bank’s personnel.

In 2020, we originated approximately $79.50 million in new loans through the Community Banking Division, $101.08 million in loans through CreditBench, excluding PPP loans, $876.96 million of PPP loans, and $1.92 billion through the Residential Mortgage Division. In 2019, we originated approximately $35.94 million in new loans through the Community Banking Division, $316.16 million through CreditBench, and $762.80 million through the Residential Mortgage Division.

SBA and Other Government Guaranteed Loans

The following table sets forth, for the periods indicated, information regarding our SBA lending activity (dollars in thousands).

	At or for the
	Year Ended December 31,
	2020	2019
Number of loans originated	320	1,287
Amount of loans originated	$101,076	$316,157
Average loan size originated	$316	$246
Guaranteed loan balances sold	$24,106	$273,189
Unguaranteed loan balances sold	—	$2,000
Total SBA loans at period end	$253,330	$201,392
SBA guaranteed loan balances at period end	$110,196	$58,448
SBA unguaranteed loan balances at period end	$143,134	$142,944
SBA loans serviced for others	$529,910	$604,572

As a result of the Bank’s strategic decision to become an active local and national PPP lender, the Bank has developed and been using local marketing efforts and a nationwide, on-line application platform. As a result of these efforts the Bank originated $876.96 million in PPP loans in 2020. Of this amount, the Bank used the Federal Reserve’s PPPLF to match fund the vast majority of that total. The following table reflects the Bank’s PPP lending activity during 2020 (dollars in thousands).

At and for the Year Ended December 31, 2020
Number of loans originated	8,948
Amount of loans originated	$876,963
Average loan size originated	$98
Amount of PPP loans purchased	$22,404
PPP loan balance at period end, net	$825,802
PPP loan origination fees, net, recognized	$13,419
Deferred PPP loan origination fees, net, at period end	$12,948

Residential Mortgage Loans

The following table sets forth, for the periods indicated, information regarding our residential mortgage lending activity (dollars in thousands).

	At or for the
	Year Ended December 31,
	2020	2019
Number of loans originated	6,727	2,617
Amount of loans originated	$1,919,862	$762,794
Average loan size originated	$285	$291
Loan balances sold	$1,787,574	$710,191

Credit Risk

The Bank’s primary business is making commercial, consumer, and real estate loans. This activity inevitably has risks for potential loan losses, the magnitude of which depends on a variety of economic factors affecting borrowers, which are beyond our control. We have developed policies and procedures for evaluating the overall quality of our credit portfolio and the timely identification of potential problem loans. Management’s judgment as to the adequacy of the allowance is based upon a number of assumptions about future events that it believes to be reasonable, but which may or may not prove accurate. Thus, there can be no assurance that charge-offs in future periods will not exceed the ALLL, or that additional increases in the credit loss allowance will not be required.

Allowance for Loan Losses. The Bank must maintain an adequate ALLL based on a comprehensive methodology that assesses the probable losses inherent in our loan portfolio. We maintain an ALLL based on a number of quantitative and qualitative factors, including levels and trends of past due and non-accrual loans, asset classifications, loan grades, change in volume and mix of loans, collateral value, historical loss experience, size and complexity of individual credits and economic conditions. Provisions for loan losses are provided on both a specific and general basis. Specific allowances are provided for impaired credits for which the expected/anticipated loss is measurable. General valuation allowances are determined by a portfolio segmentation based on collateral type with a further evaluation of various quantitative and qualitative factors noted above.

We periodically review the assumptions and formulae by which additions are made to the specific and general valuation allowances for losses in an effort to refine such allowances in light of the current status of the factors described above. The methodology is presented to and approved by the Bank’s Board of Directors. Future additional provisions to the loan loss reserves may be made as appropriate as new loans are identified or as existing loans may deteriorate.

All adversely classified loans are evaluated for impairment. If a loan is deemed impaired, it is evaluated for potential loss exposure. The evaluation occurs at the time the loan is classified and on a regular basis thereafter

(at least quarterly). This evaluation is documented in a status report relating to a specific loan or relationship. Specific allocation of reserves on impaired loans considers the value of the collateral, the financial condition of the borrower, and industry and current economic trends. We review the collateral value, cash flow, and tertiary support on each impaired credit. Any deficiency outlined by a real estate collateral evaluation liquidation analysis, or cash flow shortfall, is accounted for through a specific allocation for the loan.

For performing loans which are evaluated collectively, we perform a portfolio segmentation based on collateral type and additionally, for SBA loans, by loan origination year. The loss factors for each segment are calculated using actual loan loss history for each segment of loans over the most recent one to three years, depending on the segment and vintage year of the loans in the segment of SBA loans. The Bank’s actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of, and trends, in delinquencies and impaired loans; levels of, and trends, in charge-offs and recoveries; migration of loans to the classification of special mention, substandard, or doubtful; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentration.

While management believes our ALLL is adequate as of December 31, 2020, future adjustments to our allowance may be necessary if economic conditions differ substantially from the assumptions used in making the determination.

Nonperforming Assets. At December 31, 2020, we had $3.33 million in nonperforming assets, excluding government guaranteed loan balances, and our ALLL represented 1.47% of total loans, including PPP loans. At December 31, 2019, we had $4.44 million in nonperforming assets, excluding government guaranteed loan balances, and our ALLL represented 2.75% of total loans. Total loans at December 31, 2020 and December 31, 2019, include guaranteed SBA loans which have no reserves allocated to them. ALLL as a percentage of loans, not including residential loans held for sale and SBA guaranteed loan balances, was 7.24% at December 31, 2020, compared to 4.20% at December 31, 2019.

The following table sets forth certain information on nonaccrual loans and foreclosed assets, the ratio of such loans and foreclosed assets to total assets as of the dates indicated, and certain other related information (dollars in thousands).

	At December 31,
	2020	2019
Nonperforming loans (government guaranteed balances)	$6,259	$3,987
Nonperforming loans (unguaranteed balances)	3,327	4,437

Total nonperforming loans	9,586	8,424
Other real estate owned	—	—

Total nonperforming assets	9,586	8,424

Nonperforming loans to total loans	0.67%	2.16%
Nonperforming loans to total loans (excluding government guaranteed balances)	0.23%	1.14%

Nonperforming assets to total assets	0.62%	1.59%
Nonperforming assets to total assets (excluding government guaranteed balances)	0.22%	0.84%

Total loans at end of period, net of discount and deferred costs	$1,437,026	$390,580
Total assets	$1,544,691	$531,240

ALLL to nonperforming loans	220.76%	127.52%
ALLL to nonperforming loans (excluding government guaranteed balances)	636.07%	242.10%

The following table sets forth information with respect to activity in the ALLL for the periods shown (dollars in thousands):

	For the Year Ended December 31,
	2020	2019
Allowance at beginning of period	$10,742	$6,560
Charge-offs
Residential real estate	(7)
Commercial real estate	(427)	(104)
Commercial and industrial	(6,336)	(4,633)
Consumer and other	(98)	(85)

Total charge-offs	(6,869)	(4,822)
Recoveries
Residential real estate	—	14
Commercial and industrial	311	116
Consumer and other	77	5

Total recoveries	388	135

Net charge-offs	(6,480)	(4,687)
Provision for loan losses	16,900	8,869

Allowance at end of period	$21,162	$10,742

Net charge-offs to average loans outstanding	0.64%	1.27%
Allowance as a percent of total loans	1.47%	2.75%
Allowance as a percent of loans, not including LHFS and SBA guaranteed loans	7.24%	4.20%
Allowance to nonperforming loans	220.76%	127.52%
Allowance to nonperforming loans (excluding gov’t gtd balances)	636.07%	242.10%
Total loans at end of period, net of discount and deferred costs	$1,437,026	$390,580
Average loans outstanding, including LHFS	$1,005,412	$368,615
Nonperforming loans	$9,586	$8,424
Nonperforming loans (excluding gov’t gtd balances)	$3,327	$4,437
Guaranteed balance of all SBA loans	$935,998	$58,448
Loans held for sale, residential	$208,704	$76,416

The Company recorded a provision for loan losses of $16.90 million during 2020, compared to $8.87 million in 2019. During 2020, we increased the qualitative factors in the allowance for loan loss calculation for the economic uncertainties caused by the COVID-19 pandemic resulting in the increased provision expense in 2020. Over the past five years, the Company’s loan losses have been incurred primarily in its SBA unguaranteed loan portfolio, particularly loans originated under the SBA 7(a) Small Loan Program. The Small Loan Program represents loans of $350,000 or less and such loans carry an SBA guaranty of 75% to 85% of the loan, depending on the original principal balance. The default rate on loans originated in the SBA 7(a) Small Loan Program is significantly higher than the Bank’s other SBA 7(a) loans, conventional commercial loans, or residential mortgage loans.

Nonperforming assets to total assets, excluding government guaranteed loan balances, were 0.22% as of December 31, 2020, a significant decrease from 0.84% as of December 31, 2019. Since the majority of the Company’s loan portfolio consists of SBA loans, most of which received principal and interest payments from the SBA under Section 1112 of the CARES Act, asset quality trends may appear more favorable than they otherwise would without the SBA’s support under the CARES Act.

As of December 31, 2020, a total of 237 loans with principal balances of $20.00 million were under payment deferrals. Of the deferrals at December 31, 2020, 225 were SBA loans totaling $11.52 million in outstanding unguaranteed balances. As expected, the level of SBA loans on deferral increased with the expiration of the Section 1112 payment support afforded under the CARES Act at which point certain borrowers sought out payment deferrals. With the Economic Aid Act signed into law on December 27, 2020, Section 1112 CARES Act payments were extended, with some stipulations, which will assist the majority of our SBA borrowers for three months and, depending on the type of business, up to eight months of additional principal and interest payments with a cap of $9,000 per month per borrower, beginning in February 2021. Although the Company’s asset quality trends indicate minimal stress on the portfolio, management believes it is prudent to be proactive in increasing the allowance for loan losses using qualitative measures.

Securities

As discussed above under “Liquidity and Capital Resources,” the Bank has made the strategic decision to primarily manage its liquidity needs with assets other than securities. As of December 31, 2020, the Bank owned only one security, a $41,286 GNMA bond.

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Regulatory Capital Requirements

The Bank is subject to regulatory capital requirements imposed by various regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by banking regulators that, if undertaken, could have a direct material effect on BayFirst’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

In 2020, the Federal banking regulatory agencies adopted a rule to simplify the methodology for measuring capital adequacy for smaller, uncomplicated banks. This community bank leverage ratio (“CBLR”) is calculated as the ratio of tangible equity capital divided by average total consolidated assets. CBLR tangible equity is defined as total equity capital, prior to including minority interests, and excluding accumulated other comprehensive income, deferred tax assets arising from net operating loss and tax credit carryforwards, goodwill, and other intangible assets (other than mortgage servicing assets). Under the proposal, a qualifying organization may elect to use the CBLR framework if its CBLR is greater than 9%. The Bank has elected not to use the CBLR framework.

As of December 31, 2020, the Bank met all capital adequacy requirements to which it is subject. The Bank’s actual capital amounts and percentages are as shown in the table below (dollars in thousands):

	Actual		Minimum(1)		Well-Capitalized(2)
	Amount	Percent	Amount	Percent	Amount	Percent
As of December 31, 2020:
Total Capital (to risk-weighted assets)	$78,824	17.02%	$37,056	8.00%	$48,636	10.50%
Tier 1 Capital (to risk-weighted assets)	72,825	15.72%	27,792	6.00%	37,056	8.00%
Common Equity Tier 1 Capital (to risk-weighted assets)	72,825	15.72%	20,844	4.50%	30,108	6.50%
Tier 1 Capital (to total assets)	72,825	11.75%	24,799	4.00%	30,998	5.00%

As of December 31, 2019:
Total Capital (to risk-weighted assets)	57,548	17.84%	25,804	8.00%	33,868	10.50%
Tier 1 Capital (to risk-weighted assets)	52,446	16.26%	19,353	6.00%	25,804	8.00%
Common Equity Tier 1 Capital (to risk-weighted assets)	52,446	16.26%	14,515	4.50%	20,966	6.50%
Tier 1 Capital (to total assets)	52,446	10.49%	19,994	4.00%	24,992	5.00%

(1)	To be considered “adequately capitalized” under the FDIC’s Prompt Corrective Action regulations.
(2)	To be considered “well-capitalized” under the FDIC’s Prompt Corrective Action regulations.

Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates. Our market risk arises primarily from interest-rate risk inherent in loan and deposit taking activities. To that end, we actively monitor and manage our interest-rate risk exposure. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on and off-balance-sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments, which reflect changes in market prices and rates, should also be considered.

Our objective in managing interest-rate risk is to minimize the adverse impact of changes in interest rates on our net interest income and capital, while adjusting our asset-liability structure to obtain the maximum yield-cost spread on that structure. We rely primarily on our asset-liability structure to control interest-rate risk. However, a sudden or substantial increase in interest rates may adversely impact our earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same rate, to the same extent, or on the same basis.

Asset/Liability Structure

As part of our asset and liability management, we have emphasized establishing and implementing internal asset-liability decision processes, as well as communications and control procedures to manage our earnings. These processes and procedures provide us with better capital planning, asset mix and volume controls, loan-pricing guidelines, and deposit interest-rate guidelines, which should result in tighter controls and less exposure to interest-rate risk.

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring our interest rate sensitivity “gap.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest-rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. The gap ratio is computed as rate sensitive assets/rate sensitive liabilities. A gap ratio of one to one represents perfect matching. A gap is considered positive when the amount of interest-rate sensitive assets exceeds interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. During a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would adversely affect net interest income.

In order to minimize the potential for adverse effects of increases in interest rates on the results of our operations, we monitor asset and liability management policies to better match the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of: (i) emphasizing the origination of adjustable-rate loans; (ii) maintaining a stable core deposit base; and (iii) maintaining a significant portion of liquid assets (cash and short-term securities).

Deposits and Other Sources of Funds

General. In addition to deposits, sources of funds available for lending and for other purposes include loan repayments and proceeds from the sales of loans. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are influenced significantly by general interest rates and money-market conditions. Borrowings, as well as available lines of credit, may be used on a short-term basis to compensate for reductions in other sources, such as deposits at less than projected levels.

Deposits. Deposits are attracted principally from within our primary service area of Pinellas, Hillsborough, Manatee, Pasco, and Sarasota Counties, Florida. We offer a wide selection of deposit instruments including demand deposit accounts, NOW accounts, money-market accounts, regular savings accounts, certificate of deposit accounts; and retirement savings plan (such as IRA accounts).

Certificate of deposit rates are set to encourage longer maturities as cost and market conditions will allow. Deposit account terms vary, with the primary differences being the minimum balance required, the time period the funds must remain on deposit and the interest rate. We emphasize commercial banking relationships in an effort to increase demand deposits as a percentage of total deposits. Deposit interest rates are set weekly by management, based on a review of loan demand, deposit flows for the previous week and a survey of rates among competitors and other financial institutions in Florida.

The amounts of each of the following categories of deposits, for the periods indicated, are as follows (dollars in thousands):

	As of December 31,
	2020		2019
Deposit Types	Amount	% of Deposits	Amount	% of Deposits
Noninterest-bearing deposits	$62,650	11.2%	$51,025	11.4%
Interest bearing transaction accounts	140,265	25.1%	71,134	15.9%
Money-market accounts	274,422	49.1%	174,517	38.9%
Savings accounts	12,323	2.2%	10,875	2.4%

Subtotal	489,660	87.6%	307,551	68.6%

Total time deposits	69,125	12.4%	141,043	31.4%

Total deposits	$558,785	100.0%	$448,594	100.0%

The following table sets forth the maturities of our time deposits by category for the periods indicated (dollars in thousands).

	As of December 31,
	2020	2019
Three months or less	$16,692	$12,688
Over three months through one year	11,521	98,206
Over one year through three years	39,513	23,680
Over three years	1,399	6,469

Total	$69,125	$141,043

Other Borrowings

The Bank had $1.00 million of subordinated debentures outstanding at December 31, 2019, of which $500,000 were issued in December 2014 and $500,000 were issued in September 2015. The subordinated debentures had a final maturity of December 31, 2029 and accrued interest at the greater of 8.75% per annum or LIBOR plus 4.95% per annum as determined two business days prior to each interest payment date. The subordinated debentures are redeemable after the fifth anniversary, in whole or in part, at the option of the Bank, at a redemption price equal to 100% plus the applicable premium (3% within year six) together with accrued interest. The balance of subordinated debentures outstanding at the Bank, net of offering costs, amounted to $0 and $980,912 at December 31, 2020 and 2019. In January 2020, $500,000 of the subordinated debentures were redeemed at the option of the Bank, and in October 2020, the remaining $500,000 of the subordinated debentures were redeemed at the option of the Bank.

In June 2016, the Company issued a total of $550,000 in subordinated debentures. Under these debt agreements, there is a remaining amount of $950,000 in subordinated debentures that may be issued by the Company. The subordinated debentures have final maturities of March 31, 2023 and June 30, 2023 and accrue interest at 7.50% per annum. The debentures are redeemable, in whole or in part, at the option of the Company at a redemption price equal to 100% together with accrued interest. In October 2020, $500,000 of these debentures were converted to Series B Convertible Preferred Stock. As a result, at December 31, 2020, $50,000 was outstanding.

In December 2018, the Company issued a $6.00 million subordinated debenture that matures December 21, 2028 and is redeemable after five years. The debenture carries interest at a fixed rate of 6.875% per annum for the initial five years of term and carries interest at a floating rate for the final five years of term. Under the debt agreement, the floating rate is based on a LIBOR benchmark plus 4.045% per annum; however, LIBOR will be replaced by a SOFR benchmark by December 21, 2023 and, therefore, the floating rate will be based on SOFR plus 4.045% per annum. The balance of subordinated debentures outstanding, net of offering costs, amounted to $5.95 million and $6.43 million at December 31, 2020 and 2019.

At December 31, 2019, the Company had a $3.00 million term note with a financial institution maturing March 12, 2028, requiring principal and interest payments based on a ten-year amortization with interest at prime (4.75% at December 31, 2019) with a floor of 4.50%. The Company also had a $2.00 million line of credit with the same financial institution that matured in March 2019 and was subsequently extended pending renegotiation of both the term note and line of credit. The line of credit required quarterly interest payments at Prime with a floor of 4.50%. The combined balance of both the line of credit and note was $4.10 million at December 31, 2019. In March 2020, the Company renegotiated the terms of the debt and combined the line of credit and term note into one amortizing note with quarterly principal and interest payments with interest at Prime (3.25% at December 31, 2020). The new note matures on March 10, 2029 and the balance of the note was $3.754 million at December 31, 2020. The note is secured by 100% of the stock of the Bank and requires the Company to comply with certain loan covenants during the term of the line of credit and note.

In April 2020, the Company entered into the Federal Reserve’s PPPLF. Under the PPPLF, advances must be secured by pledges of loans to small businesses originated by the Company under the PPP. The PPPLF accrues interest at 0.35% per annum and matures at various dates equal to the maturity date of the PPPLF collateral pledged to secure the advance, ranging from April 14, 2022 to November 4, 2025, and will be accelerated on and to the extent of any SBA 7(a) loan forgiveness reimbursement by the SBA for any PPPLF collateral or the date of purchase by the SBA from the borrower of any PPPLF collateral. On the maturity date of each advance, the Company shall repay the advance plus accrued interest. This $881.26 million borrowing was fully advanced at December 31, 2020.

Off-Balance Sheet Arrangements

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments primarily include unfunded loan commitments, undisbursed loans in process, unfunded lines of credit, and standby letters of credit. The Bank uses these financial instruments to meet the financing needs of its customers. These financial instruments involve, to varying degrees, elements of credit, interest rate, and liquidity risk. These do not represent unusual risks and management does not anticipate any accounting losses that would have a material effect on the Bank.

A summary of the amounts of the Bank’s financial instruments, with off-balance sheet risk for the periods indicated, are as follows (in thousands):

	As of December 31,
	2020	2019
Unfunded loan commitments	$34,868	$37,715
Unfunded lines of credit	34,063	12,611
Standby letters of credit	68	193

Totals	$68,999	$50,519

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management’s credit evaluation of the counterparty.

Standby letters-of-credit are conditional lending commitments that we issue to guarantee the performance of a customer to a third party and to support private borrowing arrangements. Essentially, all letters-of-credit issued have expiration dates within one year. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending credit. The Bank may hold collateral supporting those commitments. Newly issued or modified guarantees that are not derivative contracts have been recorded on the Bank’s balance sheet at their fair value at inception.

In general, loan commitments and letters of credit are made on the same terms, including with respect to collateral, as outstanding loans. Each customer’s creditworthiness and the collateral required are evaluated on a case-by-case basis.

Results of Operations, Generally

BayFirst’s operating results depend on our net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, consisting primarily of deposits. Net interest income is determined by the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities (“interest-rate spread”) and the relative amounts of interest-earning assets and interest-bearing liabilities. Our interest-rate spread is affected by regulatory, economic, and competitive factors which influence interest rates, loan demand, and deposit flows. In addition, our operating results are also affected by the level of nonperforming loans and foreclosed real estate, as well as the level of our non-interest income, and our non-interest expenses, such as salaries and employee benefits, occupancy and equipment costs, and income taxes. We are also dependent on non-interest income, which is derived primarily from residential loan fee income and net gain on the sales of the guaranteed portion of SBA loans.

Comparison of Results of Operations for the Years Ended December 31, 2020 and 2019.

Net Income. Net income for the year ended December 31, 2020, was $12.70 million, an increase of $8.22 million or 183.28% over net income for the year-ended December 31, 2019 of $4.48 million. The increase in net income in 2020 over 2019 was primarily due to an increase in residential loan fee income and the addition of PPP loan origination fee and interest income, offset by an increase in noninterest expenses, particularly salaries and commissions expenses, as well as an increase in provision for loan loss expense and a decline in gain on sale of SBA loans as the Company made the decision to hold the majority of guaranteed SBA balances originated in 2020.

Net Interest Income. Net interest income was $33.45 million for the year ended December 31, 2020, an increase of $16.02 million or 91.88% from 2019. The increase was primarily due to net PPP origination fee income of $13.42 million and PPP interest income of $5.68 million recognized in 2020, offset by declines in interest income on loans and interest-bearing deposits in other banks. The net interest margin for the year ended December 31, 2020 was 2.88%, down substantially from 4.08% realized in 2019. The primary reason for the decline is the significant amount of PPP loan balances during the majority of 2020 at a rate of 1.00%. Although the rate on PPP loans brings down the Company’s net interest margin, because these loans are pledged to the Federal Reserve’s PPPLF at a rate of 0.35%, their balance is allowed to be excluded from the Bank’s regulatory capital ratios and thus the net 65 basis points earned brings significant earnings to the Company without having to allocate capital against those assets.

Provision for Loan Losses. The provision for loan losses is charged to operations to increase the total allowance to a level deemed appropriate by management and is based upon the volume and type of lending we conduct, industry standards, the amount of nonperforming loans, general economic conditions, particularly as they relate to our market area, and other factors which may affect our ability to collect on the loans in our portfolio. We recorded a provision for loan losses for the years ended December 31, 2020, and December 31, 2019 of $16.90 million and $8.87 million, respectively. During 2020, we increased the qualitative factors in the allowance for loan loss calculation for the economic uncertainties caused by the COVID-19 pandemic resulting in the increased provision expense in 2020. In the year ended December 31, 2020, there were $6.48 million of net charge-offs, as compared to $4.69 million in 2019. The ALLL was $21.16 million at December 31, 2020, compared to $10.74 million at December 31, 2019.

Since the majority of the Company’s loan portfolio consists of SBA loans, most of which received from the SBA principal and interest payments under Section 1112 of the CARES Act during 2020 and will receive from the SBA at least three months of payments in 2021, asset quality trends may appear more favorable than they otherwise would without the CARES Act support. Although the Company’s asset quality trends indicate minimal stress on the portfolio, management believed it was prudent to be proactive in increasing the allowance for loan losses using qualitative measures throughout 2020.

Noninterest Income. Noninterest income for the year ended December 31, 2020 was $97.70 million, an increase of $44.57 million or 83.90% from $53.12 million during 2019. The increase was primarily due to an increase in residential loan fee income of $61.40 million or 196.3%, offset by a decline in gain on sale of SBA loans of $18.85 million or $91.94% to $1.65 million for 2020 as the Company made the decision to hold the majority of guaranteed SBA balances originated in 2020.

Noninterest Expense. Noninterest expense was $98.47 million for the year ended December 31, 2020, an increase of $43.08 million or 77.77% from $55.39 million during 2019. The increase was primarily due to increases in salaries and benefits, commissions, and bonuses and incentives as several loan production offices were added which increased the overall count of full-time employees and also increased commissions. In addition, in order to originate and service almost $900 million of PPP loans originated in 2020, significant overtime was incurred and temporary workers were utilized to handle the volume. Data processing costs also increased by $2.68 million during 2020 to $4.42 million for the year ended December 31, 2020, as software was added to originate and service PPP loans. Additionally, data conversion costs were incurred in the first quarter of 2020 with the conversion of the Company’s core processing system. Per loan costs on the residential lending platform also increased based on volume. Mortgage banking expense also increased proportionately with the increase in residential lending volume from $2.40 million during 2019 to $5.29 million during 2020, an increase of $2.89 million or 120.42%.

Income Taxes. Income tax expense was $3.07 million for the year ended December 31, 2020, an increase of $1.26 million or 69.61% from $1.81 million during 2019. The increase was primarily due to the increase in pre-tax earnings; however, the purchase of Bank Owned Life Insurance in June 2020 did add tax free income, and due to the CARES Act signed in March, the Company was able to carry back net operating losses created in 2018 to prior years where tax rates were higher than they were in 2020, which created a one-time tax benefit of $969,000. The effective income tax rate was 19.49% for 2020 compared to 28.79% for 2019 as a result.

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MANAGEMENT AND BOARD OF DIRECTORS

The Board of BayFirst is comprised of 14 individuals: George Apostolou, Derek S. Berset, Mark S. Berset, Dennis R. DeLoach, Jr., Dennis R. “Rep” DeLoach, III, Alexander Harris, Tarek Helal, Trifon Houvardas, Anthony N. Leo, Christos Politis, M.D., Anthony Saravanos, Bradly W. Spoor, Harold J. Winner, and Barbara Zipperian. Biographical information regarding each director is below.

BayFirst Directors

George Apostolou, age 70, founded the George Apostolou Construction Company in 1983. Since that time, it has built more than 200 commercial buildings, government services buildings, churches, office buildings, and retail centers. In 2009, he founded Global Ground Solutions, a sinkhole mitigation company performing services for several of the major engineering firms in West Central Florida. In addition to contracting, Mr. Apostolou has been involved in the development of many commercial projects and now owns numerous properties in the Tampa Bay area. He also serves on the Board of Directors of HCI Group, Inc., a New York Stock Exchange listed company. Mr. Apostolou joined the Board in 2013. We believe that Mr. Apostolou’s qualifications to serve on our Board include his executive leadership and management experience, public company Board experience, and financial expertise gained from the successful operations of his own businesses.

Derek S. Berset, age 44, is an owner of Comegys Insurance Agency, Inc., a family owned and operated retail insurance agency that has served the west coast of Florida for over 75 years. Mr. Berset is also the President of Franchise Alliance Network LLC, which provides franchises with accounting, insurance, bookkeeping and payroll services, and he serves as Vice President of SAN of Florida Inc., an insurance wholesaler to independent agencies within Florida. He is the Chairman of the Board for Arts Conservatory for Teens (ACT), a nonprofit organization that helps teens excel within the arts. Mr. Berset is a graduate of Florida State University. He joined the Board in 2020 and is the son of BayFirst director Mark S. Berset. We believe that Mr. Berset’s qualifications to serve on our Board include his management and financial experience.

Mark S. Berset, age 74, has served since 1987 as the Chief Executive Officer of Comegys Insurance, a family owned insurance agency located in St. Petersburg, Florida. Mr. Berset is also the founder of Alpha Insurance Management, Satellite Agency Network of Tampa Bay, and Association Insurance Specialists. Mr. Berset also serves as a director of Heritage Insurance Holdings, Inc., a New York Stock Exchange listed company. He is a former director of United Insurance Holdings Corp., former board member of Innovaro, Inc., a past board member of North Star Bank Holding Company, Tampa, Florida, and past President and Board member of Bayfront Hospital Foundation in St. Petersburg, Florida. He received a bachelor’s degree in Business Economics from St. Ambrose University and an MBA from Georgia State University. Mr. Berset joined the Board in 2014 is the father of BayFirst director Derek S. Berset. We believe that Mr. Berset’s qualifications to serve on our Board include his executive leadership and management experience, prior bank and public company Board experience, and financial expertise gained from the successful operations of his own businesses.

Dennis R. DeLoach, Jr., age 82, is a partner in the law firm of DeLoach, Hofstra & Cavonis, P.A., located in Seminole, Florida, which he established in 1976. Mr. DeLoach was an organizing director of the former Seminole Federal Savings Bank and served continuously through the conversion of that institution to a state-chartered commercial bank in 1991 until the sale of that bank to F.N.B. Corp. in 1998. He then became an organizing director of the Bank. He graduated from the University of Georgia in 1960 and Stetson Law School in 1963. Mr. DeLoach joined the Board in 2009 is the father of BayFirst director Dennis R. “Rep” DeLoach, III. We believe that Mr. DeLoach’s qualifications to serve on our Board include his legal experience and prior bank Board experience.

Dennis R. “Rep” DeLoach, III, age 46, is a partner at the law firm of DeLoach, Hofstra & Cavonis, P.A. in Seminole, Florida. Mr. DeLoach graduated from Mercer University in 1996 and Mercer University Law School in 1999. He is Board Certified by the Florida Bar in Elder Law. Mr. DeLoach is a frequent speaker on continuing legal education to other Florida attorneys. Mr. DeLoach joined the Board in 2020 and is the son of BayFirst director Dennis R. DeLoach, Jr. We believe that Mr. DeLoach’s qualifications to serve on our Board include his legal experience.

Alexander Harris, age 40, currently serves as Chief Executive Officer of the Arts Conservatory for Teens (“ACT”), a non-profit organization headquartered in St. Petersburg, Florida. He also currently serves as a Senior Executive Consultant and Creative Strategist for Three Oak Doors Enterprises, LLC, and he has previously served as a Lecturer, Creative Strategist, and Consultant for the University of South Florida. Dr. Harris received a Doctor of Education Degree from Nova Southeastern University with an emphasis in organizational leadership and curriculum development. He also received Masters Degrees in both Theological Studies and Social Work from Boston University, and he received a Bachelor of Arts Degree with a triple major in Human Services, Social Work, and Sociology from LaGrange College. Mr. Harris joined the Board in 2021. We believe that Mr. Harris’s qualifications to serve on our Board include his managerial experience as the Chief Executive Officer of ACT and his knowledge of the underserved portions of the communities we serve.

Tarek Helal, age 42, has served as Senior Vice President, Corporate Risk Management – Products at Raymond James Financial in St. Petersburg, Florida, since 2017. From 2015 to 2017, Mr. Helal was the founder, Chief Executive Officer and Chief Investment Officer of Horus Asset Management located in Tampa, Florida. From 2009 to 2014, Mr. Helal was Vice President of Product Development and Research for Raymond James Financial, leading several departments including Mutual Fund Research & Marketing and the Alternative Investment Group. Prior to joining Raymond James in 2007, Mr. Helal was a Senior Associate at Standard & Poor’s Corporate Value Consulting. He received a B.S. in Business Administration summa cum laude from the University of Florida and an MBA with distinction from the J.L. Kellogg School of Management at Northwestern University. Mr. Helal joined the Board in 2011. We believe that Mr. Helal’s qualifications to serve on our Board include his capital markets, investment banking and other financial experience.

Trifon Houvardas, age 54, has been the principal of Foresight Holding, Inc. and Foresight Property Services, Inc. since 2007. He is a Florida Real Estate Broker/Developer with over 25 years of experience in the real estate industry and has extensive experience in the construction and development of large-scale real estate projects and management of single-tenant, multi-family, residential and commercial properties. He has developed and manages a $25 million portfolio of commercial real estate throughout the state of Florida. He is also a member of the Board of Directors of Heritage Insurance Holdings, Inc., a New York Stock Exchange listed company, and AtlasBanc Holdings, Corp. Mr. Houvardas joined the Board in 2013. We believe that Mr. Houvardas’s qualifications to serve on our Board include his real estate experience and prior public company Board experience.

Anthony N. Leo, age 60, has served as the Chief Executive Officer and a director of BayFirst and the Bank since August 2013. Prior to joining the Bank, Mr. Leo provided management consulting and regulatory advisory services to community banks throughout the state of Florida and served as the interim Chief Executive Officer of three troubled banks between 2009 and 2013. Mr. Leo was the Managing Director and Executive Vice President of Community Banks, Inc. in Harrisburg, PA from 1993 to 2007. He previously served as Vice President and Corporate Counsel for FB&T of Hanover, Pennsylvania, and Vice President and Associate Counsel for the National Bank of Washington, D.C. Mr. Leo also serves on the Board of Directors of Presidential Bank, FSB, in Bethesda, Maryland. Mr. Leo received a B.A. in Political Science from George Washington University and a JD from George Washington University Law School. He is a member of the Bar in the District of Columbia and State of Maryland. We believe that Mr. Leo’s qualifications to serve on our Board include his service as our President and Chief Executive Officer and previous banking and public company experience.

Christos Politis, M.D., age 44, is a principal of Xenia Management, Inc., a real estate development and property management company He is a Board Certified Urologist and was President of St. Pete Urology from 2007 to 2020. He also served as the Chief Medical Officer for Largo Medical Center from 2018 to 2020. Dr. Politis received his Bachelor degree from the University of Florida, his medical degree from the University of South Florida College of Medicine, and a Master of Business Administration from the University of South Florida. Dr. Politis joined the Board in 2017. We believe that Dr. Politis’s qualifications to serve on our Board include his managerial experience as President of St. Pete Urology and Chief Medical Officer for Largo Medical Center.

Anthony Saravanos, age 50, is the Chairman of the Board of BayFirst. Since 2013, Mr. Saravanos has been the President of Greenleaf Capital, a division of the HCI Group, Inc. From 2005 to 2013, Mr. Saravanos was Vice President of The Boardwalk Company, a full-service commercial real estate company located in Palm Harbor, Florida. A licensed real estate broker, Mr. Saravanos is a Certified Commercial Investment Member (CCIM) and has over 12 years of experience in commercial property sales, leasing, project and property management. He graduated from Ursinus College in Pennsylvania with a double major in Economics and Spanish in 1992 and Villanova University with an MBA in 1997. He is also a member of the Board of Directors of the HCI Group, Inc., a New York Stock Exchange traded company. Mr. Saravanos joined the Board in 2011. We believe that Mr. Saravanos’s qualifications to serve on our Board include his investment banking and real estate experience and his previous public company Board services.

Bradly W. Spoor, age 42, has been the Chief Executive Officer of Spoor Street Investments, LLC since 2018. In addition, he has been the principal of Pelican Bay Capital, LLC since 2010. From 2002 to 2013, he was the owner and operator of P&B Capital Group, LLC, which managed customer service and loan recovery specialists. From 2006 to 2011, Mr. Spoor also owned and operated SKW Capital, LLC, a loan collections business. Mr. Spoor maintains certified memberships with the Debt Buyers Association, Credit & Collections Professions, and ACA International LLC. He joined the Board in 2018. We believe that Mr. Spoor’s qualifications to serve on our Board include his experience in the loan recovery and collection industry and his experience in managing his own businesses.

Harold J. Winner, age 71, is a retired banker and the Chairman of the Board of the Bank. Mr. Winner previously served as the Acting Chief Executive Officer of the Bank from 2011 to 2013. Prior to this and until his retirement in 2007, Mr. Winner served as President and Chief Operating Officer of Synovus Bank of Tampa Bay, formerly United Bank, where he had been employed for 19 years. Mr. Winner began his banking career with First National Bank of Atlanta (now Wells Fargo) in 1972. He received his B.S. in Management in 1971 from Florida State University and his MBA from Georgia State University in 1975. Mr. Winner joined the Board in 2011. We believe that Mr. Winner’s qualifications to serve on our Board include his prior service as our President and Chief Executive Officer and other banking experience.

Barbara J. Zipperian, age 63, is a CPA and retired Chief Financial Officer with 38 years of banking experience. She most recently served as Director, Executive Vice President, and Chief Financial Officer of Tennessee Bank & Trust. She has previously been employed as Chief Financial Officer for Avenue Bank and Regional Financial Officer for Regions Bank. Ms. Zipperian received her Bachelor of Science Degree in Accounting from Ball State University. She joined the Board in 2021. We believe that Ms. Zipperian’s qualifications to serve on our Board include her experience as a CPA and as the Chief Financial Officer of banking institutions.

Director Independence

Under Nasdaq rules, independent directors must comprise a majority of our Board within a specified period of time of our initial rules. Those rules, as well as those of the SEC, impose several other requirements with respect to the independence of our directors. Our Board has evaluated the independence of its members based upon Nasdaq and SEC rules. Applying these standards, our Board has affirmatively determined that a majority of the members of the Board are independent directors under the applicable rules. We have determined that Mr. Apostolou and Dr. Politis are not independent directors under the applicable rules because the Bank rents its main office from a company affiliated with Mr. Apostolou and Dr. Politis’s father. Mr. Leo does not qualify as an independent director because he is an executive officer of both the Company and the Bank.

Code of Conduct

We have a Code of Business Conduct and Ethics which applies to our directors, offices, and employees. In connection with our application to Nasdaq, the Board will adopt a Code of Ethics which complies with Nasdaq and the Sarbanes-Oxley Act.

Board Committees

The Board of Directors is divided into five committees. The following table discloses the membership of each committee.

Name	Audit and Risk Management	Compensation	Environmental, Social, and Governance	Executive	Nominating
George Apostolou				Member
Derek S. Berset
Mark S. Berset				Chair	Chair
Dennis R. DeLoach, Jr.	Member			Member	Member
Dennis R. DeLoach, III	Member	Chair	Member
Alexander Harris			Member
Tarek Helal	Member	Member
Trifon Houvardas		Member
Anthony N. Leo			Member	Member
Christos Politis, M.D.			Chair
Anthony Saravanos		Member		Member	Member
Bradly W. Spoor	Member
Harold J. Winner		Member		Member	Member
Barbara J. Zipperian	Chair		Member

Audit and Risk Management Committee. Our Board has evaluated the independence of each of the members of our Audit and Risk Management Committee and has affirmatively determined that: (i) each of the members of our Audit Committee is an independent director under Nasdaq rules; (ii) each of the members satisfies the additional independence standards under applicable SEC rules for audit committee service; and (iii) each of the members has the ability to read and understand fundamental financial statements. In addition, our Board has determined that Ms. Zipperian has the financial sophistication required by Nasdaq rules due to her experience and background, specifically her prior service as a Chief Financial Officer of other banks, and that she qualifies as a “audit committee financial expert” under the rules and regulations of the SEC.

The Audit and Risk Management Committee assists our Board performing the Board’s oversight responsibilities as they relate to the Company’s accounting and financial reporting practices and audits of the financial statements, internal controls, and legal and regulatory compliance, including, among other things:

•	the quality and integrity of the Company’s financial statements;

•	the Company’s compliance with applicable laws and regulations;

•	the review of the independent auditors’ qualifications and independence;

•	the performance of the Company’s internal audit function and the Company’s independent auditors; and

•	the application of the Company’s Code of Business Conduct and Ethics as established by management and the Board.

Our Audit and Risk Management Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Audit and Risk Management Committee is available on our website at www.firsthomebank.com.

Compensation Committee. Our Board has evaluated the independence of each of the members of our Compensation Committee and has affirmatively determined that each of the members of our Compensation Committee meets the definition of an independent director under Nasdaq rules. Our Board has also determined that each of the members of the Compensation Committee qualifies as a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act.

The Compensation Committee assists our Board in its oversight of our overall compensation structure, policies and programs and assessing whether such structure meets our corporate objectives. The Compensation Committee also reviews and oversees the compensation determinations of our named executive officers, as well as the administration of our compensation and benefit plans.

Our Compensation Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities.

Environmental, Social, and Governance Committee. Our Environmental, Social and Governance Committee is responsible for overseeing the Company’s development and implementation of business practices intended to promote the Company’s commitment to environmental, health and safety, corporate social responsibility, corporate governance, sustainability, and other public policy matters relevant to the Company

Executive Committee. Our Executive Committee meets only on an ad hoc basis to address matters that may require immediate or in depth attention which the full Board is unable to provide at such time.

Nominating Committee. Our Board has evaluated the independence of each of the members of our Nominating Committee and has affirmatively determined that each of the members of our Nominating meets the definition of an independent director under Nasdaq rules.

The Nominating Committee assists our Board in its oversight of identifying and recommending persons to be nominated for election as directors and to fill any vacancies on the board of the Company and the Bank, monitoring the composition and functioning of the standing committees of the Board, and developing, reviewing and monitoring the corporate governance policies and practices of the Company.

In carrying out its functions, the Nominating Committee develops, and recommends to the Board for its approval, qualification criteria for all potential nominees for election, including incumbent directors, Board nominees, and shareholder nominees to be included in the Company’s future proxy statements. The Nominating Committee also evaluates potential nominees for our Board to determine if they have any conflicts of interest that may interfere with their ability to serve as effective Board members and to determine whether they are independent in accordance with applicable SEC and Nasdaq rules (to ensure that, at all times, at least a majority of our directors are independent). Although we do not have a separate diversity policy, the Nominating Committee may consider the diversity of the Company’s directors and nominees in terms of knowledge, experience, skills, expertise and other factors that may contribute to the effectiveness of our Board.

Our Nominating Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities.

Bank Directors

The Board of Directors of the Bank is comprised of 12 individuals: Mr. Alexander, Mr. Apostolou, Mr. Derek S. Berset, Mr. DeLoach, III, Mr. Helal, Mr. Houvardas, Mr. Leo, Mr. Politis, Mr. Saravanos, Mr. Spoor, Mr. Winner, and Ms. Zipperian.

Non-Director Management

Our executive leadership team is comprised of Mr. Leo, along with the non-director individuals listed below.

Lewis Benner, age 60, has served as BayFirst and the Bank’s Executive Vice President and Chief Credit Officer since January 1, 2020. Prior to that he served as Senior Vice President, Director of Credit Administration for the Bank from August 2018. Mr. Benner’s previous experience includes serving as President and Chief Executive Officer of 1st Manatee Bank, Bradenton, Florida, from 2012 to 2016. Executive Vice President and Chief Lending Officer of Sabal Palm Bank, Sarasota, Florida from 2006 to 2009, and Community Bank President of Gold Bank, Bradenton, Florida from 2001 to 2006. Mr. Benner received his BA in Business Administration from Elizabethtown College.

Brandi N. Jaber, age 47, has been with the Company since 2017. Since October 2020, she has served as Bay First’s Executive Vice President and the Bank’s President of the Residential Mortgage Division. Ms. Jaber has spent longer than 17 years in various management roles in the residential mortgage industry. She has served as an executive team member for the past 8 years, leading numerous cross-functional initiatives. Prior to October 2020, she served as the Bank’s Chief Administrative Officer. Ms. Jaber received her Bachelor in Finance from the University of Florida and an MBA from the University of Tampa.

Matthew M. Luckey, age 47, has been with the Company since 2015. He currently serves as BayFirst and the Bank’s Executive Vice President and Chief Banking Officer. Prior to joining BayFirst, Mr. Luckey served as Vice President, Commercial Lending at The Bank of Tampa from 2012 to 2015. Prior to that he served in various banking roles, including management training, branch management, credit underwriting, and commercial lending beginning with SunTrust Bank, followed by United Bank and Synovus Bank. He received his Bachelor of Business Administration from the University of Georgia.

Robin L. Oliver, age 45, has served as BayFirst and the Bank’s Executive Vice President and Chief Financial Officer since June 2018. From 2014 to 2018, Mrs. Oliver served as Controller for Central Bank & Trust Company, Lexington, Kentucky. For the first 16 years of her career, she served multiple financial institution clients in public accounting as an auditor with Crowe Horwath LLP. Mrs. Oliver is a Certified Public Accountant and received her BA in Accounting from the University of Kentucky.

Thomas G. Zernick, age 58, is BayFirst’s Executive Vice President and the Bank’s President of CreditBench. Prior to joining BayFirst, Mr. Zernick served as Florida Market President for Stearns Bank. Mr. Zernick also served as SBA Product Manager for HomeBanc in Tampa. Mr. Zernick also served as a Community Bank President and SBA President for Republic Bank in Michigan. He received his Bachelor in Business Administration from the University of Notre Dame.

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EXECUTIVE COMPENSATION

General

The Compensation Committee determines the level of base salary and any incentive bonus for the Chief Executive Officer and other executive officers of BayFirst and the Bank. To accomplish this, the Compensation Committee has retained Pearl Meyer & Partners, LLC (“PM”) to provide independent compensation consulting services. PM periodically attended Compensation Committee meetings, including executive sessions, and provided information and advice independent of management. PM also performed a peer analysis for the Company. The Compensation Committee discussed these items and concluded that the engagement of PM, and the services it provided did not raise any conflict of interest.

In addition to the peer group analysis, actual salary changes and discretionary bonus awards are based upon the Compensation Committee’s evaluation of an individual’s performance and duties and responsibilities, the performance of BayFirst and the Bank, and other relevant factors, as determined solely by the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors of BayFirst is comprised of Dennis R. DeLoach, III (Chair), Tarek Helal, Trifon Houvardas, Anthony Saravanos and Harold J. Winner. None of the members of the Compensation Committee have engaged in any transactions which would result in them not being considered “independent” under Nasdaq rules.

Summary Compensation Table

The following table sets forth the compensation paid to Mr. Leo, Mr. Zernick, Mr. Luckey, and our former Chief Operating Officer Matthew A. McDonald and Executive Vice President Brandon J. Roth during 2020, 2019, and 2018.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards		Option Awards	Nonequity Incentive Plan Compensation(1)		Nonqualified Deferred Compensation Earnings	All Other Compensation(4)	Total
Anthony N. Leo, CEO	2020 2019 2018	$281,875 263,542 250,000	— — —		$213,438 — 66,888	$52,874 59,561 98,225		$426,876 262,665 98,685	$82,089 56,700 53,952	$33,268 30,361 32,489	$1,090,421 672,829 600,248

Thomas G. Zernick, EVP	2020 2019 2018	$240,292 153,333 156,060	$73,013 102,500 75,000		$24,340 — —	$20,871 23,825 37,887		— — —	— — —	$31,345 25,836 25,791	$389,861 305,494 294,738

Matthew M. Luckey, EVP	2020 2019 2018	$191,100 173,750 170,000	$47,273 55,000 45,000		$15,760 — —	$20,871 23,825 37,887		— — —	— — —	$35,867 32,661 31,465	$310,871 285,236 284,352

Matthew A. McDonald, Former COO(2)	2020 2019 2018	$70,814 215,625 205,000	— — —	$	— — 44,592	$30,611 35,737 56,128	$	— 175,110 65,790	— — —	$549,957 22,713 25,315	$651,382 449,185 396,825

Brandon J. Roth, Former EVP(3)	2020 2019 2018	$137,823 158,125 159,120	$360,000 150,102 75,000		— — —	$20,871 23,825 37,887		— — —	— — —	$27,464 33,124 30,179	$546,157 365,176 302,186

(1)

In light of uncertainties associated with the COVID-19 pandemic and ensuing recession, portions of each bonus and cash incentive compensation have been deferred and will be payable on or after July 1, 2021. The deferred portions may be forfeited in whole or in part should First Home experience operating losses in the first two quarters of 2021.

(2)	Mr. McDonald’s served as BayFirst’s and the Bank’s Chief Operating Office until April 21, 2020.
(3)	Mr. Roth served as BayFirst’s Executive Vice President and President of the Bank’s Residential Lending Division until October 16, 2020.

(4)	All Other Compensation includes:

Name and Principal Position	Year	401(k) Plan Contributions	ESOP Contributions		Medical, Dental, and Vision Benefits	Life Insurance Premiums	Severance Related Payments
Anthony N. Leo, CEO	2020 2019 2018	$8,550 8,400 11,375		$5,700 5,196 5,500	$16,246 15,034 13,817	$2,772 1,731 1,806	— — —

Thomas G. Zernick, EVP	2020 2019 2018	$8,550 8,034 11,661		$5,700 5,196 5,500	$15,620 11,271 7,278	$1,476 1,335 1,352	— — —

Matthew M. Luckey, EVP	2020 2019 2018	$7,874 6,566 6,900		$5,237 4,212 4,607	$22,159 21,344 19,610	$597 539 348	— — —

Matthew A. McDonald, Former COO	2020 2019 2018	$8,550 8,400 11,325	$	— 5,196 5,500	$6,729 8,191 7,524	$527 926 966	$534,152 — —

Brandon J. Roth, Former EVP	2020 2019 2018	$8,550 6,997 7,024	$	— 4,462 4,689	$18,491 21,344 18,145	$423 322 321	— — —

In 2021, Mr. Leo is receiving a $315,000 base salary, Mr. Zernick is receiving a $295,000 base salary, and Mr. Luckey is receiving a $200,000 base salary.

Agreements with Mr. Leo

We are parties to an employment agreement with our Chief Executive Officer Anthony N. Leo. The agreement had an initial term ending on December 31, 2019, and renews annually for an additional year, so that the then-remaining term of the agreement is three years, unless either party provides notice of non-renewal. Under his agreement, Mr. Leo receives a minimum annual salary of $220,000, which may be increased annually by the Board. He is also eligible to participate in any of our incentive, pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans and programs. Mr. Leo’s employment agreement also provides that during the term of employment and for a period of 18 months following termination, Mr. Leo may not: (a) compete with us by, directly or indirectly, forming, serving as an organizer, director or officer of, employee or agent, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within a 50 mile radius of any of our offices; (b) solicit our clients with which he had contact in connection with products and services provided by us for the purpose of providing financial services; (c) solicit our employees; or (d) solicit or divert referrals of SBA loans from SmartBiz. If Mr. Leo terminates his employment for “good reason” or the Company terminates his employment without “cause” prior to, or more than 12 months after, a “change in control”, he will be entitled to severance compensation equal to his then current “annual compensation” for a period of 18 months, plus any accrued bonus, and all outstanding stock options and other incentive awards will vest immediately. However, if such a termination occurs within 12 months following a change in control, Mr. Leo will be entitled to receive severance compensation equal to two-times his then current annual compensation, plus any accrued bonus, and all outstanding equity-based incentive awards will vest immediately.

The Bank has also entered into a salary continuation agreement with Mr. Leo. The salary continuation agreement provides for an annual supplemental retirement benefit to be paid to Mr. Leo in 20 equal annual installments of $25,000 commencing on the first day of the first month immediately after the month in which a “separation from service” occurs and Mr. Leo has attained the “normal retirement age” (as such terms are defined in the salary continuation agreement). Mr. Leo will be entitled to the same benefits if a separation from service occurs after a “change in control” (as defined in the agreement). If Mr. Leo’s employment with the Bank terminates prior to December 31, 2022, he will receive no benefits under the salary continuation agreement. If he experiences a “disability” (as defined in the agreement) prior to normal retirement age, he will receive the accrued balance of the supplemental retirement benefit. If Mr. Leo was to die prior to receiving all of the benefit under the salary continuation agreement, his beneficiaries shall be entitled to receive the present value of the salary continuation benefit, calculated in accordance with the agreement. The salary continuation benefit will also be forfeitable if Mr. Leo violates certain non-competition and non-solicitation covenants.

Annual Incentive Plan

First Home has adopted an Annual Incentive Plan (the “AIP”) providing for both short-term cash bonuses and long-term compensation in the form of stock options or restricted stock. The AIP was established by the Compensation Committee in consultation with PM. Annual cash bonuses are determined by a set of objective and subjective criteria established by the Compensation Committee. Under the AIP, if Mr. Leo meets each of the established objectives, he may receive up to 3.90% of First Home’s pre-tax net income in 2020, 3.0% of pre-tax net income in 2021, and 2.75% of pre-tax net income in 2022 and successive years. Mr. Zernick may receive up to 75% of his base salary if he meets each of the established objectives, while Mr. Luckey may receive up to 40% of his base salary. Stock options or restricted stock may be granted at the Compensation Committee’s discretion based upon its assessment of the respective executive’s performance. Any equity component of such a plan will be granted pursuant to the 2017 Equity Incentive Plan.

2017 Equity Incentive Plan

In 2018, the Board amended, and BayFirst’s shareholders approved, the BayFirst Financial Corp. Amended and Restated 2017 Equity Incentive Plan (the “EIP”), which provides for the grant of stock options, restricted stock awards, restricted stock unit awards, and other equity awards to officers, employees, directors, advisors, and consultants. The number of shares reserved and available for issuance under the EIP is 15% of the total number of shares of common stock issued and outstanding from time to time, not to exceed 1,500,000 shares.

Following the effectiveness of the registration statement of which this prospectus is a part of, we intend to register under the Securities Act the shares of stock to be sold under the EIP.

The following is a summary of the material features of the EIP.

Purpose of the EIP

We believe the ability to offer stock-based compensation will allow us to attract additional personnel and to reward exceptional performance. The Board believes that the EIP provides a means whereby those individuals upon whom the responsibilities of the successful administration and management of BayFirst and the Bank rest, and whose present and potential contributions are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of BayFirst. By providing such individuals with additional incentive and reward opportunities, the Board believes that the EIP enhances the profitable growth of BayFirst.

Administration of the EIP

The EIP provides that the Board, its Compensation Committee, or any other committee appointed by the Board has the authority to administer the EIP and to make awards under the EIP. The Board has appointed the Compensation Committee as the administrator of the EIP until further notice.

Awards Under the EIP

The EIP provides for awards of stock options, restricted stock, restricted stock units, and other stock-based awards.

The EIP requires that stock options can only be issued at or above the fair market value per share on the date of grant. Stock options granted to participants under the EIP may be either incentive stock options under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or options that are not subject to the provisions of Section 422 of the Code. Stock options entitle the recipient to purchase shares of common stock at the exercise price specified in the award agreement. The administrator determines the number of option shares, the term of the option, the exercise price, the vesting schedule, performance conditions, and any other terms and conditions. In the case of 10% shareholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant.

No option may be exercisable more than 10 years after the date of grant. Payment of the exercise price of any option may be made in cash or cash equivalent, as determined by the administrator, to the extent permitted by law: (i) by means of any cashless exercise; (ii) by delivering shares of common stock already owned by the option holder; (iii) by such other method as the administrator may determine; or (iv) any combination of the foregoing.

Restricted stock consists of shares of common stock which are granted to the participant, subject to certain restrictions against disposition and certain obligations to forfeit such shares to the Corporation under certain circumstances. The restrictions, which may be different for each award, will be determined by the Compensation Committee.

Restricted stock units are similar to restricted stock awards in that the value of a restricted stock unit is denominated in shares of stock. However, unlike a restricted stock award, restricted stock units are a mere promise by the issuer to grant stock at a specified point in the future, and no shares of stock are transferred to the participant until certain requirements or conditions associated with the award are satisfied.

The administrator, in its discretion, may set restrictions on awards based upon the achievement of performance goals based upon any individual participant or Company criteria or metric, including, but not limited to: stock price, earnings, earnings per share, return on equity, return on assets, asset quality, net interest margin, loan portfolio growth, efficiency ratio, or deposit portfolio growth.

The Company and the participants who are granted awards under the EIP will enter into an award agreement setting forth the terms of any award. The terms and provisions of the award agreements need not be identical, and the administrator may, in its sole discretion, amend an outstanding award agreement at any time in any manner that is not inconsistent with the provisions of the EIP.

Amendment and Termination of the EIP

The Board may amend or terminate the EIP, provided that shareholder approval will be required to: (i) increase the total number of shares reserved for issuance under the EIP; or (ii) change the class of recipients eligible to participate in the EIP. No amendment shall adversely affect any of the rights of any holder of any award without the holder’s consent. The administrator may accept surrender of outstanding equity awards under the EIP and grant new awards in substitution for them; provided that the administrator will not exchange underwater stock options without prior shareholder approval. The EIP will terminate five years after its effective date, but outstanding awards continue until they expire in accordance with their terms.

Authorized Shares

The total number of shares reserved and available for issuance under the EIP is 15% of the total number of shares of BayFirst common stock issued and outstanding from time to time; provided the maximum aggregate number of reserved shares shall not exceed 1,500,000 shares. In the event of a stock dividend, stock split, reorganization, merger, recapitalization, or other change affecting the common stock, the administrator will make proportionate adjustments with respect to: (i) the aggregate number and kind of shares that may be issued under the EIP; (ii) the number, kind, and exercise price of shares issuable pursuant to each outstanding award made under the EIP; and (iii) the maximum number shares that may be subject to awards granted to any one individual under the EIP.

If any award lapses, expires, terminates, or is canceled prior to the issuance of shares thereunder or if shares covered by an award are settled in cash, the shares subject to such awards shall again be available for issuance under the EIP. If any shares subject to an award are not delivered to a participant because the award is exercised through a reduction of shares subject to the award, the number of shares that are not delivered to the participant will no longer be available for issuance under the EIP.

Non-Qualified Stock Purchase Plan

The Company adopted an Employee Stock Purchase Plan for all employees in 2015. During 2020, the ESPP was amended and restated in its entirety and was renamed the Non-Qualified Stock Purchase Plan (“NSPP”). All employees and Directors are eligible to participate in the NSPP. All Bank employees are eligible to purchase shares of BayFirst stock through payroll deduction, subject to a maximum of 10% of their pay through the NSPP. In no instance may the per share purchase price ever be less than the greater of its book value, $13.33, or 10% less than the fair market value of the stock as determined by the Board. Directors may purchase available shares of common stock with post-tax dollars as of the grant date at the price of shares offered under the Dividend Reinvestment Plan, with no minimum deduction and a maximum deduction of the Directors’ board fees, but are not eligible for the discount.

Following the effectiveness of the registration statement of which this prospectus is a part of, we intend to register under the Securities Act the shares of stock to be sold under the NSPP.

401(k) Plan

The Bank has a 401(k) plan that provides for a mandatory matching contribution of 3% of each participating employee’s base salary, as well as a discretionary match and profit sharing component.

Employee Stock Ownership Plan

In 2018, the Company also adopted an Employee Stock Ownership Plan, which permits tax deferral of employees’ salaries for the purchase of shares of BayFirst common stock. The plan also provides for discretionary contributions by the Company, those contributions vest over a five year period.

Following the effectiveness of the registration statement of which this prospectus is a part of, we intend to register under the Securities Act the shares of stock to be sold under the Employee Stock Ownership Plan.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding stock options and unvested restricted stock held by each of our named executive officers as of December 31, 2020 (giving effect to the three-for-two stock split effective on May 10, 2021).

Name		Option Awards					Stock Awards
	Date of Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price		Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
Anthony N. Leo	4/18/17 1/31/18 6/12/18 3/15/19 1/15/20	8,400 3,000 —	12,600 12,000 14,250	$ $ $	17.33 14.67 15.67	6/12/28 3/15/29 1/15/30	1,620 2,510	$ $	22,410 34,722

Matthew M. Luckey	6/12/18 3/15/19 1/15/20	3,240 1,200 —	4,860 4,800 5,625	$ $ $	17.33 14.67 15.67	—	—		—

Thomas G. Zernick	6/12/18 3/15/19 1/15/20	3,240 1,200 —	4,860 4,800 5,625	$ $ $	17.33 14.67 15.67	—	—		—

Matthew A. McDonald	—	—	—		—	—	—		—

Brandon J. Roth	—	—	—		—	—	—		—

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DIRECTOR COMPENSATION

BayFirst directors receive cash fees of $1,500 per Board meeting. Bank directors receive cash fees of $1,250 per Board meeting.

We also pay annual retainers to the Chairs of the: (i) Board and the Bank Board ($22,500 each); (ii) Audit and Risk Management Committee and Nominating Committee ($8,750 each); (iii) Bank Asset Liability Committee ($7,500); and (iv) Compensation Committee ($5,000). We expect to begin paying, in the second quarter of 2021, a $5,000 annual retainer to the Chair of the Environmental, Social, and Governance Committee.

In addition, we pay our directors fees of: (i) $500 per Bank Directors Credit and Loan Committee meeting , Audit and Risk Management Committee meeting, Compensation Committee meeting, and Environmental, Social, and Governance Committee Meeting; and (ii) $250 per Bank Asset Liability Committee meeting. If a director attends any meeting by telephone, the director receives half the standard fee.

The following table sets forth the cash compensation and stock option compensation earned during 2020 by each of our directors other than Mr. Leo, whose compensation is described in the “Summary Compensation Table” on page 54.

Name	Cash Fees Earned	Option Awards	Total
George Apostolou	$19,500	$14,471	$33,971
Derek S. Berset	19,750	14,471	34,221
Mark S. Berset	17,000	14,471	31,471
Dennis R. DeLoach, Jr.	18,250	14,471	32,721
Dennis R. DeLoach, III	17,750	14,471	32,221
Alexander Harris	1,500	—	1,500
Tarek Helal	20,250	14,471	34,721
Trifon Houvardas	23,750	14,471	38,221
Christos Politis, M.D.	12,000	14,471	26,471
Anthony Saravanos	49,500	19,480	68,980
Bradly W. Spoor	23,500	14,471	37,971
Harold J. Winner	48,000	19,480	67,480
Barbara J. Zipperian	1,500	—	1,500

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BENEFICIAL OWNERSHIP OF SECURITIES

The percentage and amount of shares beneficially owned by BayFirst’s directors and named executive officers, as well as all directors and executive officers as a group, as of April 30, 2021 (as adjusted for the three-for-two split effective May 10, 2021) is shown in the table below. The mailing address of each director and executive officer is care of First Home Bank, First Home Executive Center, 700 Central Avenue, St. Petersburg, Florida 33701. Other than Mark S. Berset, we are aware of no shareholder who owns 5% or more of our total shares outstanding.

Directors	Number of Shares(1)	Right to Acquire(2)	Percent of Beneficial Ownership(3)
George Apostolou	86,243.19	6,198.00	2.41%
Derek S. Berset	52,478.01	6,198.00	1.53%
Mark S. Berset	270,749.10	14,013.00	7.41%
Dennis R. DeLoach, Jr.	33,503.55	6,198.00	1.04%
Dennis R. DeLoach, III	27,298.89	2,598.00	0.78%
Alexander Harris	—	—	—
Tarek Helal	20,548.91	6,198.00	0.70%
Trifon Houvardas	30,985.83	6,198.00	0.97%
Anthony N. Leo	24,323.82	14,250.00	1.00%
Christos Politis, M.D.	40,590.00	6,198.00	1.22%
Anthony Saravanos	47,111.93	8,898.00	1.46%
Bradly W. Spoor	21,166.35	6,198.00	0.71%
Harold J. Winner	48,075.24	9,273.00	1.49%
Barbara J. Zipperian	1,500.00	—	0.04%

Named Executive Officers
Thomas G. Zernick	5,722.11	4,440.00	0.37%
Matthew M. Luckey	4,186.23	4,440.00	0.33%

All Directors and Named Executive Officers as a Group (16 people)	714,483.15	109,113.00	20.91%

(1)	Includes shares for which the named person:

•	has sole voting and investment power;

•	has shared voting and investment power with a spouse, or

•	holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)	Shares covered by stock options or warrants that are exercisable within sixty (60) days of April 30, 2021.
(3)	Based on 3,829,367.24 shares outstanding and, for each individual, shares that such individual has the right to acquire within sixty (60) days of April 30, 2021.

The following shareholders have been designated as a part of a “Group” for purposes of the Change in Bank Control Act and received approval on March 29, 2013 from the Federal Reserve Bank of Atlanta to aggregately own 49.32% of BayFirst’s common stock: George and Calliope Apostolou, Panagiotis Apostolou, Mark S. and Linda C. Berset, Derek S. Berset, Gary N. and Eileen L. Berset, Kristin M. Berset, Larry C. and Mary S. Cunningham, Dennis R. DeLoach, Jr. as Trustee, Dennis R. DeLoach, Jr. and Faye DeLoach, Dennis R. DeLoach, III, Jeffory H. Forbes Revocable Living Trust, Sherry B. Forbes Revocable Living Trust, Mohamed and Amira Helal, Nadine Helal, Tarek Helal, K&M Insurance Investors, LLC, Trifon Houvardas, Managing Member, The Houvardas Family Revocable Trust U/T/A dated November 12, 2012 by Paul Houvardas and Simone Houvardas, As Trustees, Bruce Lucas, Universal Finance & Investments LC, Sanjay Madhu, Manager,

Alex Madhu, Andrew Madhu, Felix Kamal Nematbakhsh Trust U/A 12/17/2008 Mansoor Nematbakhsh Trustee, Fiona Ann Nematbakhsh Trust U/A 12/17/2008 Mansoor Nematbakhsh Trustee, Harish and Khyati Patel, Pareshbhai and Neha Patel, Gregory Politis, Christos and Effice Politis, Peter Politis, Anthony and Maria Z. Saravanos, Shane R. and Nicole F. Stowell, Shaju and Miriam Vattamattam, Harold J. Winner, and Harold J. Winner and Jacquelyn M. Winner.

We do not believe these individuals are a “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We reached this conclusion because those individuals have not agreed to act together for the purpose of acquiring, holding, voting, or disposing of our securities. The Federal Reserve reached the conclusion that they were a “Group” for purposes of the Change in Bank Control Act because they each had an affiliation with a different company, HCI Group, Inc.

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DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

In 2016, we established a Dividend Reinvestment and Stock Purchase Plan (the “DRIP”). Participation in the DRIP is limited to BayFirst shareholders who reside in the State of Florida. Through the DRIP, we offer holders of our common stock the opportunity to purchase additional shares by having their cash dividends automatically reinvested in BayFirst common stock and by making optional additional purchases. The maximum optional additional purchase a shareholder may make in any one calendar quarter is $75,000. The minimum additional purchase a participant may make in any one calendar quarter is $250.

Shares purchased under the DRIP are newly issued shares of previously authorized but unissued shares of our common stock. Shareholders who do not participate in the DRIP receive cash dividends, when and as declared by the Board, in the usual manner. The per share purchase price is established by the Board as of each record date for a dividend payment. No commissions, service charges, or brokerage fees are charged to participants in connection with the purchase of shares under the Plan.

Following the effectiveness of the registration statement of which this prospectus is a part of, we intend to register under the Securities Act the shares of stock to be sold under the DRIP.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of our directors, executive officers, and their immediate family members are also customers of the Bank. We anticipate that these individuals will continue to be customers in the future. All transactions between us and our directors, executive officers, and their immediate family members, and any principal shareholders, have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons. In the opinion of management, these transactions did not involve more than the normal risk of collectability or present other unfavorable features.

Loans made to directors, executive officers, and their immediate families require the approval of a majority of the disinterested directors reviewing the loan. As of December 31, 2020, loans to directors, executive officers, and their immediate family members represented approximately $10.03 million, or 0.70% of the total loan portfolio, all of which are current and performing.

BayFirst’s corporate offices and the Bank’s main office are located at the First Home Executive Center, 700 Central Avenue, St. Petersburg, Florida 33701. We lease the office and branch space at this location from The Arc Group, Inc. of which our director George Apostolou and his son are officers, directors, and/or equity owners and of which director Christos Politis’ father and siblings are also officers, directors, and/or equity owners. In 2020, we paid this company $408,961, of which Mr. Apostolou’s beneficial interest is $110,419 and Mr. Politis’ family members’ beneficial interest is $237,197.

Mark S. Berset and Derek S. Berset, directors of BayFirst, and members of their immediate family, are also the only equity owners of Comegys Insurance Agency. In 2020, the Company made payments to Comegys Insurance Agency in the amount of $426,666 for the purchase of insurance policies for the Company, of which their and their immediate family’s beneficial interest is $424,106. Such amounts are less than 5% of the gross revenues of Comegys Insurance Agency in each of those years.

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PRINCIPAL AND REGISTERED STOCKHOLDERS

The following table sets forth:

•

certain information with respect to the beneficial ownership of our common stock as of April 30, 2021, for: (i) each of our named executive officers; (ii) each of our directors; (iii) all of our directors and executive officers as a group; and (iii) all other Registered Shareholders as a group.

•	the number of shares of common stock held by and registered for resale by means of this prospectus for the Registered Stockholders.

The Registered Stockholders may, or may not, elect to sell their shares of common stock covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on the OTCQX, on Nasdaq, if and when our listing application is approved and our stock is listed on Nasdaq, or through other means at prevailing market prices. As such, we will have no input if and when any Registered Stockholder may, or may not, elect to sell their shares of common stock or the prices at which any such sales may occur. See the section titled “Plan of Distribution.”

Information concerning the Registered Stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. Because the Registered Stockholders may sell all, some, or none of the shares of common stock covered by this prospectus, we cannot determine the number of such shares of common stock that will be sold by the Registered Stockholders, or the amount or percentage of shares of common stock that will be held by the Registered Stockholders upon consummation of any particular sale. In addition, the Registered Stockholders listed in the table below may have sold, transferred, or otherwise disposed of, or may sell, transfer, or otherwise dispose of, at any time and from time to time, shares of common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below.

We currently intend to use our reasonable efforts to keep the Registration Statement effective for a period of 90 days after the effectiveness of the Registration Statement.

We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of the shares of common stock by the Registered Stockholders.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are exercisable within 60 days of April 30, 2021 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to stock options outstanding for the purpose of computing the percentage ownership of any other person.

We have based percentage ownership of our common stock in the table below on 3,829,367.24 shares of our outstanding as of April 30, 2021 (as adjusted for the three-for-two stock split effective May 10, 2021).

The address of each beneficial owner listed in the table below is care of First Home Bank, First Home Bank Executive Center, 700 Central Avenue, St. Petersburg, Florida 33701. Other than Mark S. Berset, we are aware of no shareholder who owns 5% or more of our total shares outstanding.

Directors and Named Executive Officers	Number of Shares(1)	Right to Acquire(2)	Percent
George Apostolou	86,243.19	6,198.00	2.41%
Derek S. Berset	52,478.01	6,198.00	1.53%
Mark S. Berset	270,749.10	14,013.00	7.41%
Dennis R. DeLoach, Jr.	33,503.55	6,198.00	1.04%
Dennis R. DeLoach, III	27,298.89	2,598.00	0.78%
Alexander Harris	—	—	—
Tarek Helal	20,548.91	6,198.00	0.70%
Trifon Houvardas	30,985.83	6,198.00	0.97%
Anthony N. Leo	24,323.82	14,250.00	2.41%
Matthew M. Luckey	4,186.23	4,440.00	0.33%
Christos Politis, M.D.	40,590.00	6,198.00	1.22%
Anthony Saravanos	47,111.93	8,898.00	1.46%
Bradly W. Spoor	21,166.35	6,198.00	0.71%
Harold J. Winner	48,075.24	9,273.00	1.49%
Thomas G. Zernick	5,722.11	4,440.00	0.37%
Barbara J. Zipperian	1,500.00	—	0.04%

All Directors and Named Executive Officers as a Group (16 people)	714,483.15	109,113.00	20.91%

Other Registered Stockholders	3,114,884.09	117,495.00	81.90%

(1)	Includes shares for which the named person:

•	has sole voting and investment power;

•	has shared voting and investment power with a spouse, or

•	holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)	Shares covered by stock options or warrants that are exercisable within sixty (60) days of April 30, 2021.

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SHARES ELIGIBLE FOR FUTURE RESALE

General

Until our common stock is listed on Nasdaq, our common stock is quoted and available to be traded on the OTCQX under the symbol “FHBI.” However, such quotation has not resulted in a large volume of trading activity. Therefore, we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market on the OTCQX or following our listing on Nasdaq, or the perception that such sales could occur, could adversely affect the public price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. We will have no input if and when any Registered Stockholder may, or may not, elect to sell its shares of common stock or the prices at which any such sales may occur. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time.

Shares of our common stock will be deemed “restricted securities” (as defined in Rule 144 under the Securities Act). Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. Following the effectiveness of our registration statement, shares of our common stock may be sold either by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders in accordance with Rule 144 of the Securities Act.

As further described below, until we have been a reporting company for at least 90 days, only non-affiliates who have beneficially owned their shares of common stock for a period of at least one year will be able to sell their shares of common stock under Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144 as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

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DESCRIPTION OF OUR SECURITIES

Common Stock

We have 15,000,000 shares of authorized common stock, no par value. As of December 31, 2020, there were 3,485,018 shares of the common stock issued and outstanding. Each share of common stock has the same relative rights and is identical in all respects with every other share of common stock. The holders of common stock are entitled to elect the members of the Board and are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders. Holders of common stock have one vote for each share of common stock owned, and do not have the right to cumulative votes in the election of directors.

Subject to the rights of the holders of our preferred shares, the holders of our common stock are entitled to dividends and other distributions if, as, and when, declared by our Board out of assets legally available for that purpose. Upon the liquidation, dissolution or winding up of BayFirst, the holder of each share of common stock is entitled, subject to the rights of the holders of our preferred shares, to share ratably, based on the number of shares held, in BayFirst’s assets remaining after payment of all of our debts and liabilities. All shares of our common stock currently outstanding are fully paid and non-assessable. Holders of our common stock do not have preemptive or other rights to subscribe for or purchase any additional shares of common stock that we may issue in the future. If additional shares of our common stock are issued, such new shares would have the same voting and other rights and privileges as the currently issued and outstanding shares of common stock, including the right to cast one vote per share on all matters and to participate in dividends when and to the extent declared and paid. There are no redemptive or sinking fund provisions applicable to the common stock.

The terms our Series A Preferred Stock and Series B Convertible Preferred Stock, described below, prohibit us from declaring or paying any dividends on our common stock, or from repurchasing, redeeming or acquiring our common stock, unless we have declared and paid full dividends on our outstanding preferred stock for the most recently completed dividend period.

Preferred Stock Generally

We have 1,000,000 shares of authorized preferred stock, no par value. Our Articles of Incorporation provide that our Board of Directors may authorize and issue series of preferred stock without shareholder approval. Any preferred shares issued in the future may further restrict our ability to declare or pay dividends on any junior stock, including the common stock.

Series A Preferred Stock

Of the 1,000,000 shares of authorized preferred stock, 10,000 shares have been designated as Series A Preferred Stock. As of December 31, 2020, there were 6,395 shares of Series A Preferred Stock issued and outstanding. Each share of Series A Preferred Stock has the same relative rights and is identical in in all respects with every other share of Series A Preferred Stock. The holders of Series A Preferred Stock have no voting rights, except as required by the Florida Business Corporation Act.

Holders of shares of Series A Preferred Stock are entitled to receive quarterly cash dividends at 9% per annum (unless we have not redeemed the shares by the tenth anniversary of their issuance, in which event the rate is subject to be increased to 11%). The terms our Series A Preferred Stock prohibit us from declaring or paying any dividends on any junior series of our capital stock, including our common stock, or from repurchasing, redeeming or acquiring such junior stock, unless we have declared and paid full dividends on our outstanding preferred stock for the most recently completed dividend period.

Upon the dissolution, liquidation or winding up of the affairs of BayFirst, whether voluntary or involuntary, the holders of Series A Preferred Stock then outstanding, together with holders of shares of any preferred shares then outstanding ranking on a parity with the Series A Preferred Stock upon dissolution, liquidation or winding up, shall be entitled to receive and to be paid out of the assets of BayFirst (or the proceeds thereof) available for distribution to the holders of Series A Preferred Stock after satisfaction of claims of creditors of BayFirst and any distribution or payments due to holders of preferred shares higher in priority to the Series A Preferred Stock, but before any distribution or payment shall be made in respect of the common shares or with respect to preferred shares lower in priority to the Series A Preferred Stock, an amount equal to the liquidation preference with respect to such shares. The liquidation preference for Series A Preferred Stock is $1,000 per share plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution is made in full.

Series A Preferred Stock and Series B Convertible Preferred Stock are parri passu with respect to dividend and liquidation preferences.

On the tenth anniversary of the issuance of any Series A Preferred Stock, BayFirst must redeem such shares; provided, however, that BayFirst will not be so obligated if it does not have adequate funds to pay the redemption price or is prohibited by law or otherwise from redeeming the shares. BayFirst may redeem any portion of the outstanding Series A Preferred Stock at any time after the third anniversary of their issuance. The redemption price in either instance will be $1,000 per share plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution.

Series B Convertible Preferred Stock

In addition, 20,000 shares of preferred stock have been designated as Series B Convertible Preferred Stock. As of December 31, 2020, there were 8,760 shares of Series B Convertible Preferred Stock issued and outstanding. Each share of Series B Convertible Preferred Stock has the same relative rights and is identical in in all respects with every other share of Series B Convertible Preferred Stock. The holders of Series B Convertible Preferred Stock have no voting rights, except as required by the Florida Business Corporation Act.

The holders of shares of Series B Convertible Preferred Stock are entitled to receive quarterly cash dividends at 8% per annum. The terms our Series B Convertible Preferred Stock prohibit us from declaring or paying any dividends on any junior series of our capital stock, including our common stock, or from repurchasing, redeeming or acquiring such junior stock, unless we have declared and paid full dividends on our outstanding preferred stock for the most recently completed dividend period.

Upon the dissolution, liquidation or winding up of the affairs of BayFirst, whether voluntary or involuntary, the holders of Series B Convertible Preferred Stock then outstanding, together with holders of shares of any preferred shares then outstanding ranking on a parity with the Series A Preferred Stock upon dissolution, liquidation or winding up, shall be entitled to receive and to be paid out of the assets of BayFirst (or the proceeds thereof) available for distribution to the holders of Series B Convertible Preferred Stock after satisfaction of claims of creditors of BayFirst and any distribution or payments due to holders of preferred shares higher in priority to the Series B Convertible Preferred Stock, but before any distribution or payment shall be made in respect of the common shares or with respect to preferred shares lower in priority to the Series B Convertible Preferred Stock, an amount equal to the liquidation preference with respect to such shares. The liquidation preference for Series B Convertible Preferred Stock is $1,000 per share plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution is made in full.

Series A Preferred Stock and Series B Convertible Preferred Stock are parri passu with respect to dividend and liquidation preferences.

The holders of shares of Series B Convertible Preferred Stock have the right to convert such shares into shares of common stock at a conversion ratio equal to the quotient of: (i) the $1,000 liquidation preference; divided by

(ii) the tangible book value per share of common stock, calculated on the basis of BayFirst’s financial statements, as of the last day of the calendar quarter occurring prior to the date on which a holder exercises the conversion right; provided, however, that tangible book value shall be adjusted to reflect a subsequent quarter end only on the last day of the month succeeding such quarter end.

On the tenth anniversary of the issuance of any Series B Convertible Preferred Stock, BayFirst must redeem such shares; provided, however, that BayFirst will not be so obligated if it does not have adequate funds to pay the redemption price or is prohibited by law or otherwise from redeeming the shares. BayFirst may redeem any portion of the outstanding shares of Series B Convertible Preferred Stock at any time after the earlier of: (i) the third anniversary of their issuance; or (ii) the consummation of the first sale of shares of common stock in a bona fide underwritten public offering that results in aggregate net proceeds of not less than $30.0 million. The redemption price in either instance will be $1,000 per share plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution.

Warrants

As of December 31, 2020, we have outstanding warrants to purchase 43,044 shares of our common stock. Each warrant permits its holder to purchase one share of common stock at a purchase price of $18.00. The warrants have a three-year term and expire between October 31, 2022 and December 31, 2022.

In the event of a stock dividend, stock split, reverse stock split, or similar transaction, the number of shares subject to a warrant and the exercise price of the warrant will be adjusted proportionally with the effect of the transaction. Similarly, upon any reclassification or reorganization of the shares of common stock or certain business combination transactions, the warrant holders shall have the right to purchase and receive, in lieu of shares of common stock, the kind and amount of shares of stock or other property receivable upon such a transaction, that the warrant holder would have received had the holder exercised the warrant immediately prior to such transaction.

Transfer Agent and Warrant Agent

Continental Stock Transfer & Trust Company serves our as stock transfer agent and registrar. It also serves as our warrant agent. Its address is 1 State Street, 30th Floor, New York, New York 10004 and its telephone number is (212) 509-4000.

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INDEMNIFICATION

Under Florida law, a corporation may indemnify its directors and officers against liability if the director or officer acted in good faith and with a reasonable belief that his actions were in the best interests of the corporation, or at least not adverse to the corporation’s best interests, and, in a criminal proceeding, if the individual had no reasonable cause to believe that the conduct in question was unlawful. Under Florida law, a corporation may not indemnify an officer or director against liability in connection with a claim by, or in the right of, the corporation in which such officer or director was adjudged liable to the corporation or in connection with any other proceeding in which the officer or director was adjudged liable for receiving an improper personal benefit. However, a corporation may indemnify against the reasonable expenses associated with such proceeding. A corporation may not indemnify against breaches of the duty of loyalty. Florida law provides for mandatory indemnification against all reasonable expenses incurred in the successful defense of any claim made or threatened, regardless of whether such claim was by or in the right of the corporation, unless limited by the corporation’s Articles of Incorporation. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether the director or officer met the good faith and reasonable belief standards of conduct set out in the statute. Unless otherwise stated in the Articles of Incorporation, officers of a corporation are also entitled to the benefit of the above statutory provisions.

Consistent with Florida law, both BayFirst’s and the Bank’s Bylaws provide for the indemnification of our directors or officers to the fullest extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

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SUPERVISION AND REGULATION

General

As a bank holding company, we are subject to an extensive body of state and federal banking laws and regulations that impose specific requirements and restrictions on virtually all aspects of our operations. We are affected by government monetary policy and by regulatory measures affecting the banking industry in general.

The following is a brief summary of some of the statutes, rules, and regulations that affect our operations. This summary is qualified in its entirety by reference to the particular statutory and regulatory provision referred to below, and is not intended to be an exhaustive description of the statutes or regulations applicable to our proposed business. Any change in applicable laws or regulations may have a material adverse effect on our business.

BayFirst Financial Corp.

BayFirst is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (“BHCA”). As such, we are required to file annual reports and other information with the Federal Reserve regarding our business operations and those of our subsidiary. We are also subject to the supervision of, and to periodic inspections by, the Federal Reserve.

The BHCA generally requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•	acquiring all or substantially all of the assets of a bank;

•	acquiring direct or indirect ownership or control of 5% or more of the voting shares of any bank or bank holding company; or

•	merging or consolidating with another bank holding company.

The BHCA and the Change in Bank Control Act, together with regulations promulgated by the Federal Reserve, require that, depending on the particular circumstances, either the Federal Reserve’s approval must be obtained or notice must be furnished to the Federal Reserve and not disapproved prior to any person or company, not a bank holding company, acquiring control of a bank holding company, subject to certain exemptions. Control is conclusively presumed to exist when an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Exchange Act or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

Additionally, the BHCA provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve’s consideration of financial resources generally focuses on capital adequacy, which is discussed below. As a result of the USA PATRIOT Act, which is discussed below, the Federal Reserve is also required to consider the record of a bank holding company and its subsidiary bank(s) in combating money laundering activities in its evaluation of bank holding company merger or acquisition transactions.

Except as authorized by the BHCA and Federal Reserve regulations or order, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of 5% or more of the voting shares of any company engaged in any business other than the business of banking or managing and controlling banks.

The primary exception allows the ownership of shares by a bank holding company in any company the activities of which the Federal Reserve has determined to be so closely related to banking or to managing or controlling banks that ownership of shares of that company is appropriate. Activities the Federal Reserve has determined by regulation to be proper incidents to the business of banking, and thus permissible for bank holding companies, include:

•	making or servicing loans and certain types of leases;

•	engaging in certain insurance and discount brokerage activities;

•	performing certain data processing services;

•	acting in certain circumstances as a fiduciary or investment or financial advisor;

•	providing management consulting services;

•	owning savings associations; and

•	making investments in corporations or projects designed primarily to promote community welfare.

In accordance with Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve’s policy, we may be required to provide financial support to our bank at a time when, absent such Federal Reserve policy, it might not be deemed advisable to provide such assistance. Under the BHCA, the Federal Reserve may also require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve’s determination that the activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition. The Dodd-Frank Act codified the Federal Reserve’s policy on serving as a source of financial strength. Such support may be required at times when, absent this Federal Reserve policy, a holding company may not be inclined to provide it. A bank holding company, in certain circumstances, could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

The Federal Reserve also has authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. The Federal Reserve may impose civil money penalties for activities conducted by a bank holding company, its nonbanking subsidiaries, and officials of either on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1.0 million for each day the activity continues.

Florida-State Chartered Banks

Florida state-chartered banks are subject to the supervision and regulation of the OFR and, as a member of the Federal Reserve System, the Federal Reserve. Deposits are insured by the FDIC for a maximum of $250,000 per account title. For this protection, banks must pay a semi-annual statutory assessment and comply with the rules and regulations of the FDIC. The assessment levied on a bank for deposit insurance varies, depending on the capital position of each bank, and other supervisory factors.

The Federal Deposit Insurance Act provides that, in the event of the “liquidation or other resolution” of a bank, the claims of depositors of the bank, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the bank. If a bank fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors.

Areas regulated and monitored by the bank regulatory authorities include:

•	security devices and procedures;

•	adequacy of capitalization and loss reserves;

•	loans;

•	investments;

•	borrowings;

•	deposits;

•	mergers;

•	issuances of securities;

•	payment of dividends;

•	establishment of branches;

•	corporate reorganizations;

•	transactions with affiliates;

•	maintenance of books and records; and

•	adequacy of staff training to carry out safe lending and deposit gathering practices.

Restrictions on Transactions with Affiliates and Loans to Insiders

Sections 23A and 23B of the Federal Reserve Act restrict transactions by banks with their affiliates. An affiliate of a bank is any company or entity which controls, is controlled by or is under common control with the bank. Generally, Sections 23A and 23B: (1) limit the extent to which a bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of that bank’s capital stock and surplus (i.e., tangible capital); and (2) require that all such transactions be on terms substantially the same, or at least as favorable to the bank or subsidiary, as those provided to a non-affiliate. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

Section 23A also covers investment funds managed by an institution as an affiliate, as well as other procedural and substantive matters. In addition, Sections 23A and 23B include coverage of transactions with insiders relative to credit exposure arising from derivative transactions. An insured depository institution is also prohibited from purchasing or selling an asset to an executive officer, director, or principal shareholder (or any related interest of such a person) unless the transaction is on market terms, and, if the transaction exceeds 10% of the institution’s capital, it is approved in advance by a majority of the disinterested directors.

A bank’s authority to extend credit to executive officers, directors and greater than 10% shareholders, as well as entities controlled by such persons, is subject to Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O promulgated thereunder by the Federal Reserve. Among other things, these loans must be made on terms substantially the same as those offered to unaffiliated individuals, the amount of loans a bank may make to these persons is based, in part, on the bank’s capital position, and specified approval procedures must be followed in making loans which exceed specified amounts.

Anti-tying Restrictions

Bank holding companies and affiliates are prohibited from tying the provision of services, such as extensions of credit, to other services offered by a holding company or its affiliates.

Capital Adequacy Requirements

Banks are subject to regulatory capital requirements imposed by the Federal Reserve and the FDIC. Until a bank holding company’s assets reach $3 billion, the risk-based capital and leverage guidelines issued by the Federal Reserve are applied to bank holding companies on a nonconsolidated basis, unless the bank holding company is engaged in nonbank activities involving significant leverage, or it has a significant amount of outstanding debt held by the general public. Instead, a bank holding company with less than $3 billion generally applies the risk-based capital and leverage capital guidelines on a bank only basis and must only meet a debt-to-equity ratio at the holding company level. The Federal Reserve risk-based capital guidelines apply directly to insured state banks, regardless of whether they are subsidiaries of a bank holding company. Both agencies’ requirements, which are substantially similar, establish minimum capital ratios in relation to assets, both on an aggregate basis as adjusted for credit risks and off-balance sheet exposures. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. Under the guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, risk weights from 0% to 150% are applied to different balance sheet and off-balance sheet assets, primarily based on the relative credit risk of the counterparty. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Capital is then classified into three categories, Common Equity Tier 1, Additional Tier 1, and Tier 2. Common Equity Tier 1 Capital (“CET1”) is the sum of common stock instruments and related surplus net of treasury stock, retained earnings, Accumulated Other Comprehensive Income (“AOCI”), and qualifying minority interests, less applicable regulatory adjustments and deductions that include AOCI (if an irrevocable option to neutralize AOCI is exercised). Mortgage-servicing assets, deferred tax assets, and investments in financial institutions are limited to an aggregate of 15% of CET1 and 10% of CET1 individually. Additional Tier 1 Capital includes noncumulative perpetual preferred stock, Tier 1 minority interests, grandfathered trust preferred securities, and Troubled Asset Relief Program instruments, less applicable regulatory adjustments and deductions. Tier 2 Capital includes subordinated debt and preferred stock, total capital minority interests not included in Tier 1, ALLL not exceeding 1.25% percent of risk-weighted assets, less applicable regulatory adjustments and deductions.

Smaller banks are subject to the following capital level threshold requirements:

PCA Capital Category	Threshold Ratios
	Total Risk-Based Capital Ratio	Tier 1 Risk-Based Capital Ratio	CET1 Risk-Based Capital Ratio	Tier 1 Leverage Capital Ratio
Well capitalized	10.50%	8%	6.5%	5%
Adequately Capitalized	8%	6%	4.5%	4%
Undercapitalized	< 8%	< 6%	< 4.5%	< 4%
Significantly Undercapitalized	< 6%	< 4%	< 3%	< 3%
Critically Undercapitalized	Tangible Equity/Total Assets ≤ 2%

Community banks are subject to the following minimum capital requirements.

Minimum CET1 ratio	4.5%
Capital conversion buffer	2.50%
Phase-in of deductions from CET1*	100.0%
Minimum tier 1 capital	6.0%
Minimum total capital	8.0%

*	Including certain threshold deduction items that are over the limits.

Federal banking regulators have adopted regulations revising the risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank’s financial condition and is inherent to the business of banking. Under the regulations, when evaluating a bank’s capital adequacy, the revised capital standards now explicitly include a bank’s exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank’s economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts.

Federal bank regulatory agencies possess broad powers to take prompt corrective action as deemed appropriate for an insured depository institution and its holding company, based on the institution’s capital levels. The extent of these powers depends upon whether the institution in question is considered “well-capitalized,” “adequately capitalized,” “undercapitalized,” “significantly under-capitalized,” or “critically undercapitalized.” Generally, as an institution is deemed to be less well-capitalized, the scope and severity of the agencies’ powers increase, ultimately permitting the agency to appoint a receiver for the institution. Business activities may also be influenced by an institution’s capital classification. For instance, only a “well-capitalized” depository institution may accept brokered deposits without prior regulatory approval and can engage in various expansion activities with prior notice, rather than prior regulatory approval. However, rapid growth, poor loan portfolio performance or poor earnings performance, or a combination of these factors, could change the capital position of the bank in a relatively short period of time. Failure to meet these capital requirements could subject the bank to prompt corrective action provisions of the FDIA, which may include filing with the appropriate bank regulatory authorities a plan describing the means and a schedule for achieving the minimum capital requirements. In addition, we would not be able to receive regulatory approval of any application that required consideration of capital adequacy, such as a branch or merger application, unless we could demonstrate a reasonable plan to meet the capital requirement within an acceptable period of time.

In 2019, the Federal banking regulatory agencies adopted a rule to simplify the methodology for measuring capital adequacy for smaller, uncomplicated banks. The CBLR is calculated as the ratio of tangible equity capital divided by average total consolidated assets. CBLR tangible equity is defined as total equity capital, prior to including minority interests, and excluding accumulated other comprehensive income, deferred tax assets arising from net operating loss and tax credit carryforwards, goodwill, and other intangible assets (other than mortgage servicing assets. Under the proposal, a qualifying organization may elect to use the CBLR framework if its CBLR is greater than 9%.

Branching

National banks and state banks are able to establish branches in any state if that state would permit the establishment of the branch by a state bank chartered in that state. Florida law permits a state bank to establish a branch of the bank anywhere in the state. Accordingly, A bank with its headquarters outside the State of Florida may establish branches anywhere within Florida.

Deposit Insurance Assessments

The deposits of a bank are insured by the FDIC up to the limits under applicable law, which currently is set at $250,000 for accounts under the same name and title. Banks are subject to deposit insurance premium assessments. The FDIC imposes a risk-based deposit premium assessment system. Under this system, the assessment rates for an insured depository institution vary according to the level of risk incurred in its activities. To arrive at an assessment rate for a banking institution, the FDIC places it in one of four risk categories determined by reference to its capital levels and supervisory ratings. In the case of those institutions in the lowest risk category, the FDIC further determines its assessment rate based on certain specified financial ratios or, if applicable, long-term debt ratings. The assessment rate schedule can change from time to time, at the discretion of the FDIC, subject to certain limits. Under the current system, premiums are assessed quarterly. The FDIC has published guidelines on the adjustment of assessment rates for certain institutions. The assessment base on which a bank’s deposit insurance premiums is paid to the FDIC is now calculated based on its average consolidated total assets less its average equity.

Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by a bank’s federal regulatory agency. Deposits and certain claims for administrative expenses and employee compensation against insured depository institutions are afforded a priority over other general unsecured claims against the institution, including federal funds and letters of credit, in the liquidation or other resolution of that institution by any receiver appointed by federal authorities. These priority creditors include the FDIC.

Dividends

BayFirst’s ability to pay cash dividends may depend almost entirely upon the aggregate amount of dividends that the Bank is able to pay and that the Bank is permitted to pay, by statutes or regulations, to us. Additionally, the FBCA provides that we may only pay dividends if the dividend payment would not render BayFirst insolvent, or unable to meet our obligations as they come due. These provisions could have the effect of limiting our ability to pay dividends on the shares issued in this offering.

A Florida state-chartered bank is subject to regulatory restrictions on the payment of dividends, including a prohibition of payment of dividends from the Bank’s capital under certain circumstances without the prior approval of the OFR and the Federal Reserve. Except with the prior approval of the OFR, dividends of any Florida bank may only be paid out of retained net profits from the current period and the previous two years, after deducting expenses, including losses and bad debts. In addition, a Florida state-chartered bank is required to transfer at least 20% of its net income to surplus until their surplus equals the amount of paid-in capital.

Banks are also required to hold a capital conservation buffer of CET1 in excess of their minimum risk-based capital ratios to avoid limits on dividend payments and certain other bonus payments. Those requirements are reflected in the following table.

Capital Conservation Buffer (as a percentage of risk weighted assets)	Maximum Payout Ratio (as a % of the Previous Four Quarters of Net Income)
Greater than 2.5%	No payout limitation
Less than or equal to 2.5% and greater than 1.875%	60%
Less than or equal to 1.875% and greater than 1.25%	40%
Less than or equal to 1.25% and greater than 0.625%	20%
Less than or equal to 0.625%	0%

The Federal Reserve expects bank holding companies to serve as a source of strength to their subsidiary bank(s), which may require them to retain capital for investment in their subsidiary bank(s), rather than pay dividends to shareholders. As stated previously, the Bank may not pay dividends to BayFirst, if, after paying those dividends, the bank would fail to meet the required minimum levels under the risk-based capital guidelines and the minimum leverage ratio requirements. Payment of dividends by the Bank may be restricted at any time at the discretion of its applicable regulatory authorities, if they deem such dividends to constitute an unsafe and/or unsound banking practice.

Fiscal and Monetary Policies

The business and earnings of a bank may be significantly affected by the fiscal and monetary policies of the federal government and its agencies. Banks are particularly affected by the policies of the Federal Reserve, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are: (i) conducting open market operations in United States government securities; (ii) changing the discount rates of borrowings of depository institutions; (iii) imposing or changing reserve requirements against depository institutions’ deposits; and (iv) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve have a material effect on the earnings of banks.

Other Laws

State usury and credit laws limit the amount of interest and other charges collected or contracted by a bank on loans. Bank loans are subject to federal laws applicable to credit transactions, such as the:

•	Federal Truth-In-Lending Act, which governs disclosures of credit terms to consumer borrowers;

•

Community Reinvestment Act, which requires financial institutions to meet their obligations to provide for the total credit needs of the communities they serve, including investing their assets in loans to low and moderate-income borrowers;

•

Home Mortgage Disclosure Act requiring financial institutions to provide information to enable public officials to determine whether a financial institution is fulfilling its obligations to meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed, or other prohibitive factors in extending credit;

•

Real Estate Settlement Procedures Act, which requires lenders to disclose certain information regarding the nature and cost of real estate settlements, and prohibits certain lending practices, as well as limits escrow account amounts in real estate transactions;

•	Fair Credit Reporting Act governing the manner in which consumer debts may be collected by collection agencies; and

•	The rules and regulations of various federal agencies charged with the responsibility of implementing such federal laws.

Bank operations are also subject to the:

•

Gramm-Leach-Bliley Act of 1999, which contains privacy provisions that requires us to maintain privacy policies intended to safeguard consumer financial information, to disclose these policies to our customers, and allow customers to “opt out” of having their financial service providers disclose their confidential financial information to nonaffiliated third parties, subject to certain exceptions;

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•

Electronic Funds Transfer Act and Regulation E, which govern automatic deposits to, and withdrawals from, deposit accounts and customers’ rights and liabilities arising from the use of debit cards, automated teller machines, and other electronic banking services.

Anti-Money Laundering

Banks are subject to significant regulation and supervision relative to anti-money laundering:

•	such regulation is broad and includes the extraterritorial jurisdiction of the United States;

•	compliance and due diligence obligations are significant and may be costly;

•	banks may be compelled to produce documents located both inside and outside the United States, including those of foreign institutions that have a correspondent relationship in the United States; and

•	banks enjoy a safe harbor from civil liability to customers for banks’ activities under anti-money laundering laws and regulation.

Treasury, in cooperation with the federal banking agencies, the SEC, the Commodity Futures Trading Commission, and the Department of Justice:

•	requires customer identification and verification;

•	imposes the money-laundering program requirement to the major financial services sectors, including insurance and unregistered investment companies, such as hedge funds; and

•	facilitates and permits the sharing of information between law enforcement and financial institutions, as well as among financial institutions themselves.

Enforcement of the anti-money laundering laws and regulations is significant, on the part of both state and federal regulators.

Dodd-Frank Wall Street Reform and Consumer Protection Act

The Dodd-Frank Act has had a broad impact on the financial services industry, imposing significant regulatory and compliance changes, including the designation of certain financial companies as systemically significant, the imposition of increased capital, leverage, and liquidity requirements, and numerous other provisions designed to improve supervision and oversight of, and strengthen safety and soundness within, the financial services sector. Additionally, the Dodd-Frank Act established a new framework of authority to conduct systemic risk oversight within the financial system to be distributed among new and existing federal regulatory agencies, including the Financial Stability Oversight Council, the Federal Reserve, the OCC, and the FDIC. The following items provide a brief description of certain key provisions of the Dodd-Frank Act that affect banks:

•

Limitation on debit card transaction fees. The amount a provider can charge for debit card transaction fees, commonly referred to as interchange fees, is now limited to $0.21 plus 0.05% of the price of the transaction (plus $0.01, if the provider has certain fraud prevention standards in place).

•

Mortgage loan origination and risk retention. Additional regulatory requirements have been put in place that may affect our operations and result in increased compliance costs. For example, new standards have been created for mortgage loan originations on all lenders, including banks and thrifts, in an effort to require steps to verify a borrower’s ability to repay. In addition, the Dodd-Frank Act generally requires lenders or securitizers to retain an economic interest in the credit risk relating to loans the lender sells or mortgage and other asset-backed securities that the securitizer issues. These applicable rules generally require a sponsor of this type of transaction to retain an economic interest equal to at least 5% percent of the aggregate credit risk of the assets collateralizing an issuance.

•

Expanded FDIC resolution authority. While insured depository institutions have long been subject to the FDIC’s resolution process, the Dodd-Frank Act created a new mechanism for the FDIC to conduct the orderly liquidation of certain “covered financial companies,” including bank and thrift holding companies and systemically significant nonbank financial companies.

•

Consumer Financial Protection Bureau (“CFPB”). A new independent CFPB was created within the Federal Reserve. The CFPB is tasked with establishing and implementing rules and regulations under certain federal consumer protection laws with respect to the conduct of providers of certain consumer financial products and services. The CFPB has rulemaking authority over many of the statutes governing products and services offered to bank and thrift consumers.

•

Transactions with affiliates and insiders. The Dodd-Frank Act generally enhanced the restrictions on transactions with affiliates under Section 23A and 23B of the Federal Reserve Act, including an expansion of the definition of “covered transactions.”

•	Enhanced lending limits. The Dodd-Frank Act strengthened the limits on a depository institution’s credit exposure to one borrower.

Future Legislation

Various other legislative and regulatory initiatives, including proposals to overhaul the banking regulatory system are from time to time introduced in Congress and state legislatures, as well as regulatory agencies. The latest example was the passing of the Dodd-Frank Act. Future legislation regarding financial institutions may change banking statutes and the operating environment of the Company in substantial and unpredictable ways, and could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance depending upon whether any of this potential legislation will be enacted, and if enacted, the effect that it or any implementing regulations, would have on the financial condition or results of operations of the Company. The nature and extent of future legislative and regulatory changes affecting financial institutions is very unpredictable at this time.

LEGAL MATTERS

Certain legal matters, including, among other things, the validity of the shares of common stock offered hereby, have been passed upon by Igler and Pearlman, P.A., Tallahassee, Florida, legal counsel to BayFirst.

EXPERTS

The audited financial statements of BayFirst as of December 31, 2020, and December 31, 2019, and for each of the two years ended December 31, 2020, are included herein in reliance upon the report of Dixon Hughes Goodman LLP, independent auditors, upon the authority of that firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares common stock covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract, or any other document, are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Immediately upon the effectiveness of the registration statement of which this prospectus forms a part, we became subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the website of the SEC referred to above.

We also maintain a website at www.firsthomebank.com. Upon the effectiveness of the registration statement of which this prospectus forms a part, you may access those materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

FIRST HOME BANCORP, INC.

ST. PETERSBURG, FLORIDA

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Report of Independent Registered Public Accounting Firm

Stockholders and the Board of Directors

BayFirst Financial Corp. (formerly First Home Bancorp, Inc.)

St. Petersburg, Florida

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of First Home Bancorp, Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of income, changes in stockholders’ equity, and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes and schedules (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplementary Information

Our audit was conducted for the purpose of forming an opinion on the financial statements as a whole. The Consolidating Statement of Financial Condition as of December 31, 2020 and the Consolidating Statement of Income for the year ended December 31, 2020 (collectively the “Consolidating Statements”) are presented for purposes of additional analysis and are not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the Consolidating Statements are fairly stated in all material respects in relation to the financial statements as a whole.

DIXON HUGHES GOODMAN LLP

/s/ DIXON HUGHES GOODMAN LLP

We have served as the Company’s auditor since 2018.

Tampa, Florida
May 10, 2021

FIRST HOME BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2020 AND 2019

ASSETS
	2020	2019

Cash and due from banks	$2,789,933	$3,080,132
Interest-bearing deposits in banks	52,588,765	107,499,915

Cash and cash equivalents	55,378,698	110,580,047
Time deposits in banks	2,381,000	2,381,000
Securities held to maturity	41,286	43,422
Restricted equity securities, at cost	2,361,900	2,499,200
Residential loans held for sale	208,704,152	76,415,993
SBA loans held for sale	—	229,500
SBA loans held for investment, at fair value	9,263,750	10,341,039
Loans held for investment, at amortized cost net of allowance for loan losses of $21,162,339 and $10,741,950	1,197,896,168	292,851,040
Accrued interest receivable	7,299,759	2,122,505
Premises and equipment, net	18,114,600	16,478,919
SBA loan servicing rights	8,159,501	11,279,960
Deferred income taxes	3,807,979	101,693
Right-of-use operating lease assets	3,737,265	2,847,218
Bank owned life insurance	12,183,448	—
Other assets	15,361,270	3,068,101

Total assets	$1,544,690,776	$531,239,637

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Noninterest-bearing deposits	$62,650,336	$51,025,076
Interest-bearing transaction accounts	140,265,079	71,134,209
Savings and money market deposits	286,743,776	185,391,517
Time deposits	69,125,349	141,043,368

Total deposits	558,784,540	448,594,170

Federal Home Loan Bank advances	—	10,000,000
Subordinated debentures	5,947,900	7,415,750
Notes payable	3,754,465	4,095,696
PPP Liquidity Facility	881,261,659	—
Accrued interest payable	1,998,657	220,172
Operating lease liabilities	3,925,115	2,948,949
Accrued expenses and other liabilities	17,949,539	6,633,237

Total liabilities	1,473,621,875	479,907,974

Commitments and contingencies (Note 1)

Stockholders’ equity:
Preferred stock, Series A; 10,000 shares authorized, 6,395 and 7,895 shares issued and outstanding; aggregate liquidation preference of $6,395,000 and $7,895,000	6,161,000	7,661,000
Preferred stock, Series B; 20,000 shares authorized, 8,760 and 0 shares issued and outstanding; aggregate liquidation preference of $8,760,000 and $0	8,516,114	—
Common stock and additional paid-in capital; 15,000,000 shares authorized, 3,485,018 and 3,393,788 shares issued and outstanding	43,043,215	41,362,038
Unearned compensation	(40,958)	(156,116)
Retained earnings	13,389,530	2,464,741

Total stockholders’ equity	71,068,901	51,331,663

Total liabilities and stockholders’ equity	$1,544,690,776	$531,239,637

See accompanying notes.

FIRST HOME BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
Interest income:
Loans, including fees	$43,089,770	$24,430,763
Interest-bearing deposits in banks and other	640,715	1,270,296

Total interest income	43,730,485	25,701,059

Interest expense:
Deposits	7,490,180	7,319,102
Borrowings	2,788,128	947,741

Total interest expense	10,278,308	8,266,843

Net interest income	33,452,177	17,434,216

Provision for loan losses	16,900,000	8,869,230

Net interest income after provision for loan losses	16,552,177	8,564,986

Non-interest income:
Residential loan fee income	92,677,889	31,275,897
SBA loan servicing income, net	2,023,771	1,401,107
Gain on sale of SBA loans, net	1,652,114	20,278,299
Service charges and fees	932,729	993,604
SBA loan fair value gain (loss)	1,351	(994,448)
Write-down of other real estate owned	—	(54,976)
Other non-interest income	407,414	224,850

Total non-interest income	97,695,268	53,124,333

Non-interest expense:
Salaries and benefits	36,402,899	24,391,699
Bonus, commissions, and incentives	34,071,608	12,334,665
Mortgage banking	5,292,614	2,401,841
Occupancy and equipment	4,453,112	3,355,638
Data processing	4,418,398	1,738,622
Marketing and business development	3,553,311	3,118,113
Professional services	3,532,645	2,195,228
Loan origination and collection	2,039,506	1,539,359
Employee recruiting and development	1,768,698	1,698,211
Regulatory assessments	443,927	420,068
Other non-interest expense	2,492,764	2,198,609

Total non-interest expense	98,469,482	55,392,053

Income before income taxes	15,777,963	6,297,266

Income tax expense	3,074,881	1,813,052

Net income	12,703,082	4,484,214

Preferred stock dividends	(863,282)	(462,903)

Net income available to common shareholders	$11,839,800	$4,021,311

Basic earnings per share	$3.45	$1.27
Diluted earnings per share	$3.01	$1.27

See accompanying notes.

FIRST HOME BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2020 AND 2019

	Preferred Shares, Series A	Preferred Shares, Series B	Common Shares	Preferred Stock, Series A	Preferred Stock, Series B	Common Stock and Additional Paid-in Capital	Unearned Compensation	Retained Earnings (Accumulated Deficit)	Total

Balance at January 1, 2019	3,135	—	3,023,217	$3,066,000	$—	$35,661,646	$(232,685)	$(708,818)	$37,786,143

Net income	—	—	—	—	—	—	—	4,484,214	4,484,214

Issuance of common stock under:
Non-qualified stock purchase plan	—	—	22,001	—	—	351,329	—	—	351,329
Dividend reinvestment plan	—	—	39,977	—	—	604,726	—	—	604,726
Employee stock ownership plan	—	—	15,148	—	—	222,175	—	—	222,175

Issuance of preferred stock, net	4,760	—	—	4,595,000	—	—	—	—	4,595,000

Issuance of common stock, net	—	—	293,445	—	—	4,247,344	—	—	4,247,344

Stock-based awards - common stock:
Restricted stock	—	—	—	—	—	—	76,569	—	76,569
Stock options	—	—	—	—	—	274,818	—	—	274,818

Dividends declared on:
Preferred stock	—	—	—	—	—	—	—	(462,903)	(462,903)
Common stock	—	—	—	—	—	—	—	(847,752)	(847,752)

Balance at December 31, 2019	7,895	—	3,393,788	$7,661,000	$—	$41,362,038	$(156,116)	$2,464,741	$51,331,663

Net income	—	—	—	—	—	—	—	12,703,082	12,703,082

Issuance of common stock under:
Non-qualified stock purchase plan	—	—	35,795	—	—	434,052	—	—	434,052
Dividend reinvestment plan	—	—	34,737	—	—	501,068	—	—	501,068
Employee stock ownership plan	—	—	17,552	—	—	259,767	—	—	259,767

Issuance of preferred stock, net	—	6,760	—	—	6,516,114	—	—	—	6,516,114

Conversion of subordinated debt to preferred stock, Series B	—	500	—	—	500,000	—	—	—	500,000

Conversion of Series A to Series B preferred stock	(1,500)	1,500	—	(1,500,000)	1,500,000	—	—	—	—

Stock-based awards - common stock:
Restricted stock, net of forfeitures	—	—	(9,055)	—	—	(114,119)	115,158	—	1,039
Stock options	—	—	—	—	—	371,811	—	—	371,811
Stock grants	—	—	12,201	—	—	228,598	—	—	228,598

Dividends declared on:
Preferred stock	—	—	—	—	—	—	—	(863,282)	(863,282)
Common stock	—	—	—	—	—	—	—	(915,011)	(915,011)

Balance at December 31, 2020(1)	6,395	8,760	3,485,018	$6,161,000	$8,516,114	$43,043,215	$(40,958)	$13,389,530	$71,068,901

(1)	Common shares for all periods shown herein reflect the three-for-two stock split, effective on May 10, 2021.

Computations of basic and diluted earnings per share at December 31, 2020 and 2019 reflect this stock split.

See accompanying notes.

FIRST HOME BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
Cash flows From operating activities:
Net income	$12,703,082	$4,484,214
Adjustments to reconcile net income to net cash from operating activities -
Depreciation and amortization	1,443,878	1,490,035
Provision for loan losses	16,900,000	8,869,230
Accretion of discount on unguaranteed loans	(2,396,547)	(1,607,373)
Deferred tax expense (benefit)	(3,706,286)	595,110
Origination of SBA loans held for sale	(23,876,548)	(273,618,222)
Proceeds from sales of SBA loans held for sale	25,228,162	293,891,871
Net gains on sales of SBA loans	(1,652,114)	(27,163,787)
Origination of residential loans held for sale	(1,919,861,676)	(722,666,767)
Proceeds from sales of residential loans held for sale	1,881,958,585	700,282,662
Net gains on sales of residential loans held for sale	(88,335,647)	(28,527,955)
Change in fair value of residential loans held for sale	(6,049,421)	(1,690,632)
Change in fair value of SBA loans held for investment, at fair value	(1,351)	994,448
Amortization of SBA loan servicing rights	3,650,459	3,578,082
Net loss on sale of other real estate owned	—	54,976
Employee stock purchase plan expense	43,405	34,745
Stock based compensation expense	396,717	351,387
Executive stock grants	228,598	—
Income from bank owned life insurance	(183,448)	—
Changes in:
Accrued interest receivable	(5,177,254)	(375,660)
Other assets	(13,183,216)	(932,323)
Accrued interest payable	1,778,485	72,746
Other liabilities	12,292,468	3,356,683

Net cash from operating activities	(107,799,669)	(38,526,530)

Cash flows from investing activities:
Principal payments on securities held to maturity	1,985	1,495
Purchases of time deposits in banks	—	(250,000)
Maturities of time deposits in banks	—	1,495,000
Redemption (Purchase) of restricted equity securities	137,300	(847,400)
Purchases of PPP loans	(22,403,641)	—
Loan originations and payments, net	(896,066,300)	(31,359,899)
Purchases of premises and equipment	(3,047,033)	(7,311,492)
Purchase of bank owned life insurance	(12,000,000)	—
Proceeds from sale of other real estate owned	—	537,224

Net cash from investing activities	(933,377,689)	(37,735,072)

Cash flows from financing activities:
Net change in deposits	110,190,370	142,009,945
Net decrease in short-term FHLB advances	—	(3,000,000)
Proceeds from (Payment of) issuance in long-term FHLB advances	(10,000,000)	10,000,000
Proceeds from issuance of notes payble	—	1,210,000
Payments on notes payable	(341,456)	(938,342)
Proceeds from PPP Liquidity Facility borrowings	881,261,659	—
Proceeds from issuance of preferred stock, net	6,516,114	4,595,000
Redemption of subordinated debt	(1,000,000)	—
Proceeds from sale of common stock, net	867,848	5,168,654
ESOP contribution	259,767	222,175
Dividends paid on common stock	(915,011)	(847,752)
Dividends paid on preferred stock	(863,282)	(462,903)

Net cash from financing activities	985,976,009	157,956,777

Net change in cash and cash equivalents	(55,201,349)	81,695,175

Cash and cash equivalents, beginning of year	110,580,047	28,884,872

Cash and cash equivalents, end of year	$55,378,698	$110,580,047

Supplemental cash flow information
Interest paid	$8,499,823	$8,194,097
Income taxes paid	9,748,459	93,401

Supplemental noncash disclosures
Transfer of loans to other real estate owned	$—	$592,200
Recognition of right of use asset and operating lease liability	1,955,592	3,461,099
Conversion of subordinated debt to preferred stock, Series B	500,000	—
Conversion of Series A to Series B preferred stock	1,500,000	—

See accompanying notes.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include First Home Bancorp, Inc. and its wholly owned subsidiary, First Home Bank, together referred to as “the Company”. Intercompany transactions and balances are eliminated in consolidation.

First Home Bancorp, Inc. is a registered bank holding company, incorporated under the laws of the State of Florida. The Company owns all outstanding stock of First Home Bank (the “Bank”), a Florida chartered commercial bank. A significant portion of the Company’s assets and revenues are derived from the operations of the Bank.

The Company provides a variety of traditional community banking services through its full-service banking centers located in St. Petersburg, Seminole, Pinellas Park, Clearwater, Sarasota, and Tampa, Florida. The Bank’s primary deposit products are demand deposits, NOW accounts, money market accounts, savings deposits, and time deposits and its primary lending products are residential mortgage, commercial, and installment loans. In addition, the Company provides lending services nationwide to small business customers, and as such, a significant portion of the loans originated by the Bank are guaranteed by the Small Business Administration (“SBA”). The guaranteed portion of the SBA loan can be sold in the secondary market, and the Bank routinely engages in the sale of participating interests of the non-guaranteed portion. The Company also engages in mortgage banking activities with offices located in Arizona, Colorado, Delaware, Florida, Georgia, Indiana, Idaho, Kansas, Maryland, New Jersey, New York, North Carolina, Ohio, Rhode Island, Tennessee, Texas, Utah, and Washington and as such, originates and sells one-to-four family residential mortgage loans in the secondary market.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or stockholders’ equity.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The most significant estimates relate to the allowance for loan losses, SBA loan servicing rights, and the SBA loans held for investment measured at fair value.

Cash Flows: Cash and cash equivalents include cash, deposits with other financial institutions with original maturities less than 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased.

Time Deposits in Banks: Time deposits with other banks have maturities ranging from August 2023 through December 2025 and bear interest at rates ranging from 2.15% to 3.50%. None of the certificates of deposit had maturities of 12 months or less at the time of origination. All investments in certificates of deposit are with FDIC insured financial institutions and none exceed the maximum insurable amount of $250,000.

Securities: Debt securities are classified as held-to-maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Equity securities without readily determinable fair values are carried at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment. Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis.

Restricted Equity Securities: Restricted equity securities consist of Federal Home Loan Bank (“FHLB”) Stock, Federal Reserve Bank (“FRB”) Stock, and stock in a correspondent bank, all of which are considered equity securities without readily determinable fair values. The Bank is a member of the FHLB system, and members are required to own a certain amount of stock based on the level of borrowings and other factors and may invest in additional amounts. The Bank is also a member of its regional FRB.

Loans Held for Sale: The Company designates SBA loans as held for sale based on its intent to sell guaranteed or non-guaranteed portions of these loans in the SBA secondary market. The Company makes the determination of which loans to sell during each quarter, and these loans are typically sold and settled prior to quarter-end. SBA loans held for sale are accounted for at lower of cost or fair value. Gains or losses on the sale these loans are recorded in non-interest income on the Consolidated Statements of Income.

The Company also originates residential loans intended for sale in the secondary market which are carried at fair value with gains and losses recorded in non-interest income. All residential loans are sold servicing released, so there is no servicing income recognized on those loans or an associated servicing asset recorded on the Consolidated Balance Sheets. Interest income is recognized on those loans held for sale until the loan sale is fully completed and the loan is transferred. Interest income on loans held for sale is reflected along with portfolio loans in interest and fees on loans in the Consolidated Statements of Income.

Loans: Except for certain loans for which the fair value option was elected during 2018, as discussed in Note 4, all other loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balances. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income is discontinued, and the loan is placed on non-accrual status, at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Mortgage and commercial loans are evaluated on a loan-by-loan basis and are charged off to the extent principal or interest is deemed uncollectible. Other consumer and personal loans continue to accrue interest and are typically charged off no later than 120 days past due. In all cases, loans are placed on non-accrual or charged off at an earlier date if collection of principal or interest is considered doubtful. Non-accrual loans and loans past due more than 89 days and still on accrual include both smaller balance homogenous loans that are collectively evaluated for impairment and individually classified impaired loans.

All interest accrued but not collected for loans placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Under the cost-recovery method, interest income is not recognized until the loan balance is reduced to zero. Under the cash-basis method, interest income is recorded when the payment is received in cash. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Credit: The Company grants residential and commercial real estate, construction and land, commercial and industrial, and consumer loans in the State of Florida with primary concentration being the Tampa Bay region. The Company also grants residential real estate and SBA commercial real estate, construction and land, and commercial and industrial loans nationwide. Although the Company’s loan portfolio is diversified, a significant portion of its loans are secured by real estate. The following loan segments have been identified:

Residential Real Estate – The Bank originates residential real estate loans for the purchase or refinancing of a mortgage in the Tampa Bay region. These loans are primarily collateralized by owner and non-owner occupied properties located in Tampa Bay and are held at amortized cost in the Company’s loan portfolio. The Bank also originates residential real estate loans nationwide for the purchase or refinancing of a mortgage. These loans are primarily collateralized by owner and non-owner occupied properties located in the area in which they were originated, and these loans are sold into the secondary market.

Commercial Real Estate – Commercial real estate loans consist of loans to finance real estate purchases, refinancings, and expansions and improvements to commercial properties. These loans are secured primarily by first liens and may include office buildings, apartments, retail and mixed-use properties, churches, warehouses, and restaurants. Commercial real estate loans are larger than residential real estate loans and involve greater credit risk. The repayment of these loans largely depends on the results of operations and management of these properties.

Construction and Land – Construction and land loans consist of loans to individuals for the construction of a primary or secondary residence and, in some cases, to real estate investors to acquire and develop land. To the extent construction loans are not made to owner-occupants of single-family homes, they are more vulnerable to changes in economic conditions. Further, the nature of these loans is such that they are more difficult to evaluate and monitor. The risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value upon completion of the project and the estimated cost, including interest, of the project.

Commercial and Industrial – Commercial and industrial loans consist of business loans to small and medium sized business in the Tampa Bay region and nationwide SBA loans. Commercial and industrial loans are generally used for working capital purposes or for acquiring equipment, inventory, or furniture. These loans are generally secured by accounts receivable, inventory, and equipment. Commercial and industrial loans are typically made based on the borrower’s ability to make repayment from the cash flow of the borrower’s business, which makes them of higher risk than residential real estate loans, and the collateral securing loans may be difficult to appraise and may fluctuate in value based on the success of the business.

Commercial and Industrial - PPP – Commercial and industrial PPP loans consist of all loans originated under the SBA 7(a) loan Paycheck Protection Program (“PPP”) pursuant to the Coronavirus Aid, Relief, and Economic Security Act’s (“CARES Act”) economic relief program and carry a 100% government guarantee. This is a new loan segment for the Company in 2020.

Consumer and Other – Consumer and other loans mainly consist of automobile, revolving credit plans, and other loans. The Bank’s consumer loans may be uncollateralized and rely on the borrower’s income for repayment.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the borrower is experiencing financial difficulty and the Company has granted an economic concession to the borrower that it would not otherwise consider are considered troubled debt restructurings (“TDRs”). In these instances, as part of a work-out alternative, the Company will make concessions including the extension of the loan term, a payment moratorium, a reduction in the interest rate, a period of interest-only payments, or a combination thereof. The impact of the TDR modifications and defaults are factored into the allowance for loan losses on a loan-by-loan basis as all TDRs are classified, by definition, as impaired loans.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Impaired commercial real estate and commercial and industrial loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the rate implicit in the original loan agreement or at the fair value of collateral if repayment is expected solely from the collateral.

Troubled debt restructurings are individually evaluated for impairment and included in the separately identified impairment disclosures. TDRs are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a TDR is considered to be a collateral dependent loan, the loan is reported, net, at the lesser of the cost basis or the fair value of the collateral. For TDRs that subsequently default, the Company determines the amount of the allowance on that loan in accordance with the accounting policy for the allowance for loan losses on loans individually identified as impaired. A TDR classification can be removed if the borrower’s financial condition improves such that the borrower is no longer in financial difficulty, the loan has not had any forgiveness of principal or interest, and the loan is subsequently refinanced or restructured at market terms and qualifies as a new loan.

Performing loans receiving COVID-19 modifications are not classified as TDRs. For additional discussion regarding loans modified due to COVID-19, see Note 3.

The general component covers performing loans that are collectively evaluated for impairment. Large groups of smaller balance homogenous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not included in the separately identified impairment disclosures. The

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

general allowance component also includes loans that are not individually identified for impairment evaluation, such as commercial loans that are evaluated but are not considered impaired. The general component is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent one to three years, depending on the segment. The actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.

These economic factors include consideration of the following: levels of, and trends in, delinquencies and impaired loans; levels of, and trends in, charge-offs and recoveries; migration of loans to the classification of special mention, substandard, or doubtful; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentration.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost, less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 15 to 40 years. Leasehold improvements are amortized using the straight-line method with useful lives ranging from 3 to 10 years based on the lesser of the useful life of the asset or the remaining expected term of the lease. Furniture, fixtures, and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 10 years.

SBA Loan Servicing Rights: When the Company sells the guaranteed portion of an SBA loan or a portion of the non-guaranteed portion of an SBA loan, the Company retains the servicing, and a servicing right asset is created. Servicing rights are initially recorded at fair value in gain (loss) on sales of loans. Fair value is based on market prices for comparable servicing contracts, when available or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to the carrying amount. Impairment is determined based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists, a reduction of the allowance may be recorded as an increase to income. Changes in valuation allowances are reported through gain (loss) on sales of loans on the Consolidated Statements of Income. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses. There was no valuation allowance recorded on SBA loan servicing rights at December 31, 2020 and 2019.

Loan servicing income, which is reported on the Consolidated Statement of Income in non-interest income, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal. The amortization of servicing rights is netted against loan servicing fee income.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Leases: The Company enters into leases in the normal course of business primarily for branch, corporate office, and loan production office locations. The Company’s leases have remaining terms ranging from month-to-month up to 10 years, some of which include renewal or termination options to extend the lease for up to 10 years. The Company’s leases do not include residual value guarantees or covenants.

The Company includes lease extension and termination options in the lease terms if, after considering relevant economic factors, it is reasonably certain the Company will exercise the option. In addition, the Company has elected to account for any non-lease components in its real estate leases as part of the associated lease component. The Company has also elected not to recognize leases with original lease terms of 12 months or less (i.e., short-term leases) on the Consolidated Balance Sheets.

Leases are classified as operating or finance leases at the lease commencement date; however, the Company has not entered into any finance leases. Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term. Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.

The Company uses its incremental borrowing rate at lease commencement to calculate the present value of lease payments when the rate implicit in a lease is not known. The Company’s incremental borrowing rate is based on the FHLB amortizing advance rate, adjusted for the lease term and other factors.

Bank Owned Life Insurance (“BOLI”): The Company, through the Bank, has purchased life insurance policies on certain key officers. BOLI is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Other Real Estate Owned (“OREO”): OREO is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are also expensed.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mortgage Banking Derivatives: In connection with the origination of mortgage loans intended for sale, the Bank enters into loan commitments for fixed rate mortgage loans, generally lasting 30 to 45 days and at market rates when initiated. Commitments to fund mortgage loans (i.e., interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are accounted for as free-standing derivatives. The fair value of the interest rate lock is recorded at the time the commitment to fund the mortgage loan is executed and is adjusted for the expected exercise of the commitment before the loan is funded.

To deliver loans to the secondary market and to moderate its interest rate risk prior to sale, the Bank typically enters into non-exchange traded mandatory delivery forward sales contracts and best efforts forward sales contracts, which are also considered derivative instruments. These contracts are entered into for amounts and terms offsetting the interest rate risk of loan commitment derivatives and loans held for sale, and both are carried at their fair value with changes included in earnings. The Bank considers the best efforts forward sales contracts that meet the net settlement requirement to be derivatives, as there are penalties to the Bank if it does not deliver the loan to the investor once the loan closes with the borrower.

Stock-Based Compensation: Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is used to estimate the fair value of stock options, while market price of the Company’s common stock at the date of grant is used for restricted stock awards.

Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. The Company’s accounting policy is to recognize forfeitures as a reversal of compensation cost expenses in the period that they occur.

Advertising: Advertising costs are expensed as incurred. These costs are included in marketing and business development expense in the Consolidated Statements of Income.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. There was no valuation allowance recognized at December 31, 2020 or 2019.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Employee 401(k) Plan: The Company has a 401(k) plan that covers substantially all employees subject to certain age and service requirements. The Company contributes 3% of eligible employees’ salary each pay period as a safe harbor contribution. The Company may also match employee contributions each year at the discretion of the Board of Directors. Employee 401(k) expense is the amount of safe harbor and employee matching contributions to the 401(k) plan.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Non-Qualified Stock Purchase Plan: During 2020, the Employee Stock Purchase Plan (the “ESPP”) was amended and restated in its entirety and was renamed the Non-Qualified Stock Purchase Plan (the “NSPP”). All employees and Directors are eligible to participate in the NSPP. Employees may purchase available shares of common stock with post-tax dollars as of the grant date at a 10% discount to the price of shares offered under the stock dividend reinvestment and other stock purchase plan (the “DRIP”), as determined by the Board of Directors, with a minimum deduction of $20 and a maximum deduction of 10% of employees’ income. Directors may purchase available shares of common stock with post-tax dollars as of the grant date at the price of shares offered under the DRIP, with no minimum deduction and a maximum deduction of the Directors’ board fees. NSPP compensation expense is recorded based on the 10% discount offered to employees and the number of shares purchased by employees.

Employee Stock Ownership Plan: The Company has an employee stock ownership plan (the “ESOP”) for eligible employees. The amount of profit-sharing contributions to the ESOP is approved by the Board of Directors, and the Company purchases shares of the Company’s common stock based on the amount of approved contributions. Profit-sharing expense is the amount of contributions to the ESOP.

Preferred Stock: The Company has issued cumulative nonconvertible Series A shares of preferred stock, on which it pays cash dividends at a rate of 9%. The Company has also issued cumulative convertible Series B shares of preferred stock, on which it pays cash dividends at a rate of 8%. The Series B shares are convertible at a ratio of liquidation value to tangible book value at the option of the shareholder. All preferred stock has liquidation preference relative to the Company’s common stock. There are $1,000,000 preferred shares authorized in total, and a specific designation of authorized shares are made to each class as they are created.

Earnings per Common Share: Basic earnings per common share is net income less preferred stock dividends (i.e., net income available to common shareholders) divided by the weighted average number of common shares outstanding during the year. Diluted earnings per common share includes the dilutive effect of vested stock options that are considered in-the-money and the dilutive effect of the potential conversion of Series B preferred stock to common stock.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount of range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank was required to meet regulatory reserve and clearing requirements. The required reserve amount at December 31, 2020 and 2019 was $0 and $654,000. Cash was also required to be pledged as collateral with a broker-dealer for trading mortgage banking derivatives. The balance of cash pledged for trading at December 31, 2020 and 2019 was $477,156 and $500,053.

Operating Segments: Operating segments as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 280, Segment Reporting, are components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. The accounting policies of operating segments are the same as those described elsewhere in this footnote. Revenue for all segments is derived from external sources. See Note 20 for further discussion of the Company’s operating segments.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition: Revenue earned on interest-earning assets is recognized based on the effective yield of the financial instrument. Revenue recognized from contracts with customers, which is accounted for under ASC 606, Revenue from Contracts with Customers, is primarily included in the Company’s non-interest income. Interest income and certain other types of non-interest income are accounted for under other applicable accounting standards.

A description of the Company’s revenue streams accounted for under ASC 606 are as follows:

Service Charges on Deposit Accounts – The Company earns fees from its deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, which include but are not limited to services such as ATM use fees, stop payment charges, statement rendering, and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. Maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance.

Debit Card Interchange Fees – The Company earns interchange fees from debit cardholder transactions through the MasterCard payment network. Interchange fees form cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder.

Gains/Losses on Sales of OREO – The Company records a gain or loss from the sale of OREO when control of the property transfers to the buyer, which generally occurs at the time of an executed deed.

Adoption of New Accounting Standards:

In March 2020, the FASB issued ASU No. 2020-03, “Codification Improvements to Financial Instruments” (“ASU 2020-03”). The amendments represent clarification and improvements to the codification and correct unintended application. This standard was effective immediately upon issuance and its adoption did not have a material effect on the Company’s consolidated financial statements.

New Accounting Standards Not Yet Adopted:

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). This new guidance was issued to replace the incurred loss model for loans and other financial assets with an expected loss model, which is referred to as the current expected credit loss (“CECL”) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (i.e., loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in certain leases recognized by a lessor. In addition, the amendments in ASU 2016-13 require credit losses on available-for-sale securities to be presented as a valuation allowance rather than as a direct write-down thereon. The amendments in this ASU are effective for the Company for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. Early adoption is permitted; however, the Company does not intend to early adopt this ASU. Management is in the process of evaluating the impact of adoption of this ASU on its Consolidated Financial Statements, processes, and controls and is not currently able to reasonably estimate the

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

impact of adoption on the Company’s consolidated financial position, results of operations, or cash flows; however, adoption is likely to lead to significant changes in accounting policies related to, and the methods employed in estimating, the allowance for loan losses. It is possible that the impact will be material to the Company’s consolidated financial position and results of operations. To date, the Company has established a CECL steering committee, is developing an implementation plan, and is implementing software that will ultimately house and maintain the CECL model.

NOTE 2 – SECURITIES

The Company held one security held-to-maturity at December 31, 2020 and 2019 which matures in August 2039. The security is a debt security to a government sponsored entity and its amortized cost was $41,286 and $43,422, the unrecognized loss was $(1,652) and $(1,831), and the fair value was $39,634 and $41,591 at December 31, 2020 and 2019.

The security was not pledged during the years ended December 31, 2020 or 2019, and there were no sales of securities during the years ended December 31, 2020 and 2019. The security has been in an unrealized loss position for over 12 months at December 31, 2020 and 2019. The unrealized loss has not been recognized into income because the issuer is of high credit quality as a government sponsored entity, management does not intend to sell and it is likely that management will not be required to sell the security prior to its anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The issuer continues to make timely principal and interest payments and the fair value is expected to recover as the bond approaches maturity.

NOTE 3 – LOANS

As described in Note 1, the Company has a new loan segment in 2020, Commercial and industrial – PPP which consists of all loans originated under the CARES Act’s economic relief program and carry a 100% government guarantee.

Loans held for investment, at amortized cost, at December 31, 2020 and 2019 were as follows:

	2020	2019
Real estate -
Residential	$64,724,177	$51,073,775
Commercial	114,883,676	75,549,609
Construction and land	15,113,689	21,602,775
Commercial and industrial	193,926,762	155,744,406
Commercial and industrial - PPP	838,846,881	—
Consumer and other	2,895,869	1,119,999

	1,230,391,054	305,090,564
Deferred loan (fees) costs, net	(5,818,399)	5,790,871
Discount on SBA 7(a) loans sold[1]	(5,417,492)	(7,288,445)
Discount on PPP loans purchased	(96,656)	—
Allowance for loan losses	(21,162,339)	(10,741,950)

Loans held for investment, at amortized cost	$1,197,896,168	$292,851,040

1	The Company allocates the retained portion of loans sold based on relative fair value of the retained portion and the sold portion, which results in a discount on the retained portion.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 – LOANS (Continued)

The following schedule presents the activity in the allowance for loan losses by loan segment for the years ended December 31, 2020 and 2019:

	2020	2019

Balance, beginning of year	$10,741,950	$6,560,189

Charge-offs:
Real estate - residential	(7,255)	—
Real estate - commercial	(427,174)	(104,231)
Commercial and industrial	(6,335,860)	(4,633,217)
Consumer and other	(98,049)	84,690

Total charge-offs	(6,868,338)	(4,822,138)

Recoveries:
Real estate - residential	—	13,502
Commercial and industrial	311,136	116,354
Consumer and other	77,591	4,813

Total recoveries	388,727	134,669

Net (charge-offs) recoveries	(6,479,611)	(4,687,469)

Provision for loan losses	16,900,000	8,869,230

Balance, end of year	$21,162,339	$10,741,950

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by loan segment and based on impairment method at December 31, 2020:

	Real Estate - Residential	Real Estate - Commercial	Real Estate - Construction and Land	Commercial and Industrial	Commercial and Industrial - PPP	Consumer and Other	Unallocated	Total
Allowance for loan losses:
Individually evaluated for impairment	$—	$161,926	$—	$947,735	$—	$—	$—	$1,109,661
Collectively evaluated for impairment	2,087,950	2,737,440	310,104	14,470,359	—	251,965	194,860	20,052,678

Total	$2,087,950	$2,899,366	$310,104	$15,418,094	$—	$251,965	$194,860	$21,162,339

Loans:
Individually evaluated for impairment	$—	$2,348,339	$—	$947,735	$—	$—	$—	$3,296,074
Collectively evaluated for impairment	64,724,177	112,535,337	15,113,689	192,979,027	838,846,881	2,895,869	—	1,227,094,980

Total	$64,724,177	$114,883,676	$15,113,689	$193,926,762	$838,846,881	$2,895,869	$—	$1,230,391,054

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 – LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by loan segment and based on impairment method at December 31, 2019:

	Real Estate - Residential	Real Estate - Commercial	Real Estate - Construction and Land	Commercial and Industrial	Consumer and Other	Unallocated	Total
Allowance for loan losses:
Individually evaluated for impairment	$—	$264,669	$—	$2,767,495	$—	$—	$3,032,164
Collectively evaluated for impairment	507,561	595,553	145,459	6,004,606	117,492	339,115	7,709,786

Total	$507,561	$860,222	$145,459	$8,772,101	$117,492	$339,115	$10,741,950

Loans:
Individually evaluated for impairment	$46,358	$1,713,274	$—	$3,160,206	$—	$—	$4,919,838
Collectively evaluated for impairment	51,027,417	73,836,335	21,602,775	152,584,200	1,119,999	—	300,170,726

Total	$51,073,775	$75,549,609	$21,602,775	$155,744,406	$1,119,999	$—	$305,090,564

The following table presents information related to impaired loans by loan segment at and for the year ended December 31, 2020:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded:
Real estate - residential	$—	$—	$—	$23,179	$—	$—
Real estate - commercial	1,699,083	1,271,909	—	945,851	48,283	36,312
Real estate - construction and land	—	—	—	—	—	—
Commercial and industrial	—	—	—	46,463	—	—
Consumer and other	—	—	—	—	—	—

Subtotal	$1,699,084	$1,271,909	$—	$1,015,493	$48,283	$36,312

With an allowance recorded:
Real estate - residential	$—	$—	$—	$—	$—	$—
Real estate - commercial	1,076,430	1,076,430	161,926	1,084,956	—	—
Real estate - construction and land	—	—	—	—	—	—
Commercial and industrial	947,735	947,735	947,735	2,007,508	—	—
Consumer and other	—	—	—	—	—	—

Subtotal	$2,024,165	$2,024,165	$1,109,661	$3,092,464	$—	$—

Total	$3,723,249	$3,296,074	$1,109,661	$4,107,957	$48,283	$36,312

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 – LOANS (Continued)

The following table presents information related to impaired loans by loan segment at and for the year ended December 31, 2019:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded:
Real estate - residential	$46,358	$46,358	$—	$85,039	$2,481	$2,481
Real estate - commercial	619,793	619,793	—	361,350	11,554	11,554
Real estate - construction and land	—	—	—	—	—	—
Commercial and industrial	92,925	92,925	—	46,463	1,681	1,681
Consumer and other	—	—	—	—	—	—

Subtotal	$759,076	$759,076	$—	$492,852	$15,716	$15,716

With an allowance recorded:
Real estate - residential	$—	$—	$—	$—	$—	$—
Real estate - commercial	1,093,481	1,093,481	264,669	1,046,359	—	—
Real estate - construction and land	—	—	—	—	—	—
Commercial and industrial	3,067,281	3,067,281	2,767,495	2,626,092	—	—
Consumer and other	—	—	—	—	—	—

Subtotal	$4,160,762	$4,160,762	$3,032,164	$3,672,451	$—	$—

Total	$4,919,838	$4,919,838	$3,032,164	$4,165,303	$15,716	$15,716

The recorded investment in loans excludes accrued interest receivable and loan origination fees, net, due to immateriality. For purposes of this disclosure the unpaid principal balance does not include the unsold guaranteed balance and is not reduced for partial charge-offs.

Non-accrual loans and loans past due over 89 days still on accrual include both smaller balance homogenous loans that are collectively evaluated for impairment and individually classified impaired loans. Impaired loans include commercial loans that are individually evaluated for impairment and deemed impaired as well as TDRs for all loan portfolio segments. The sum of non-accrual loans and loans past due over 89 days still on accrual will differ from the total impaired loan amount.

The following tables present the recorded investment in non-accrual and loans past due over 89 days still on accrual by loan segment at December 31, 2020 and 2019:

	Non-accrual		Loans Past Due Over 89 Days Still Accruing
	2020	2019	2020	2019
Real estate - residential	$—	$2,422	$573,325	$134,998
Real estate - commercial	1,805,999	1,165,268	—	—
Commercial and industrial	947,735	3,110,209	—	—
Consumer and other	—	23,775	—	—

Total	$2,753,734	$4,301,674	$573,325	$134,998

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 – LOANS (Continued)

The following table presents the aging of the recorded investment in past due loans at December 31, 2020 by loan segment:

	30-89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total Loans
Real estate - residential	$653,697	$573,325	$1,227,022	$63,497,155	$64,724,177
Real estate - commercial	954,352	1,742,737	2,697,089	112,186,587	114,883,676
Real estate - construction and land	—	—	—	15,113,689	15,113,689
Commercial and industrial	1,612,553	—	1,612,553	192,314,209	193,926,762
Commercial and industrial - PPP	—	—	—	838,846,881	838,846,881
Consumer and other	3,891	—	3,891	2,891,978	2,895,869

Loans held for investment, at amortized cost	$3,224,493	$2,316,062	$5,540,555	$1,224,850,499	$1,230,391,054

The following table presents the aging of the recorded investment in past due loans at December 31, 2019 by loan segment:

	30-89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total Loans
Real estate - residential	$255,052	$134,998	$390,050	$50,683,725	$51,073,775
Real estate - commercial	1,242,797	1,093,481	2,336,278	73,213,331	75,549,609
Real estate - construction and land	—	—	—	21,602,775	21,602,775
Commercial and industrial	1,841,333	1,772,835	3,614,168	152,130,238	155,744,406
Consumer and other	23,775	—	23,775	1,096,224	1,119,999

Loans held for investment, at amortized cost	$3,362,957	$3,001,314	$6,364,271	$298,726,293	$305,090,564

Credit Quality Indicators

Internal risk-rating grades are assigned to loans by lending, credit administration or loan review personnel, based on an analysis of the financial and collateral strength and other credit attributes underlying each loan. Management analyzes the resulting ratings, as well as other external statistics and factors such as delinquency, to track the migration performance of the portfolio balances. This analysis is performed at least annually. The Bank uses the following definitions for its risk ratings:

Pass – Loans properly approved, documented, collateralized, and performing which do not reflect an abnormal credit risk.

Special Mention – These credits constitute an undue and unwarranted credit risk, but not to a point of justifying a classification of “Substandard”. They have weaknesses that, if not checked or corrected, weaken the asset or inadequately protect the Bank.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 – LOANS (Continued)

Substandard – These loans are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful – These loans have all the weaknesses inherent in those classified as Substandard with the added characteristic that the weaknesses make collection or repayment in full, on the basis of currently known facts, conditions, and values, highly questionable and improbable.

The table below sets forth credit exposure for the loan portfolio disaggregated by loan segment based on internally assigned risk ratings at December 31, 2020:

	Pass	Special Mention	Substandard	Doubtful	Total Loans
Real estate - residential	$64,593,114	$—	$131,063	$—	$64,724,177
Real estate - commercial	112,260,358	430,814	2,192,504	—	114,883,676
Real estate - construction and land	15,113,689	—	—	—	15,113,689
Commercial and industrial	186,780,980	5,176,943	1,895,569	73,270	193,926,762
Commercial and industrial - PPP	838,846,881	—	—	—	838,846,881
Consumer and other	2,895,869	—	—	—	2,895,869

Loans held for investment, at amortized cost	$1,220,490,891	$5,607,757	$4,219,136	$73,270	$1,230,391,054

The table below sets forth credit exposure for the loan portfolio disaggregated by loan segment based on internally assigned risk ratings at December 31, 2019:

	Pass	Special Mention	Substandard	Doubtful	Total Loans
Real estate - residential	$50,422,444	$102,654	$548,677	$—	$51,073,775
Real estate - commercial	72,431,857	1,502,717	1,615,035	—	75,549,609
Real estate - construction and land	21,602,775	—	—	—	21,602,775
Commercial and industrial	148,765,623	3,835,972	2,474,225	668,586	155,744,406
Consumer and other	1,096,224	—	23,775	—	1,119,999

Loans held for investment, at amortized cost	$294,318,923	$5,441,343	$4,661,712	$668,586	$305,090,564

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 – LOANS (Continued)

Troubled Debt Restructurings

The following table presents loans classified as TDRs at December 31, 2020 and 2019:

	2020		2019
	Accruing	Nonaccruing	Accruing	Nonaccruing
Real estate - residential	$—	$—	$43,936	$—
Real estate - commercial	542,340	666,307	529,867	1,093,481
Commercial and industrial	—	—	82,095	70,381

	$542,340	$666,307	$655,898	$1,163,862

The Company has not committed to lend any additional amounts to the loans classified as TDRs at December 31, 2020 and 2019. The Company estimated $0 and $308,349 of impaired loan loss reserves for these loans at December 31, 2020 and 2019.

There were no new loans classified as TDRs during the year ended December 31, 2020. Loans classified as TDRs as of and during the year ended December 31, 2019, including how these loans were modified, are presented in the table below. The financial impact of these modifications was not material.

	Number of Loans	Type of Modification	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate - commercial	2	Payment moratorium	$1,525,109	$1,525,109
Commercial and industrial	1	Extended term	82,095	82,095

Total TDRs	3		$1,607,204	$1,607,204

During the year ended December 31, 2019, there was one commercial real estate loan of $1,093,481 classified as a TDR for which there was a payment default and the loan had been modified within the twelve months prior to default. A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 – LOANS (Continued)

The CARES Act provided several forms of economic relief designed to defray the impact of COVID-19. In April 2020, the Company began offering loan modifications to include principal and interest deferrals under the CARES Act. These deferrals are generally provided for a period of three months. After this three-month period, borrowers may apply for an additional three-month deferral period. In accordance with Section 4013 of the CARES Act or interagency guidance issued in March 2020, in the absence of intervening factors, these short-term loan modifications made on a good faith basis are not categorized as a TDR, nor are these loans placed on non-accrual (provided the loans were not past due or on non-accrual status prior to the deferral). Loan modifications related to COVID-19 as of December 31, 2020 are presented in the table below:

	Number of Loans	Outstanding Recorded Investment
Real estate - residential	11	$7,106,263
Real estate - commercial	4	1,848,917
Real estate - construction and land	2	1,423,641
Commercial and industrial	220	9,623,838

Total Loan Modifications related to COVID-19	237	$20,002,659

NOTE 4 – FAIR VALUE

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access at the measurement date.

Level 2 – Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3 – Significant unobservable inputs that reflect a Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Residential Loans Held for Sale: The Company has elected to account for residential loans held for sale at fair value. The fair value of loans held for sale is determined using either actual quoted prices for the assets (Level 1) whenever possible or quoted prices for similar assets, adjusted for specific attributes of that loan (Level 2). The gain (loss) of loans held for sale is included in mortgage banking income in the Consolidated Statements of Income.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 4 – FAIR VALUE (Continued)

SBA Loans Held for Investment, at Fair Value: The Company has elected to account for certain SBA loans held for investment at fair value. Fair value is calculated based on the present value of estimated future payments (Level 3). The valuation model uses interest rate, prepayment speed, and default rate assumptions that market participants would use in estimating future payments. Whenever available, the present value is validated against available market data.

Mortgage Banking Derivatives: Mortgage banking derivatives used in the ordinary course of business primarily consist of mandatory forward sales contracts, best efforts forward sales contracts, and interest rate lock commitments. The fair value of mandatory forward sales contracts is measured using quoted market prices (Level 1), or in some cases when quoted market prices are not available, the pricing is derived from market observable inputs that can generally be verified and do not typically involve significant judgment by the Company (Level 2). Interest rate lock commitments involve pricing derived from market observable inputs that are adjusted based on pull-through rates. Pull-through rates, which typically range between 80-85%, are an unobservable input which are the Company’s estimate of the percentage of interest rate lock commitments expected to result in closed loans (Level 3). The fair value of best efforts forward sales contracts is measured using market observable inputs that are adjusted using unobservable inputs including duration, spread, and pull-through rates (Level 3).

Impaired Loans: A loan is considered to be impaired when it is probable the Bank will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. In most cases, the Bank measures fair value based on the value of the collateral securing the loan. Collateral may be in the form of real estate and/or business or personal assets, including but not limited to equipment, inventory, and accounts receivable. The fair value of real estate collateral is determined based on third party appraisals by qualified licensed appraisers as well as internal estimates. The fair value of other business or personal assets is generally based on amounts reported on the financial statements of the customer or customer’s business. Appraised and reported values may be adjusted based on management’s historical knowledge, changes in market conditions from the time of valuation and management’s knowledge of the customer and the customer’s business. Since not all valuation inputs are observable, these nonrecurring fair value determinations are classified as Level 3. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors previously identified.

SBA Loan Servicing Rights: On a quarterly basis, SBA loan servicing rights are evaluated for impairment based upon the fair value of the rights as compared to the carrying amount. If the carrying amount exceeds fair value, impairment is recorded so that the servicing asset is carried at fair value. The fair value of SBA servicing rights is based on a valuation model that calculates the present value of estimated net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income. There were no SBA servicing rights carried at fair value at December 31, 2020 and 2019.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 4 – FAIR VALUE (Continued)

Assets and liabilities measured at fair value on a recurring basis at December 31, 2020 and 2019 are summarized below:

	Fair Value Measurements at December 31, 2020 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Financial assets
Residential loans held for sale	$21,888,440	$186,815,712	$—	$208,704,152
SBA loans held for investment, at fair value	—	—	9,263,750	9,263,750
Interest rate lock commitments	—	—	7,565,806	7,565,806
Mandatory forward contracts	—	—	—	—
Best efforts forward contracts	—	—	55,183	55,183

Financial liabilities
Interest rate lock commitments	$—	$—	$12,321	$12,321
Mandatory forward contracts	4,454,766	—	—	4,454,766

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 4 – FAIR VALUE (Continued)

	Fair Value Measurements at December 31, 2019 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Financial assets
Residential loans held for sale	$6,442,443	$69,973,550	$—	$76,415,993
SBA loans held for investment, at fair value	—	—	10,341,039	10,341,039
Interest rate lock commitments	—	—	1,080,496	1,080,496
Mandatory forward contracts	9,141	—	—	9,141
Best efforts forward contracts	—	—	17,972	17,972

Financial liabilities
Interest rate lock commitments	$—	$—	$8,148	$8,148
Mandatory forward contracts	274,102	—	—	274,102

There were no transfers between levels for assets and liabilities recorded at fair value on a recurring basis during the years ended December 31, 2020 or 2019.

Financial Instruments Recorded Using Fair Value Option

The Company has elected the fair value option for residential loans held for sale. These loans are intended for sale and the Company believes that the fair value is the best indicator of the resolution of these loans. Interest income is recorded based on the contractual term of the loan and in accordance with the Company’s policy on loans held for investment. None of these loans are 90 days or more past due or on non-accrual at December 31, 2020 and 2019.

At December 31, 2020 and 2019, the aggregate fair value, contractual balance, and gain for residential loans held for sale were as follows:

	2020	2019
Aggregate fair value	$208,704,152	$76,415,993
Contractual balance	199,974,568	73,735,830

Gain	$8,729,584	$2,680,163

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 4 – FAIR VALUE (Continued)

The total amount of gains and losses from changes in fair value included in earnings for the years ended December 31, 2020 and 2019 for residential loans held for sale were as follows:

	2020	2019
Interest income	$2,684,237	$1,758,439
Change in fair value	6,049,421	1,690,632

Total change in fair value	$8,733,658	$3,449,071

The Company also elected the fair value option for certain of its SBA loans originated and fully funded during the year ended December 31, 2018 as the Company believed that fair value was the best indicator of the resolution of those loans at that time. Depending on market conditions and liquidity needs of the Company, management determines whether it is advantageous to hold or sell SBA loans on a loan-by-loan basis. The portion of these loans guaranteed by the SBA are generally readily marketable in the secondary market and the portion of the loans that are not guaranteed are sold periodically to other third-party financial institutions. Interest income on these loans is recorded based on the contractual term of the loan and in accordance with the Company’s policy on other loans held for investment.

The aggregate fair value, contractual balance, and loss at December 31, 2020 and 2019 for SBA loans held for investment, at fair value, were as follows:

	2020	2019
Aggregate fair value	$9,263,750	$10,341,039
Contractual balance	9,265,984	10,344,625

Loss	(2,234)	(3,586)
Loan costs recognized	—	—

Net loss	$(2,234)	$(3,586)

The total amount of gains and losses from changes in fair value included in earnings for the years ended December 31, 2020 and 2019 for SBA loans held for investment, at fair value, were as follows:

	2020	2019
Interest income	$724,599	$1,050,726
Change in fair value	1,351	(994,448)

Total change in fair value	$725,950	$56,278

Changes in fair value for SBA loans held for investment, at fair value, were included in SBA fair value gain (loss) on the Consolidated Statements of Income.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 4 – FAIR VALUE (Continued)

The table below presents a reconciliation of SBA loans held for investment, at fair value, which were valued on a recurring basis and used significant unobservable inputs (Level 3) for the years ended December 31, 2020 and 2019:

SBA loans held for investment, at fair value
Balance of recurring Level 3 assets at January 1, 2019	$21,587,436

Pay-offs	(1,331,873)
Sale of guaranteed balances	(8,905,749)
Charge-offs	(14,327)
Total gains or losses during 2019	(994,448)

Balance of recurring Level 3 assets at December 31, 2019	$10,341,039

Pay-offs	(741,064)
Charge-offs	(96,839)
SBA repurchase of guaranteed balances	(240,737)
Total gains or losses during 2020	1,351

Balance of recurring Level 3 assets at December 31, 2020	$9,263,750

The Company’s valuation of SBA loans held for investment, at fair value, was supported by an analysis prepared by an independent third party and approved by management. The approach to determine fair value involved several steps: 1) Identifying each loan’s unique characteristics, including balance, payment type, term, coupon, age, and principal and interest payment; 2) Projecting these loan level characteristics for the life of each loan; and 3) Performing discounted cash flow modeling.

The following table provides information about the valuation techniques and unobservable inputs used in the valuation of SBA loans held for investment, at fair value, falling within Level 3 of the fair value hierarchy at December 31, 2020 and 2019:

	Fair Value	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
December 31, 2020
SBA loans held for investment, at fair value	$9,263,750	Discounted cash flow	Discount Rate Conditional Prepayment Rate	3.24%-6.74% (4.37%) 10.53%-10.56% (10.55%)
December 31, 2019
SBA loans held for investment, at fair value	$10,341,039	Discounted cash flow	Discount Rate Conditional Prepayment Rate	4.93%-8.43% (6.05%) 9.24%-9.99% (9.79%)

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 4 – FAIR VALUE (Continued)

The significant unobservable inputs impacting the fair value measurement of SBA loans held for investment, at fair value, include discount rates and conditional prepayment rates. Increases in discount rates or prepayment rates would result in a lower fair value measurement. Although the prepayment rate and discount rate are not directly interrelated, they generally move in opposite directions. The discount rates and conditional prepayment rates were weighted by the relative principal balance outstanding of these loans.

Assets measured at fair value on a nonrecurring basis at December 31, 2020 and 2019 are summarized below:

	Fair Value Measurements at December 31, 2020 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Impaired loans:
Real estate - commercial	—	—	1,582,612	1,582,612

	Fair Value Measurements at December 31, 2019 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Impaired loans:
Real estate - residential	$—	$—	$2,422	$2,422
Real estate - commercial	—	—	828,812	828,812
Commercial and industrial	—	—	283,916	283,916

There were two collateral-dependent commercial real estate impaired loans with fair values of $916,305 and $666,307, respectively, at December 31, 2020.

The collateral backing the loan with a fair value of $916,305 included a real estate property, comprising a cold storage building and excess land, and machinery and equipment. The market values of the building and excess land were derived using the sales comparison approach. In determining the market value of the building, comparable building sales were obtained, and various adjustments were made to these comparable sales including for location, property size, year built, and condition to derive an adjusted sale price per square foot of $145. In determining the market value of the excess land, comparable excess land sales were obtained, and various adjustments were made to these comparable sales including for location, net site size, frontage/access/visibility, and utilities/infrastructure to derive an adjusted sales price per acre of $29,827. The market value of the machinery and equipment was based on the concept of orderly liquidation value, which assumes that the machinery and equipment is sold under the constraints of an orderly liquidation sale held over a six-month period. The value of individual machinery and equipment was determined based on its age and condition, appearance, size or capacity, design, function, utility, and overall market appeal compared to market comparable data. Further, a primary factor that impacted orderly liquidation value was the cost required to disassemble, remove, and relocate the machinery and equipment, all of which was assumed to be incurred by the buyer.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 4 – FAIR VALUE (Continued)

The collateral backing the loan with a fair value of $666,307 included two hotel properties. The market values of these properties were derived using the following income capitalization approaches: discounted cash flow analysis and room revenue multiplier. The key assumptions used in the discounted cash flow analysis for both properties were a discount rate of 13%, a terminal capitalization rate of 10.25%, and sales costs of 1%. The room revenue multipliers used were 2.25 and 3.25.

The majority of impaired loans carried at fair value at December 31, 2019 were commercial and industrial loans with little to no collateral value, with items such as vehicles or equipment as the primary collateral. As such, the unobservable inputs were largely management’s judgments that the collateral values, if any, should be discounted heavily and none were typically individually material in nature. There was one collateral-dependent commercial real estate impaired loan at December 31, 2019, the market value for which was based on the adjusted liquidation value of the loan’s real estate collateral and related furniture, fixtures, and equipment. To determine the adjusted liquidation value, the sales comparison and income capitalization approaches were used to derive an initial market value, which was then discounted by 30% based on an assumed three-month marketing period, 15% to account for uncertain market conditions, potential collateral deterioration due to neglect, and an uncertain pool of potential buyers, and 10% to account for selling costs, including auction fees and commissions.

Fair Value of Financial Instruments

The carrying values and estimated fair values of financial instruments not carried at fair value, at December 31, 2020 and 2019 are as follows:

		2020		2019
	Level	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Cash and cash equivalents	1	$55,378,698	$55,378,698	$110,580,047	$110,580,047
Time deposits in banks	2	2,381,000	2,520,908	2,381,000	2,440,632
Securities held to maturity	2	41,286	39,634	43,422	41,490
Restricted equity securities, at cost	2	2,361,900	2,361,900	2,499,200	2,499,200
SBA loans held for sale	1	—	—	229,500	254,112
Loans held for investment, at amortized cost	3	1,197,896,168	1,213,967,323	292,851,040	295,300,060
Accrued interest receivable	3	7,299,759	7,299,759	2,122,505	2,122,505
SBA loan servicing rights	3	8,159,501	9,709,230	11,279,960	12,081,894
Liabilities:
Noninterest-bearing deposits	2	$62,650,336	$62,650,336	$51,025,076	$51,025,076
Interest-bearing transaction accounts	2	140,265,079	140,265,079	71,134,209	71,134,209
Savings and money market deposits	2	286,743,776	286,743,776	185,391,517	185,391,517
Time deposits	2	69,125,349	69,743,143	141,043,368	142,946,826
FHLB advances	2	—	—	10,000,000	9,963,698
Subordinated debentures	2	5,947,900	6,515,681	7,415,750	8,089,590
Notes payable	2	3,754,465	3,754,465	4,095,696	4,095,696
PPP Liquidity Facility	3	881,261,659	881,261,659	—	—
Accrued interest payable	3	1,998,657	1,998,657	220,172	220,172

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 5 – SBA LOAN SERVICING ACTIVITIES

At December 31, 2020 and 2019, the principal balance of SBA loans, excluding PPP loans, retained by the Company was $253,330,391 and $201,392,274, of which $110,196,139 and $58,447,940 represented the guaranteed portion of the loans. Loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of SBA loans serviced for others requiring recognition of a servicing asset were $524,910,042 and $604,572,106 at December 31, 2020 and 2019.

Activity for SBA loan servicing rights for the years ended December 31, 2020 and 2019 follows:

	2020	2019
Beginning of year	$11,279,960	$8,197,404
Additions	530,000	6,660,638
Amortization	(3,650,459)	(3,578,082)

End of year	$8,159,501	$11,279,960

The fair value of servicing rights was $9,709,230 and $12,081,894 at December 31, 2020 and 2019. Fair value was determined using a weighted average discount rate of 11.75% and a weighted average prepayment speed of 10.34% at December 31, 2020. Fair value was determined using a weighted average discount rate of 12.75% and a weighted average prepayment speed of 9.83% at December 31, 2019. The SBA loan servicing rights are amortized over the life of a loan on a loan-by-loan basis.

The following table presents the components of net gain on sale of SBA loans for the years ended December 31, 2020 and 2019:

	2020	2019
Gain on sale of guaranteed SBA loans	$2,087,061	$22,802,060
Loss on sale of non-guaranteed SBA loans	(70,000)	(159,853)
Costs recognized on sale of SBA loans	(894,947)	(8,799,696)
Fair value of servicing rights created	530,000	6,660,638

Gain on sale of SBA loans, net	$1,652,114	$20,503,149

NOTE 6 – PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2020 and 2019 were as follows:

	2020	2019
Land and improvements	$3,543,007	$2,672,650
Building and improvements	6,852,963	4,486,666
Leasehold improvements	1,971,938	1,930,102
Furniture, fixtures, and equipment	6,048,485	4,711,507
Fixed assets in process	4,416,931	6,159,430

	22,833,324	19,960,355
Accumulated depreciation and amortization	(4,718,724)	(3,481,436)

	$18,114,600	$16,478,919

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 6 – PREMISES AND EQUIPMENT (Continued)

Depreciation and amortization expense was $1,411,352 and $1,480,357 for the years ended December 31, 2020 and 2019.

NOTE 7 – LEASES

Lease Expense

For the years ended December 31, 2020 and 2019, the components of total lease cost and supplemental information related to operating leases were as follows:

	2020	2019
Operating lease cost	1,209,925	837,654
Short-term lease cost	669,924	315,535

Total lease cost, net	$1,879,849	$1,153,189

	2020	2019
Operating lease weighted average remaining lease term (years)	5.01	5.64
Operating lease weighted average discount rate (%)	2.07	2.76
Operating cash flows related to operating leases	$1,123,331	$794,394
Right-of-use assets obtained in exchange for new operating lease liabilities	$2,000,468	$3,679,937

Lease Obligations

At December 31, 2020, future undiscounted lease payments for operating leases with initial terms of one year or more are as follows:

2021	$1,245,272
2022	755,897
2023	605,414
2024	599,298
2025	505,392
Thereafter	682,979

Total undiscounted lease payments	4,394,252
Less: imputed interest	(469,137)

Net lease liabilities	$3,925,115

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 8 – DEPOSITS

Time deposits that met or exceeded the FDIC Insurance limit of $250,000 at December 31, 2020 and 2019 were $20,464,135 and $26,559,845.

Scheduled maturities of time deposits for the next five years, at December 31, 2020, were as follows:

2021	$28,213,186
2022	33,748,047
2023	5,764,717
2024	800,385
2025	599,014

$69,125,349

NOTE 9 – FEDERAL HOME LOAN BANK ADVANCES

The following table presents the outstanding FHLB advances at December 31, 2020 and 2019, including the balances of these advances, the maturity dates, and the interest rates, which were fixed rates. The FHLB advances outstanding at December 31, 2019 were payable at their maturity dates with a penalty upon prepayment. These advances were prepaid early in December 2020, and the prepayment penalty was $234,287. As such, there were no outstanding FHLB advances at December 31, 2020.

Maturity	Interest Rate	2020	2019

9/10/2021	1.76%	—	5,000,000
9/11/2024	1.77%	—	5,000,000

		$—	$10,000,000

FHLB advances are collateralized by residential, multifamily, and commercial real estate loans and home equity lines of credit under a blanket lien arrangement. Based on this collateral, the Company is eligible to borrow up to a total of $212,839,690 at December 31, 2020.

NOTE 10 – OTHER BORROWINGS

The Bank had $1,000,000 of Subordinated Debentures outstanding at December 31, 2019, of which $500,000 were issued in December 2014 and $500,000 were issued in September 2015. The Subordinated Debentures had a final maturity of December 31, 2029 and accrued interest at the greater of 8.75% per annum or LIBOR plus 4.95% per annum as determined two business days prior to each interest payment date. The Subordinated Debentures were redeemable after the fifth anniversary, in whole or in part, at the option of the Bank at a redemption price equal to 100% plus the applicable premium (3% within year six) together with accrued interest. The balance of Subordinated Debentures outstanding at the Bank, net of offering costs, amounted to $0 and $980,912 at December 31, 2020 and 2019. In January 2020, $500,000 of the Subordinated Debentures were redeemed at the option of the Bank, and in October 2020, the remaining $500,000 of the Subordinated Debentures were redeemed at the option of the Bank.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 10 – OTHER BORROWINGS (Continued)

In June 2016, the Company issued a total of $550,000 in Subordinated Debentures. Under these debt agreements, there is a remaining amount of $950,000 in Subordinated Debentures that may be issued by the Company. The Subordinated Debentures have final maturities of March 31, 2023 and June 30, 2023 and accrue interest at 7.50% per annum. The Debentures are redeemable, in whole or in part, at the option of the Company at a redemption price equal to 100% together with accrued interest. In October 2020, $500,000 of these Debentures were converted to Series B Preferred Stock.

In December 2018, the Company issued a $6,000,000 Subordinated Debenture that matures December 21, 2028 and is redeemable after 5 years. The Debenture carries interest at a fixed rate of 6.875% per annum for the initial 5 years of term and carries interest at a floating rate for the final 5 years of term. Under the debt agreement, the floating rate is based on a LIBOR benchmark plus 4.045% per annum; however, LIBOR will be replaced by a SOFR benchmark by December 21, 2023 and, therefore, the floating rate will be based on SOFR plus 4.045% per annum.

The balance of Subordinated Debentures outstanding at First Home Bancorp, Inc., net of offering costs, amounted to $5,947,900 and $6,434,838 at December 31, 2020 and 2019.

At December 31, 2019, the Company had a $3,000,000 term note with a financial institution maturing March 12, 2028 requiring principal and interest payments based on a ten-year amortization with interest at prime (4.75% at December 31, 2019) with a floor of 4.50%. The Company also had a $2,000,000 line of credit with the same financial institution that matured in March 2019 and was subsequently on agreed upon extensions of the maturity date pending renegotiation of both the term note and line of credit. The line of credit required quarterly interest payments at Prime with a floor of 4.50%. The combined balance of both the line of credit and note was $4,095,696 at December 31, 2019. In March 2020, the Company renegotiated the terms of the debt and combined the line of credit and term note into one amortizing note with quarterly principal and interest payments with interest at Prime (3.25% at December 31, 2020). The new note matures on March 10, 2029 and the balance of the note was $3,754,465 at December 31, 2020. The note is secured by 100% of the stock of the Bank and requires the Company to comply with certain loan covenants during the term of the line of credit and note.

In April 2020, the Company entered into the Federal Reserve Bank’s Paycheck Protection Program Liquidity Facility (“PPPLF”). Under the PPPLF, advances must be secured by pledges of loans to small businesses originated by the Company under the PPP. The PPPLF accrues interest at 0.35% per annum and matures at various dates equal to the maturity date of the PPPLF collateral pledged to secure the advance, ranging from April 14, 2022 to November 4, 2025, and will be accelerated on and to the extent of any PPP loan forgiveness reimbursement by the SBA for any PPPLF collateral or the date of purchase by the SBA from the borrower of any PPPLF collateral. On the maturity date of each advance, the Company shall repay the advance plus accrued interest. This $881,261,659 borrowing was fully advanced at December 31, 2020.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 11 – INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 2020 and 2019 was as follows:

	2020	2019
Current tax provision:	$5,087,896	$954,171
Federal	1,693,271	263,771

State	6,781,167	1,217,942

Deferred expense (benefit):
Federal	(2,902,002)	473,732
State	(804,284)	121,378

	(3,706,286)	595,110

	$3,074,881	$1,813,052

The effective tax rate differed from the federal statutory rate of 21% in 2020 and 2019 as follows:

	2020	2019
Tax based on statutory rate	$3,313,372	$1,322,426
State tax, net of federal effect	702,300	304,268
CARES Act tax benefit	(968,710)	—
Other, net	27,919	186,358

	$3,074,881	$1,813,052

Deferred tax assets and liabilities at December 31, 2020 and 2019 were due to the following:

	2020	2019
Deferred tax assets:
Allowance for loan losses	$5,363,593	$2,723,547
Deferred loan fees	3,358,449	111,557
Discount on loans sold	1,396,040	1,847,256
Operating lease liabilities	994,820	747,411
Accrued bonuses	453,999	284,371
Other	597,880	323,192

	12,164,781	6,037,334

Deferred tax liabilities:
Mortgage banking fair value adjustments	(2,860,520)	(811,591)
SBA loan servicing rights	(2,068,026)	(2,858,906)
Deferred loan costs	(1,883,777)	(1,543,517)
Right-of-use operating lease assets	(947,210)	(721,627)
Depreciation	(597,269)	—

	(8,356,802)	(5,935,641)

Net deferred tax asset	$3,807,979	$101,693

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 11 – INCOME TAXES (Continued)

At December 31, 2020 and 2019, the Company did not have any federal net operating loss carryforwards. In March 2020, the Company recognized a one-time tax benefit of $968,710 as a result of the CARES Act, which allowed for carryback of 2018 net operating loss to tax years with higher corporate tax rates.

The Company and its subsidiary file a consolidated U.S. Corporation federal income tax return which is subject to examination by taxing authorities for years 2017 and later.

NOTE 12 – STOCK-BASED COMPENSATION

The Amended and Restated 2017 Equity Inventive Plan (the “Equity Plan”) governs the Company’s restricted stock and stock options. Total compensation cost that was charged against income related to the Equity Plan was $396,717 and $351,387 for the years ended December 31, 2020 and 2019.

Restricted Stock

During the year ended December 31, 2020, the Company awarded 18,707 shares of restricted stock to Executive Officers representing a portion of their bonus which vested immediately. Of those shares awarded, 6,506 shares were used to cover the taxes on the shares vested, thus a net of 12,201 shares were issued. There was no restricted stock granted during the year ended December 31, 2019. Prior to 2019, the Company awarded shares of restricted common stock to certain officers for which compensation expense is recognized ratably over the five-year vesting period of the awards based on the fair value of the stock at issue date. The fair value of the stock was determined by the Board of Directors.

A summary of changes in the Company’s nonvested restricted shares for the year ended December 31, 2020 follows:

	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2020	17,627	$13.61
Granted	18,707	$13.33
Vested	(25,451)	$13.31
Forfeited	(6,753)	$13.37

Nonvested at December 31, 2020	4,130	$14.63

At December 31, 2020, there was $40,958 of total unrecognized compensation cost related to nonvested restricted shares granted under the Equity Plan. The cost is expected to be recognized over a weighted average period of 1.8 years. The total fair value of shares vested during the years ended December 31, 2020 and 2019 was $320,691 and $98,868.

Stock Options

The Equity Plan permits the grant of stock options to its employees and non-employee directors for up to 15% of the total number of shares of Company common stock issued and outstanding, up to 1,500,000 shares. Option awards are generally granted with an exercise price equal to the market price of the Company’s common stock at

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 12 – STOCK-BASED COMPENSATION (Continued)

the date of grant. The market price of the Company’s common stock is the price offered under the DRIP, as determined by the Board of Directors. Those option awards generally have a vesting period of 5 years for employees and 3 years for non-employee directors and have 10-year contractual terms.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on an average of historical volatilities of peer financial institutions. The expected term of options granted represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

The fair value of options granted during the years ended December 31, 2020 and 2019 were determined using the following weighted-average assumptions as of grant date:

	2020	2019
Risk-free interest rate (%)	1.70	2.50
Expected term (years)	7.50	7.50
Expected stock price volatility (%)	23.72	25.21
Dividend yield (%)	1.40	1.40

A summary of the activity in the Equity Plan for the year ended December 31, 2020 follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2020	257,220	$16.17
Granted	121,418	15.67
Exercised	—	—
Forfeited	(41,535)	15.93
Expired	(4,395)	16.24

Outstanding at December 31, 2020	332,708	$16.01	8.08	$—

Vested and exercisable at December 31, 2020	94,865	$16.55	7.69	$—

The weighted average fair value of options granted was $3.71 and $3.97 for 2020 and 2019. Total unrecognized compensation cost related to nonvested stock options granted under the Equity Plan was $646,626 at December 31, 2020. This cost is expected to be recognized over a weighted-average period of 2.70 years.

NOTE 13 – OTHER BENEFIT PLANS

The Company has established a stock dividend reinvestment and other stock purchase plan. Under the DRIP, eligible shareholders can voluntarily purchase stock with their dividend or can make additional stock purchases with a minimum purchase of $250 and a maximum purchase of $75,000 per quarter per shareholder. During the year ended December 31, 2020, 37,737 shares were purchased at an average price of $14.67 per share. During the year ended December 31, 2019, 39,977 shares were purchased at an average price of $16.03 per share.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 13 – OTHER BENEFIT PLANS (Continued)

The Company adopted an Employee Stock Purchase Plan for all employees in 2015. During 2020, the ESPP was amended and restated in its entirety and was renamed the Non-Qualified Stock Purchase Plan. All employees and Directors are eligible to participate in the NSPP. Employees may purchase available shares of common stock with post-tax dollars as of the grant date at a 10% discount to the price of shares offered under the DRIP, as determined by the Board of Directors, with a minimum deduction of $20 and a maximum deduction of 10% of employees’ income. Directors may purchase available shares of common stock with post-tax dollars as of the grant date at the price of shares offered under the DRIP, with no minimum deduction and a maximum deduction of the Directors’ board fees. Expense recognized in relation to the NSPP was $43,405 and $34,745 for the years ended December 31, 2019 and 2020.

The Company has a Salary Continuation Agreement, (the “Agreement”), with an executive officer. In accordance with the Agreement, the executive will receive an annual benefit of $25,000 for twenty years following separation of service. If early termination occurs before December 31, 2022, the executive will not receive any benefit under the Agreement. The liability recorded for the Agreement was $241,422 and $159,333 at December 31, 2020 and 2019, and the related expense was $82,089 and $56,700 for the years ended December 31, 2020 and 2019.

The Company has a 401(k) plan that covers substantially all employees subject to certain age and service requirements. The Company contributes 3% of each employee’s salary each pay period as a safe harbor contribution. The Company may also match employee contributions each year at the discretion of the Board of Directors. Expense recognized in relation to the 401(k) plan was $1,978,488 and $1,045,835 for the years ended December 31, 2020 and 2019.

In December 2018, the Company approved an Employee Stock Ownership Plan for eligible employees as of January 1, 2018. Each year, the Company’s Board of Directors approves a discretionary percentage of employees’ salaries to be contributed to the ESOP for eligible employees. For 2020 and 2019, 2% of salaries for eligible employees was approved for contribution. Expense related to the ESOP was $395,161 and $273,214 for the years ended December 31, 2020 and 2019. During the years ended December 31, 2020 and 2019, $259,767 and $222,175 was contributed to the ESOP. The amount expected to be contributed to the ESOP during the year ended December 31, 2021 is $395,161. The Company has contributed 32,700 common shares to the ESOP since its approval in December 2018.

NOTE 14 – RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates during 2020 were as follows:

2020

Balance at December 31, 2019	$6,703,846
New Loans	3,693,047
Repayments	(369,266)

Balance at December 31, 2020	$10,027,627

Deposits from principal officers, directors, and their affiliates at December 31, 2020 and 2019 were $5,773,839 and $8,989,794.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 14 – RELATED PARTY TRANSACTIONS (Continued)

The Company leases two floors of an office building from a related party of the Company. Rent payments related to these leases amounted to $408,961 and $394,394 for the years ended December 31, 2020 and 2019.

The Company entered into transactions during the normal course of business with an insurance agency that is a related party of the Company. Payments to the insurance agency amounted to $426,666 and $136,054 for the years ended December 31, 2020 and 2019.

NOTE 15 – REGULATORY MATTERS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes that the Bank met all capital adequacy requirements to which it was subject at December 31, 2020.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At December 31, 2020 and 2019, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 15 – REGULATORY MATTERS (Continued)

Actual and required capital amounts (dollars in thousands) and ratios for the Bank are presented below at December 31, 2020 and 2019:

	Actual		Required for Capital Adqequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
At December 31, 2020
Total Capital
(to Risk Weighted Assets)	$78,824	17.02%	37,056	8.00%	48,636	10.50%

Tier I Capital
(to Risk Weighted Assets)	$72,825	15.72%	27,792	6.00%	37,056	8.00%

Common Equity Tier I Capital
(to Risk Weighted Assets)	$72,825	15.72%	20,844	4.50%	30,108	6.50%

Tier I Capital
(to Average Assets)	$72,825	11.75%	24,799	4.00%	30,998	5.00%

At December 31, 2019:
Total Capital
(to Risk Weighted Assets)	$57,548	17.84%	$25,804	8.00%	$33,868	10.50%

Tier I Capital
(to Risk Weighted Assets)	$52,446	16.26%	$19,353	6.00%	$25,804	8.00%

Common Equity Tier I Capital
(to Risk Weighted Assets)	$52,446	16.26%	$14,515	4.50%	$20,966	6.50%

Tier I Capital
(to Average Assets)	$52,446	10.49%	$19,994	4.00%	$24,992	5.00%

Dividend Restrictions

Banking regulations may limit the amount of dividends that may be paid. Approval by regulatory authorities is required if the effect of dividends declared would cause the regulatory capital of the Bank to fall below specified minimum levels. Approval is also required if dividends declared exceed the net profits of the Bank for that year combined with the retained net profits for the preceding two years. In 2020, the Bank may declare dividends without regulatory approval of $18,035,398 plus an additional amount equal to net profits of the Bank for 2021 up to the date of any such dividend declaration.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 16 – MORTGAGE BANKING ACTIVITIES

The following table presents the components of residential loan fee income for the years ended December 31, 2020 and 2019:

	2020	2019
Net gain realized on sale of residential loans held for sale	$88,335,647	$28,527,955
Net change in fair value recognized on residential loans held for sale	6,049,421	1,690,632
Net change in fair value recognized on interest rate lock commitments	6,536,025	440,925
Net change in fair value recognized on mandatory forward contracts	(16,939,784)	(2,432,984)
Mortgage banking fees	8,696,580	3,049,369

Residential loan fee income	$92,677,889	$31,275,897

As part of its mortgage banking activities, the Company enters into interest rate lock commitments, which are commitments to originate loans where the interest rate on the loan is determined prior to funding and the clients have locked into that interest rate. The Company then locks in the loan and interest rate with an investor and commits to deliver the loan if settlement occurs (“best efforts”) or commits to deliver the locked loan in a binding (“mandatory”) delivery program with an investor. It is the Company’s practice to enter into forward commitments for the future delivery of residential mortgage loans when interest rate lock commitments are entered into in order to economically hedge the effect of changes in interest rates resulting from its commitments to fund the loans. Interest rate lock commitments and mandatory commitments to deliver loans to investors are considered derivatives.

At December 31, 2020 and 2019, the Company had $398,722,221 and $71,623,059 of interest rate lock commitments, $514,000,000 and $121,000,000 of mandatory forward sales contracts, and $19,802,998 and $3,995,295 of best efforts forward sales contracts. The fair value of these mortgage banking derivatives was reflected by a total derivative asset of $7,620,989 and $1,107,609 and a total derivative liability of $4,467,087 and $282,250 at December 31, 2020 and 2019, respectively. Fair values were estimated based on changes in mortgage interest rates from the date of the commitments. Changes in the fair values of these mortgage banking derivatives are included in mortgage banking income in the Consolidated Statements of Income.

The net gains (losses) relating to free-standing derivative instruments used for risk management at December 31, 2020 and 2019 are summarized below:

	2020	2019
Mandatory forward contracts	$(4,454,766)	$(264,961)
Best efforts forward contracts	55,183	17,972
Interest rate lock commitments	7,553,485	1,072,348

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 16 – MORTGAGE BANKING ACTIVITIES (Continued)

The following table reflects the amount and fair value of mortgage banking derivatives included in the Consolidated Balance Sheets at December 31, 2020 and 2019:

	2020		2019
	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in other assets:
Interest rate lock commitments	$390,676,072	$7,565,806	$68,611,844	$1,080,496
Mandatory forward contracts	—	—	12,000,000	9,141
Best efforts forward contracts	19,802,998	55,183	3,995,295	17,972

Included in other liabilities:
Interest rate lock commitments	8,046,149	12,321	3,011,215	8,148
Mandatory forward contracts	514,000,000	4,454,766	109,000,000	274,102

NOTE 17 – LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies that are used for loans are used to make such commitments, including obtaining collateral at exercise of the commitment.

The contractual amounts of financial instruments with off-balance sheet risk at December 31, 2020 and 2019 were as follows:

	2020	2019
Unfunded loan commitments	$34,867,300	$37,714,839
Unused lines of credit	34,063,309	12,610,810
Standby letters of credit	68,040	193,108

All unused lines of credit at December 31, 2020 and 2019 were variable rate lines of credit and the majority of unfunded loan commitments at December 31, 2020 and 2019 were commitments to fund variable rate loans. Unfunded loan commitments are generally entered into for periods of 90 days or less.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 18 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of First Home Bancorp, Inc. follows:

CONDENSED BALANCE SHEETS

	At December 31,
	2020	2019
Assets:
Cash on deposit with subsidiary	$2,437,527	$1,776,139
Loans held for investment, at amortized cost	63,262	71,787
Investment in subsidiary	78,409,941	60,095,411
Other assets	53,318	44,725

Total Assets	$80,964,048	$61,988,062

Liabilities:
Subordinated debentures	$5,947,900	$6,434,838
Notes payable	3,754,465	4,095,696
Accrued interest payable	8,296	24,850
Accrued expenses and other liabilities	184,486	101,015

Total liabilities	9,895,147	10,656,399

Stockholders’ equity:
Preferred stock, Series A; 10,000 shares authorized 6,395 and 7,895 shares issued and outstanding; aggregate liquidation preference of $6,395,000 and $7,895,000	6,161,000	7,661,000
Preferred stock, Series B; 20,000 shares authorized, 8,760 and 0 shares issued and outstanding; aggregate liquidation preference of $8,760,000 and $0	8,516,114	—
Common stock and additional paid-in capital; 15,000,000 shares authorized, 3,485,018 and 3,393,788 shares issued and outstanding	43,043,215	41,362,038
Unearned compensation	(40,958)	(156,116)
Retained earnings	13,389,530	2,464,741

Total stockholders’ equity	71,068,901	51,331,663

Total liabilities and stockholders’ equity	$80,964,048	$61,988,062

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 18 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	Years ended December 31
	2020	2019
Expense:
Interest expense	$596,384	$700,687
Provision for loan losses	—	19,230
Write-down of Other Real Estate Owned	—	54,976
Other expenses	397,393	526,694

Total expense	993,777	1,301,587

Loss before taxes and equity in earnings of subsidiary	(993,777)	(1,301,587)

Income tax benefits	(298,449)	(319,173)

Loss before equity in earnings of subsidiary	(695,328)	(982,414)

Equity in undistributed earnings of subsidiary	13,398,410	5,466,628

Net income	$12,703,082	$4,484,214

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 18 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31
	2020	2019
Cash flows from operating activities:
Net income	$12,703,082	$4,484,214
Adjustments to reconcile net income to net cash from operating activities -
Equity in earnings from subsidiary	(13,398,410)	(5,466,628)
Amortization of debt issuance costs	13,289	7,786
Provision for loan losses	—	19,230
Stock based compensation expense	24,000	140,681
Write-down of Other Real Estate Owned	—	54,976
Change in other assets	(8,593)	(3,585)
Change in other liabilities	66,917	1,833

Net cash from operating activities	(599,715)	(761,493)

Cash flows from investing activities:
Contributions to subsidiary	(4,500,000)	(8,650,000)
Proceeds from sale of Other Real Estate Owned	—	537,224
Loan origination and payments, net	8,525	236,325

Net cash from investing activities	(4,491,475)	(7,876,451)

Cash flows from financing activities:
Proceeds from issuance of notes payble	—	1,210,000
Payments on notes payable	(341,456)	(938,342)
Proceeds from issuance of preferred stock, net	6,516,114	4,595,000
Proceeds from sale of common stock, net	1,096,446	5,168,654
ESOP contribution	259,767	222,175
Dividends paid on common stock	(915,011)	(847,752)
Dividends paid on preferred stock	(863,282)	(462,903)

Net cash from financing activities	5,752,578	8,946,832

Net change in cash	661,388	308,888

Cash at beginning of year	1,776,139	1,467,251

Cash at end of year	$2,437,527	$1,776,139

Supplemental noncash disclosure
Conversion of subordinated debt to preferred stock, Series B	$500,000	$—

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 19 – EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31, 2020 and 2019:

	2020	2019
Basic
Net income	$12,703,082	$4,484,214
Less: Preferred stock dividends	(863,282)	(462,903)

Net income available to common shareholders	$11,839,800	$4,021,311

Weighted average common shares outstanding	3,430,716	3,171,061

Basic earnings per common share	$3.45	$1.27

Diluted:
Net income	$12,703,082	$4,484,214
Less: Preferred stock dividends	(863,282)	(462,903)
Add: Series B preferred stock dividends	186,480	—

Net income available to common shareholders	12,026,280	4,021,311

Weighted average common shares outstanding for basic earnings per common share	3,430,716	3,171,061
Add: Dilutive effects of conversion of Series B preferred stock to common stock	570,607	—
Add: Dilutive effects of assumed exercises of stock options	—	1,125

Average shares and dilutive potential common shares	4,001,323	3,172,186

Diluted earnings per common share	$3.01	$1.27

Stock options for 94,865 and 43,230 shares of common stock were not considered in computing diluted earnings per common share for the years ended December 31, 2020 and 2019 because they were antidilutive.

NOTE 20 – OPERATING SEGMENTS

The Company has two reportable segments: Banking and Residential Mortgage Lending. The Banking segment provides a variety of traditional community banking services through its full-service banking centers located in St. Petersburg, Seminole, Pinellas Park, Clearwater, Sarasota, and Tampa, Florida, as well as SBA lending services throughout the nation. The Residential Mortgage Lending segment originates residential mortgage loans primarily for sale in the secondary market with offices throughout the nation. Loans and deposits provide the revenues in the Banking segment and loan sales provide the revenues in the Residential Lending segment.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 20 – OPERATING SEGMENTS (Continued)

Segment profit and loss is measured by net income after income tax. Inter-segment transactions are recorded at cost and eliminated as part of the consolidation process. Due to the interrelationships of the various segments, the information presented is not indicative of how the segments would perform if they operated as independent entities.

Information about reportable segments and reconciliation of such information to the Consolidated Financial Statements follows (dollars in thousands):

	2020
	Residential Mortgage	Banking	Consolidated
Interest income	$2,684	$41,046	$43,730
Interest expense	1,914	8,364	10,278

Net interest income	770	32,682	33,452

Provision for loan losses	—	16,900	16,900

Residential loan fee income	92,678	—	92,678
Internal transfer for portfolio loans originated	35	(35)	—
Other non-interest income	64	4,953	5,017

Total non-interest income	92,777	4,918	97,695
Total non-interest expense	65,229	33,240	98,469

Income before income tax expense	28,318	(12,540)	15,778
Income tax expense	7,929	(4,854)	3,075

Net income	$20,389	$(7,686)	$12,703

Period-end assets	217,422	1,327,269	1,544,691

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 20 – OPERATING SEGMENTS (Continued)

	2019
	Residential Mortgage	Banking	Consolidated
Interest income	$1,758	$23,943	$25,701
Interest expense	1,231	7,036	8,267

Net interest income	527	16,907	17,434

Provision for loan losses	—	8,869	8,869

Residential loan fee income	31,276	—	31,276
Internal transfer for portfolio loans originated	172	(172)	—
Other non-interest income	8	21,840	21,848

Total non-interest income	31,456	21,668	53,124

Total non-interest expense	30,468	24,924	55,392

Income before income tax expense	1,515	4,782	6,297
Income tax expense	437	1,376	1,813

Net income	$1,078	$3,406	$4,484

Period-end assets	$78,823	$452,417	$531,240

NOTE 21 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events for recognition and disclosure through May 10, 2021, which is the date the financial statements were available to be issued.

The shareholders of First Home Bancorp, Inc., by written consent to action, approved the change of the Company’s name to BayFirst Financial Corp. effective April 28, 2021. The name of the Company’s banking subsidiary will remain as First Home Bank.

During 2021, through April 30, 2021, 4,420 shares of Series B preferred stock were converted to 276,020 shares of common stock.

Effective May 10, 2021, the Company effected a three-for-two stock split. All share amounts and per share financial data contained in these financial statements have been adjusted to reflect this split.

Supplementary Information

FIRST HOME BANCORP, INC. AND SUBSIDIARY

CONSOLIDATING STATEMENT OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2020

ASSETS

	Bank	Holding Company	Eliminations	Consolidated
Assets:
Cash and due from banks	$2,789,933	$2,437,527	$(2,437,527)	$2,789,933
Interest-bearing deposits in banks	52,588,765			52,588,765

Cash and cash equivalents	55,378,698	2,437,527	(2,437,527)	55,378,698
Time deposits in banks	2,381,000			2,381,000
Securities held to maturity	41,286			41,286
Restricted equity securities, at cost	2,361,900			2,361,900
Residential loans held for sale	208,704,152			208,704,152
SBA loans held for sale	—			—
SBA loans held for investment, at fair value	9,263,750			9,263,750
PPP loans	825,802,040			825,802,040
Loans held for investment, at amortized cost	393,193,205	63,262		393,256,467
Allowance for loan losses	(21,162,339)	—	—	(21,162,339)

Loans, net	1,197,832,906	63,262	—	1,197,896,168
Accrued interest receivable	7,299,759			7,299,759
Premises and equipment, net	18,114,600			18,114,600
SBA loan servicing rights	8,159,501			8,159,501
Investment in subsidiary	—	78,409,941	(78,409,941)	—
Deferred income taxes	3,807,979			3,807,979
Right-of-use operating lease assets	3,737,265			3,737,265
Bank Owned Life Insurance	12,183,448			12,183,448
Other assets	15,307,952	53,318		15,361,270

Total Assets	$1,544,574,196	$80,964,048	$(80,847,468)	$1,544,690,776

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Noninterest-bearing transaction accounts	$65,087,863	$—	$(2,437,527)	$62,650,336
Interest-bearing transaction accounts	140,265,079			140,265,079
Savings and money market deposits	286,743,776			286,743,776
Time deposits	69,125,349			69,125,349

Total deposits	561,222,067	—	(2,437,527)	558,784,540

Federal Home Loan Bank advances	—			—
Subordinated debentures	—	5,947,900		5,947,900
Notes payable	—	3,754,465		3,754,465
PPP Liquidity Facility	881,261,659			881,261,659
Accrued interest payable	1,990,361	8,296		1,998,657
Lease liability	3,925,115			3,925,115
Accrued expenses and other liabilities	17,765,053	184,486		17,949,539

Total liabilities	1,466,164,255	9,895,147	(2,437,527)	1,473,621,875

Stockholders’ Equity:
Preferred stock, Series A; 1,000,000 shares authorized, 6,395 and 7,895 shares issued and outstanding; aggregate liquidation preference of $6,395,000 and $7,895,000	—	6,161,000	—	6,161,000
Preferred stock, Series B; 1,000,000 shares authorized, 8,760 and 0 shares issued and outstanding; aggregate liquidation preference of $8,760,000 and $0	—	8,516,114	—	8,516,114
Common stock and additional paid-in capital; 15,000,000 shares authorized, 3,485,018 and 3,393,788 shares issued and outstanding	57,497,426	43,043,215	(57,497,426)	43,043,215
Unearned compensation	—	(40,958)	—	(40,958)
Retained earnings	20,912,515	13,389,530	(20,912,515)	13,389,530

Total stockholders’ equity	78,409,941	71,068,901	(78,409,941)	71,068,901

Total Liabilities and Stockholders’ Equity	$1,544,574,196	$80,964,048	$(80,847,468)	$1,544,690,776

See independent auditors’ report on supplementary information.

FIRST HOME BANCORP, INC. AND SUBSIDIARY

CONSOLIDATING STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2020

	Bank	Holding Company	Eliminations	Consolidated
Interest Income:
Loans, other than PPP	$23,985,726	$—	$—	$23,985,726
PPP loan interest income	5,684,938	—	—	5,684,938
PPP origination fee income	13,419,106	—	—	13,419,106
Interest-bearing deposits in banks and other	640,715	—	—	640,715

Total interest income	43,730,485	—	—	43,730,485

Interest Expense:
Deposits	7,490,180	—	—	7,490,180
PPPLF borrowings	1,968,407	—	—	1,968,407
Other	223,337	596,384	—	819,721

Total interest expense	9,681,924	596,384	—	10,278,308

Net interest income	34,048,561	(596,384)	—	33,452,177

Provision for Loan Losses	16,900,000	—	—	16,900,000

Net interest income after provision for loan losses	17,148,561	(596,384)	—	16,552,177

Non-interest Income:
Equity in earnings of subsidiary	—	13,398,410	(13,398,410)	—
Service charges and fees	932,729	—	—	932,729
Bank Owned Life Insurance income	183,448	—	—	183,448
Residential loan fee income	92,677,889	—	—	92,677,889
Gain on sale of SBA loans	1,192,114	—	—	1,192,114
SBA loan servicing right gain	530,000	—	—	530,000
Loss on sale of unguaranteed loan amounts	(70,000)	—	—	(70,000)
SBA servicing income, net	2,023,771	—	—	2,023,771
Other SBA non-interest income	225,317	—	—	225,317

Total non-interest income	97,695,268	13,398,410	(13,398,410)	97,695,268

Non-interest Expense:
Salaries and benefits	36,204,899	198,000	—	36,402,899
Bonus, commissions, and incentives	34,071,608	—	—	34,071,608
Occupancy and equipment	4,453,112	—	—	4,453,112
Data processing	4,418,398	—	—	4,418,398
Professional services	3,430,301	102,344	—	3,532,645
Marketing and business development	3,543,251	10,060	—	3,553,311
Mortgage banking expense	5,292,614	—	—	5,292,614
Regulatory assessments	443,927	—	—	443,927
Employee recruiting and development	1,768,698	—	—	1,768,698
Loan origination and collection	2,039,406	100	—	2,039,506
Other expenses	2,405,875	86,889	—	2,492,764

Total non-interest expense	98,072,089	397,393	—	98,469,482

Income Before Taxes	16,771,740	12,404,633	(13,398,410)	15,777,963
Income tax expense (benefit)	3,373,330	(298,449)	—	3,074,881

Net Income	$13,398,410	$12,703,082	$(13,398,410)	$12,703,082

See independent auditors’ report on supplementary information.

Through and including                 , 2021 (the 25th day after the effective date of registration statement of which this prospectus is a part), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

[Logo]

[                ], 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER	EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by us in connection with this registration statement and the listing of our common stock. All amounts shown are estimates except for the SEC registration fee and the listing fee.

SEC registration fee ($109.10 per million)	$11,497
Nasdaq listing fee	50,000
Printing fees and expenses	60,000
Legal fees and expenses	150,000
Accounting fees and expenses	40,000
Custodian, transfer agent, and registrar fees	10,000
Other advisors’ fees	20,000
Miscellaneous	25,000

Total	$366,497

ITEM 14. INDEMNIFICATION	OF DIRECTORS AND OFFICERS.

Under Florida law, a corporation may indemnify its directors and officers against liability if the director or officer acted in good faith and with a reasonable belief that his actions were in the best interests of the corporation, or at least not adverse to the corporation’s best interests, and, in a criminal proceeding, if the individual had no reasonable cause to believe that the conduct in question was unlawful. Under Florida law, a corporation may not indemnify an officer or director against liability in connection with a claim by or in the right of the corporation in which such officer or director was adjudged liable to the corporation or in connection with any other proceeding in which the officer or director was adjudged liable for receiving an improper personal benefit. However, a corporation may indemnify against the reasonable expenses associated with such proceeding. A corporation may not indemnify against breaches of the duty of loyalty. Florida law provides for mandatory indemnification against all reasonable expenses incurred in the successful defense of any claim made or threatened, regardless of whether such claim was by or in the right of the corporation, unless limited by the corporation’s Articles of Incorporation. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether the director or officer met the good faith and reasonable belief standards of conduct set out in the statute. Unless otherwise stated in the articles of incorporation, officers of a corporation are also entitled to the benefit of the above statutory provisions.

Consistent with Florida law, both the Company’s and the Bank’s Bylaws provide for the indemnification of our directors or officers to the fullest extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors and officers, or to persons controlling us, pursuant to our Bylaws or Florida law, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT	SALES OF UNREGISTERED SECURITIES.

Since January 1, 2019, we sold the following unregistered securities:

Common Stock

Date	Number of Shares		Proceeds	Sales Agent	Commissions	Class of Purchaser	Exemption Claimed
2019	172,784	*	$4,533,428	Skyway Capital Markets, LLC	$133,482	Accredited investors and QIBs	Rule 506(b) and Section 4(a)(2)
2021	34,365		702,228	—	—	Accredited investors and QIBs	Rule 506(b) and Section 4(a)(2)
2019- 2021	39,977		604,276	None	—	DRIP Participants	Section 3(a)(11)
2019- 2021	34,737		501,068	None	—	ESPP Participants	Rule 701
2019- 2021	6,339		106,698	None	—	ESOP Participants	Rule 701

(*)	Warrants to purchase 43,044 shares of common stock were issued with certain shares for no additional consideration.

Series A Preferred Stock

Date	Number of Shares	Proceeds	Sales Agent	Commissions	Class of Purchaser	Exemption Claimed
2019	4,760	$4,760.000	Skyway Capital Markets, LLC	$167,750	Accredited Investors and QIBs	Rule 506(b) and Section 4(a)2

Series B Convertible Preferred Stock

Date	Number of Shares	Proceeds	Sales Agent	Commissions	Class of Purchaser	Exemption Claimed
2020	6,760	$6,760,000	Skyway Capital Markets, LLC	$130,350	Accredited Investors and QIBs	Rule 506(b) and Section 4(a)2
2021	740	740,000	Skyway Capital Markets, LLC	12,000	Accredited Investors and QIBs	Rule 506(b) and Section 4(a)2

ITEM 16. EXHIBITS	AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits.

Exhibit Number	Exhibit Name

3.1	Amended and Restated Articles of Incorporation

3.2	Bylaws

3.3	Amendment to Bylaws, dated August 22, 2019

4.1	Form of common stock certificate

4.2	Form of Series A Preferred Stock certificate

4.3	Form of warrant certificate

4.4	Warrant Agreement with Continental Stock Transfer & Trust Company, dated November 14, 2019

4.5	Form of Series B Convertible Preferred Stock certificate

5.1	Opinion of Igler and Pearlman, P.A.

10.1	Employment Agreement with Anthony N. Leo, dated April 18, 2017

10.2	Salary Continuation Agreement with Anthony N. Leo, dated April 18, 2017

10.3	Amended and Restated 2017 Equity Incentive Plan

10.4	Form of Stock Option Agreement under Amended and Restated 2017 Equity Incentive Plan

10.5	Form of Restricted Stock Award Grant Notice under Amended and Restated 2017 Equity Incentive Plan

10.6	Form of Restricted Stock Unit Award Grant Notice under Amended and Restated 2017 Equity Incentive Plan

10.7	Dividend Reinvestment and Stock Purchase Plan

10.8	2015 Non-Qualified Employee Stock Purchase Plan

10.9	First Amendment to 2015 Non-Qualified Employee Stock Purchase Plan

10.10	Business Loan Agreement with First National Bankers Bank, dated March 10, 2021

10.11	Subordinated Debenture issued to U.S. Bank, N.A. FBO BUCKHEAD ONE, LTD, dated December 21, 2018

21.1	Subsidiaries of Registrant

23.1	Consent of Dixon Hughes Goodman LLP

23.2	Consent of Igler and Pearlman, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page to this registration statement)

(b)	Financial Statement Schedules.

All schedules are omitted because the required information is either not present, not present in material amounts, or is presented within the consolidated financial statements included in the prospectus that is part of this registration statement.

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act, as amended, or the Securities Act.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on May 11, 2021.

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony N. Leo and Robin L. Oliver, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the registration statement on Form S-1 of First Home Bancorp, Inc., and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ George Apostolou George Apostolou	Director	May 11, 2021

/s/ Derek S. Berset Derek S. Berset	Director	May 11, 2021

/s/ Mark S. Berset Mark S. Berset	Director	May 11, 2021

/s/ Dennis R. DeLoach, Jr. Dennis R. DeLoach, Jr.	Director	May 11, 2021

/s/ Dennis R. DeLoach, III Dennis R. DeLoach, III	Director	May 11, 2021

Alexander Harris	Director	May 11, 2021

/s/ Tarek Helal Tarek Helal	Director	May 11, 2021

/s/ Trifon Houvardas Trifon Houvardas	Director	May 11, 2021

/s/ Anthony N. Leo Anthony N. Leo	Chief Executive Officer and Director (Principal Executive Officer)	May 11, 2021

/s/ Robin L. Oliver Robin L. Oliver	Chief Financial Officer (Principal Financial and Accounting Officer)	May 11, 2021

Signature	Title	Date

/s/ Christos Politis, M.D. Christos Politis, M.D.	Director	May 11, 2021

/s/ Anthony Saravanos Anthony Saravanos	Director	May 11, 2021

/s/ Bradly W. Spoor Bradly W. Spoor	Director	May 11, 2021

/s/ Harold J. Winner Harold J. Winner	Director	May 11, 2021

/s/ Barbara Zipperian Barbara Zipperian	Director	May 11, 2021